Exhibit (a)(1)

TO THE UNITHOLDERS OF VTTI ENERGY PARTNERS LP

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Unitholder of VTTI Energy Partners LP:

We cordially invite you to attend a special meeting (the “Special Meeting”) of unitholders of VTTI Energy Partners LP, a Marshall Islands limited partnership (“MLP”), at             on         , 2017 at         (local time).

On May 8, 2017, MLP, VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of MLP (the “General Partner”), VTTI B.V., a private limited liability company organized in the Netherlands (“Parent”), VTTI MLP Partners B.V., a private limited liability company organized in the Netherlands and a direct wholly owned subsidiary of Parent (“MLP Partners”), and VTTI Merger Sub LLC, a Marshall Islands limited liability company and a direct wholly owned subsidiary of MLP Partners (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into MLP, with MLP surviving as a Marshall Islands limited partnership and as an indirect wholly owned subsidiary of Parent (the “Merger”).

If the Merger is completed, each common unit representing a limited partner interest in MLP (the “Common Units”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than Common Units held by (a) Stichting Administratiekantoor VTTI, a foundation incorporated in the Netherlands (the “Stichting”), that do not correspond to a vested depositary receipt issued to an employee, consultant or director of MLP or its affiliates (the “Unvested LTIP Units”), and (b) MLP Partners, will be converted into the right to receive $19.50 in cash (the “merger consideration”). The merger consideration will be paid without interest and reduced by any applicable tax withholding. The Unvested LTIP Units will be cancelled at the Effective Time without payment therefor. The Common Units held by MLP Partners will not be cancelled, will not be converted into the merger consideration and will remain outstanding as Common Units following the Effective Time.

The conflicts committee of the board of directors of the General Partner (the “GP Board” and such conflicts committee, the “Conflicts Committee”), consisting of three independent directors, has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and holders of Common Units other than Parent, MLP Partners and their respective affiliates (the “Unaffiliated Unitholders”), approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the GP Board and the limited partners of MLP approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the First Amended and Restated Agreement of Limited Partnership of MLP. In determining to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, to the effect that, as of the date of its opinion, the merger consideration was fair, from a financial point of view, to the Unaffiliated Unitholders. The opinion of Evercore Group L.L.C. is subject to the assumptions and qualifications set forth in that opinion.

Your vote is very important regardless of the number of Common Units you own. The Merger cannot be completed unless holders of at least a majority of the outstanding Common Units held by Unaffiliated Unitholders and holders of at least a majority of the outstanding subordinated units representing limited partner interests in MLP (“Subordinated Units”), voting as separate classes, approve the Merger Agreement and transactions contemplated thereby. Accordingly, the Unaffiliated Unitholders will be asked to consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger

(collectively, the “Merger Proposal”) and the holders of all Common Units (the “Common Unitholders”) will be asked to consider and vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”). Pursuant to the Merger Agreement, MLP Partners, which owns 100% of the Subordinated Units, has agreed to appear at the Special Meeting and either vote, in person or by proxy, or deliver a written consent to adopt and approve the Merger Proposal.

The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the GP Board recommends that the Unaffiliated Unitholders vote “FOR” the Merger Proposal and that the Common Unitholders vote “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and returning the enclosed proxy card to MLP by mail or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your Common Units are held in “street name,” you must follow the instructions provided by your broker in order to vote your Common Units. The failure to instruct your bank, brokerage firm or other nominee to vote your Common Units “FOR” approval of the Merger Proposal will have the same effect as voting “against” approval of the Merger Proposal.

More information about MLP and the Merger is contained in the accompanying proxy statement. We encourage you to read carefully the accompanying proxy statement (and the documents incorporated by reference into the accompanying proxy statement) before voting.

If you have any questions or need assistance voting your Common Units, please contact Morrow Sodali LLC, our proxy solicitor, by calling toll-free at (877) 787-9239.

Thank you in advance for your cooperation and continued support.

Sincerely,

Robert Nijst
Chief Executive Officer of VTTI Energy Partners GP LLC on behalf of VTTI Energy Partners LP

The accompanying proxy statement is dated             , 2017, and is first being mailed to Common Unitholders on or about             , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits of fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

25-27 Buckingham Palace Road

London, SW1W 0PP, United Kingdom

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON             , 2017

Notice is hereby given that VTTI Energy Partners LP will hold a special meeting of its unitholders at                 , on             , 2017, beginning at          (local time) (the “Special Meeting”), for the purpose of considering and voting on the following matters:

•	Merger Proposal: To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated May 8, 2017 (the “Merger Agreement”), by and among VTTI Energy Partners LP (“MLP”), VTTI Energy Partners GP LLC, the general partner of MLP (the “General Partner”), VTTI B.V. (“Parent”), VTTI MLP Partners B.V., a direct wholly owned subsidiary of Parent (“MLP Partners”), and VTTI Merger Sub LLC, a direct wholly owned subsidiary of MLP Partners (“Merger Sub”), a copy of which is attached as Annex A to the proxy statement accompanying this notice, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the merger of Merger Sub with and into MLP, with MLP surviving as a Marshall Islands limited partnership and as an indirect wholly owned subsidiary of Parent (the “Merger”); and

•	Adjournment Proposal: To consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

These items of business are more fully described in the accompanying proxy statement.

The conflicts committee of the board of directors of the General Partner (the “GP Board” and such conflicts committee, the “Conflicts Committee”), consisting of three independent directors, has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and holders of common units representing limited partner interests in MLP (“Common Units”) other than Parent, MLP Partners and their respective affiliates (the “Unaffiliated Unitholders”), approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the GP Board and the limited partners of MLP approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the First Amended and Restated Agreement of Limited Partnership of MLP. In determining to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, to the effect that, as of the date of its opinion, the merger consideration was fair, from a financial point of view, to MLP and the Unaffiliated Unitholders. The opinion of Evercore Group L.L.C. is subject to the assumptions and qualifications set forth in that opinion, which is included as Annex B in the attached proxy statement.

The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders and has approved the Merger Agreement and the transactions contemplated thereby. Accordingly, the GP Board recommends that Unaffiliated Unitholders vote “FOR” the Merger Proposal and that the Common Unitholders vote “FOR” the Adjournment Proposal.

Only unitholders (“Unitholders”) of record of Common Units and subordinated units representing limited partner interests in MLP (“Subordinated Units” and, together with Common Units, “Units”) as of the close of business on             , 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of Unitholders entitled to vote at the Special Meeting will be available in MLP’s offices located at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom during regular business hours for a period of ten days before the Special Meeting, and at the place of the Special Meeting during the meeting.

Adoption of the Merger Agreement and the transactions contemplated thereby is a condition to the consummation of the Merger and requires the affirmative vote of at least a majority of the outstanding Common Units that are held by the Unaffiliated Unitholders and the affirmative vote of at least a majority of the outstanding Subordinated Units, voting as separate classes. Pursuant to the Merger Agreement, MLP Partners, which owns 100% of the Subordinated Units, has agreed to appear at the Special Meeting and either vote, in person or by proxy, or deliver a written consent to approve the Merger Agreement and transactions contemplated hereby, including the Merger. Common Unitholders will also vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and transactions contemplated thereby at the time of the Special Meeting (the “Adjournment Proposal”). Therefore, your vote is very important. Your failure to vote your units will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and the transactions contemplated thereby.

You can vote your Units by completing and returning a proxy card. Most Unitholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors of VTTI Energy Partners GP LLC,

as the General Partner of VTTI Energy Partners LP,

Sincerely,

Robert Nijst
Chief Executive Officer of VTTI Energy Partners GP LLC on behalf of VTTI Energy Partners LP

, 2017
London, United Kingdom

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Proposal, the Adjournment Proposal, the Special Meeting or the accompanying proxy statement or would like additional copies of the accompanying proxy statement or need help voting your Units, please contact MLP’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue – 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Unitholders, please call toll free (877) 787-9239

VTTI.info@morrowsodali.com

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about MLP from other documents that are not included in or delivered with the proxy statement. For a more detailed discussion of the information about MLP incorporated by reference into the proxy statement, see “Where You Can Find More Information,” beginning on page 91. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone number:

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP, United Kingdom

Phone: +44 20 3772 0100

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Special Meeting. This means that Unitholders requesting documents must do so by             , 2017 in order to receive them before the Special Meeting.

ABOUT THIS DOCUMENT

This document constitutes a notice of meeting and a proxy statement with respect to the Special Meeting of Unitholders, during which Unitholders will be asked to consider and vote on, among other matters, a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated             , 2017. The information contained in this proxy statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement to the Unitholders nor the payment of the merger consideration pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, MLP encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 91 of this proxy statement.

Parties to the Merger (see page 21)

VTTI B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam, The Netherlands

+31 10 453 20 20

VTTI B.V. (“Parent”) is a fee-based, growth-oriented business formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on global scale. Parent’s assets include interests in a broad-based portfolio of terminals that are strategically located throughout the world with a combined total storage capacity of 54 million barrels including assets under construction.

VTTI MLP PARTNERS B.V.

c/o VTTI B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam, The Netherlands

+31 10 453 20 20

VTTI MLP Partners B.V. (“MLP Partners”) is a direct wholly owned subsidiary of Parent and owns, directly or indirectly, (i) 1,295,336 Common Units, (ii) 20,125,000 Subordinated Units, (iii) 100% of the general partner interests in MLP and (iv) 100% of the outstanding incentive distribution rights in MLP.

VTTI MERGER SUB LLC

555 Highway 401

Cape Canaveral, Florida 32920

VTTI Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”) is a direct wholly owned subsidiary of MLP Partners formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into MLP, with MLP surviving the Merger as an indirect wholly owned subsidiary of Parent.

VTTI ENERGY PARTNERS LP

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Phone: +44 20 3722 0100

VTTI Energy Partners LP (“MLP”) is a fee-based, publicly traded limited partnership formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on a global scale. MLP’s Common Units are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “VTTI.”

VTTI ENERGY PARTNERS GP LLC

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Phone: +44 20 3722 0100

VTTI Energy Partners GP LLC (the “General Partner”) is the general partner of MLP. Its board of directors (the “GP Board”) and executive officers manage MLP. The General Partner is wholly owned by MLP Partners.

The Merger

MLP and Parent have agreed to combine their businesses under the terms of the Merger Agreement that is described in this proxy statement. Under the terms of the Merger Agreement, a direct wholly owned subsidiary of MLP Partners will merge with and into MLP, with MLP surviving as a Marshall Islands limited partnership and as an indirect wholly owned subsidiary of Parent. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger.

Merger Consideration (see page 69)

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time and held by Unaffiliated Unitholders will be converted into the right to receive $19.50 in cash, to be paid without interest and reduced by any applicable tax withholding. The Common Units held by MLP Partners will not be cancelled, will not be converted into the merger consideration and will remain outstanding as Common Units following the Effective Time. The Unvested LTIP Units will be cancelled at the Effective Time without payment therefor. The General Partner will continue as the sole general partner of MLP and the sole record and beneficial owner of the general partner interests in MLP. Subordinated Units will not be cancelled, will not be converted into the merger consideration and will remain outstanding as Subordinated Units following the Effective Time.

Treatment of General Partner Interest (see page 69)

The general partner interest in MLP outstanding immediately prior to the Effective Time will remain outstanding, and the General Partner will continue as the sole general partner of MLP and the sole owner of the general partner interests in MLP.

Effects of the Merger (see page 26)

If the Merger is completed, (1) MLP will become an indirect wholly owned subsidiary of Parent and Unaffiliated Unitholders will no longer have an equity interest in MLP, (2) the Common Units will no longer be listed on the NYSE and (3) the registration of the Common Units with the SEC under the Exchange Act will be terminated.

The MLP Special Meeting (see page 22)

Special Meeting. The Special Meeting will be held at             , on             , 2017, at             (local time). At the Special Meeting, Unitholders will be asked to vote on the following proposals:

•	Merger Proposal: To adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby (the “Merger Proposal”); and

•	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting (the “Adjournment Proposal”).

Who Can Vote at the Special Meeting. Only Unitholders of record at the close of business on             , 2017 will be entitled to receive notice of the Special Meeting and to vote on the Adjournment Proposal at the Special Meeting. Only Unaffiliated Unitholders and holders of Subordinated Units of record at the close of business on             , 2017 will be entitled to vote, as separate classes, on the Merger Proposal. As of the close of business on the record date of             , 2017, there were          Common Units held by Unaffiliated Unitholders entitled to vote on the Merger Proposal, 20,125,000 Subordinated Units entitled to vote on the Merger Proposal and          Common Units entitled to vote on the Adjournment Proposal. Each holder of Units is entitled to one vote for each Unit owned as of the record date.

Required Vote. The affirmative vote of holders of at least a majority of the outstanding Common Units held by Unaffiliated Unitholders, voting as a class, is required to adopt and approve the Merger Agreement and Merger. As of the record date, there were              Common Units outstanding and held by Unaffiliated Unitholders. The affirmative vote of holders of at least a majority of the outstanding Subordinated Units, voting as a class, is also required to adopt and approve the Merger Agreement and the Merger. As of the record date, there were 20,125,000 Subordinated Units outstanding. Pursuant to the Merger Agreement, MLP Partners, which owns 100% of the Subordinated Units, has agreed to appear at the Special Meeting and either vote, in person or by proxy, or deliver a written consent to approve the Merger Agreement and transactions contemplated hereby, including the Merger.

The affirmative vote of holders of at least a majority of the outstanding Common Units is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting if a quorum is present at the meeting; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding Common Units entitled to vote at such meeting represented either in person or by proxy is required to approve the proposal.

Abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

The Conflicts Committee and GP Board Recommendations and Reasons for the Merger (see page 35)

The Conflicts Committee, consisting of three independent directors, has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the GP Board and the limited partners approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the Partnership Agreement.

The GP Board recommends that Unaffiliated Unitholders vote “FOR” the approval of the Merger Agreement and that Common Unitholders vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Conflicts Committee and the GP Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal.”

The Conflicts Committee and GP Board’s Approval of the Merger (see page 35)

In connection with the Merger, the GP Board established a conflicts committee consisting of three independent directors (the “Conflicts Committee”) to (i) review and evaluate the Merger for the purpose of determining whether the Merger is in the best interests of MLP and Unaffiliated Unitholders and (ii) determine whether or not to grant special approval to, and recommend that the GP Board approve, the Merger Agreement and the transactions contemplated thereby, including the Merger. The Conflicts Committee along with its financial and legal advisors conducted an extensive review and evaluation of the proposed Merger. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Conflicts Committee and the GP Board considered a number of factors in its deliberations. For a more complete discussion of these items, see “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Opinion of Financial Advisor to the Conflicts Committee (see page 39)

In connection with the proposed Merger and related transactions, Evercore Group L.L.C. (“Evercore”) delivered a written opinion, dated May 5, 2017, to the Conflicts Committee as to the fairness to the Unaffiliated Unitholders, from a financial point of view and as of the date of the opinion, of the merger consideration provided for pursuant to the terms and conditions of the Merger Agreement. The full text of Evercore’s written opinion, dated May 5, 2017, to the Conflicts Committee, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Evercore’s opinion. Evercore’s opinion was prepared at the request and for the benefit and use of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and Evercore did not express any opinion on any other terms, aspects or implications of the Merger or any related transactions. Evercore expressed no opinion as to the relative merits of the Merger or any related transactions or any other transactions or business strategies discussed by the Conflicts Committee as alternatives to the Merger or any related transactions or the decision of the Conflicts Committee to proceed with the Merger or any related transactions. Evercore’s opinion did not constitute and is not a recommendation to the Conflicts Committee as to any action taken on any aspect of the Merger, related transactions or any other matter. Evercore’s opinion also does not constitute a recommendation to any securityholder as to how such holder should vote or act with respect to the Merger, related transactions or any other matter.

Interests of the Directors and Executive Officers of the General Partner in the Merger (see page 58)

Some of the directors and executive officers of the General Partner have financial interests in the Merger that may be different from, or in addition to, those of the Common Unitholders generally. The GP Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Common Unitholders adopt the Merger Agreement and approve the Merger. These interests include the following:

•	In connection with the Merger, unvested performance-based DR Awards will accelerate and vest on a pro-rata basis immediately prior to the Effective Time.

•	The Merger Agreement provides that each vested DR Award (including each performance-based DR Award that vests in connection with the Merger) will be cancelled in exchange for the right to receive the merger consideration with respect to each Common Unit held by the Stichting that corresponds to such vested DR Award.

The General Partner’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of the General Partner in the Merger” beginning on page 58.

Conditions to the Merger (see page 66)

Parent and MLP currently expect to complete the Merger in the third quarter of 2017, subject to receipt of required Unitholder Approval and regulatory approvals and clearances and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

As more fully described in this proxy statement, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

•	the Merger Agreement and the transactions contemplated thereby must have been adopted and approved by the affirmative vote of the holders of at least a majority of the Common Units held by Unaffiliated Unitholders and the affirmative vote of at least a majority of the outstanding Subordinated Units, voting as separate classes;

•	the waiting period applicable to the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), or any other antitrust law must have been terminated or expired; and

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of MLP in the Merger Agreement shall be true and correct both when made and at and as of the date of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger;”

•	MLP and the General Partner shall have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement;

•	Parent shall have received an officer’s certificate executed by an executive officer of MLP certifying that the two preceding conditions have been satisfied; and

•	no material adverse effect having occurred since the date of the Merger Agreement.

The obligations of MLP and the General Partner to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent, MLP Partners and Merger Sub in the Merger Agreement shall be true and correct both when made and at and as of the date of the closing of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal No. 1. The Merger Agreement—Conditions to Consummation of the Merger;”

•	Parent, MLP Partners and Merger Sub shall have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	MLP shall have received an officer’s certificate executed by an executive officer of Parent certifying that the two preceding conditions have been satisfied.

Regulatory Approvals Required for the Merger (see page 62)

Consummation of the Merger is subject to the expiration or termination of a 30-day waiting period under the HSR Act. On May 22, 2017, the ultimate parent entities of Parent and MLP filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”). The parties’ request for early termination of the waiting period was granted effective May 30, 2017. See “The Merger—Regulatory Approvals and Clearances Required for the Merger.”

No Solicitation by MLP of Alternative Proposals (see page 68)

Under the Merger Agreement, MLP and the General Partner have agreed that they will not, and will cause their subsidiaries and cause their and their subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its subsidiaries, and their affiliates, relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of MLP and its subsidiaries,

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of MLP,

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of MLP, or

•	merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP or any of its subsidiaries, other than the transactions contemplated hereby and other than in the ordinary course of business.

Change in the GP Board Recommendation (see page 68)

The Merger Agreement provides that MLP and the General Partner will not, and will cause their subsidiaries to use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board that the Unaffiliated Unitholders adopt the Merger Agreement or fail to include such recommendation of the GP Board in this proxy statement.

MLP’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Subject to the satisfaction of specified conditions in the Merger Agreement described under “Proposal 1: The Merger Agreement—Change in the GP Board Recommendation,” the Conflicts Committee may, at any time prior to the adoption of the Merger Agreement by Unitholders, effect an adverse recommendation change if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law.

Termination of the Merger Agreement (see page 70)

Parent or MLP may terminate the Merger Agreement at any time prior to the Effective Time:

•	by mutual written consent;

•	by either Parent or, following authorization by the Conflicts Committee, MLP :

•	if the Merger has not occurred on or before October 31, 2017 (the “Outside Date”); provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under the Merger Agreement or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins, restrains, prevents or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate is not available to a party if such final law, injunction, judgment or rule was due to the failure of such party to perform any of its obligations under the Merger Agreement; or

•	if the Unaffiliated Unitholders and Subordinated Unitholders, voting as separate classes, do not adopt the Merger Agreement at the Special Meeting or any adjournment or postponement of such meeting; provided, however, that the right to terminate is not available to a party if such failure to adopt the Merger Agreement or adjournment or postponement was due to the action or failure to act of such party and such action or failure to act constitutes a breach by such party of the Merger Agreement;

•	by Parent:

•	if an adverse recommendation change by the GP Board shall have occurred; or

•	if there is a breach or failure to perform by MLP of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by Parent, subject to certain exceptions discussed in “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to Parent if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements covered in the Merger Agreement; or

•	by MLP if there is a breach or failure to perform by Parent, MLP Partners or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach by MLP, subject to certain exceptions discussed in “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to MLP if MLP is then in material breach of any of its representations, warranties, covenants or agreements covered in the Merger Agreement and without such termination first being authorized by the Conflicts Committee.

Fee and Expense Reimbursement (see page 63)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by MLP.

Financing of the Merger (see page 63)

At the Effective Time, Parent will have sufficient cash on hand to pay the merger consideration for each Common Unit outstanding immediately prior to the Effective Time, other than the Unvested LTIP Units held by MLP Partners.

Material United States Federal Income Tax Consequences (see page 83)

If you are a U.S. Common Unitholder, the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisors regarding the tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Material Republic of the Marshall Islands Tax Consequences (see page 86)

The following discussion is applicable only to persons who are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or our other subsidiaries will, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our common units.

It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such Unitholder.

Material United Kingdom Tax Consequences (see page 86)

Provided that (i) an Common Unitholder is not (and has not been) resident in the United Kingdom for U.K. tax purposes, (ii) does not use or hold, and is not deemed or considered to use or hold, their Common Units in the course of carrying on a trade, profession or vocation in the United Kingdom and (iii) does not have a branch or agency or permanent establishment in the United Kingdom by which such Common Units are used, held or acquired, the Merger should not have any material United Kingdom Tax Consequences for that Common Unitholder.

Material Dutch Tax Consequences (see page 86)

Any gain realized upon the exchange of common units for cash resulting from the merger agreement will not give rise to a Dutch corporate income tax, Dutch income tax or Dutch dividend withholding tax liability for the Unitholders, provided that the place of effective management of VTTI Merger Sub LLC will not be in the Netherlands for Dutch tax purposes. We have also obtained a Written Confirmation from the Dutch tax authorities confirming such tax treatment. See “Non-United States Tax Considerations—Netherlands Tax Considerations—Advance Tax Ruling and Written Confirmation”.

No Appraisal Rights (see page 64)

Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

Accounting Treatment of the Merger (see page 63)

Parent prepares its consolidated financial statements under International Financial Reporting Standards (“IFRS”) as adopted by the European Union and accounts for MLP as a consolidated subsidiary. As a result, the Merger will be accounted for as a transaction within equity of Parent in accordance with the accounting policies of Parent.

Delisting and Deregistration of Common Units (see page 64)

The Common Units are currently listed on the NYSE under the ticker symbol “VTTI.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Organizational Structure Prior to and Following the Merger

The following represents the simplified organizational structure of MLP prior to the Merger:

(1)	Includes 1,295,336 common units and 20,125,000 subordinated units held by VTTI MLP Partners B.V. and 600,720 Common Units held by Stichting in connection with the LTIP (such Common Units held by Stichting represent an approximate 1.3% limited partner interest).

The following represents the simplified organizational structure of the combined company immediately following the Effective Time:

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

General Questions and Answers

Set forth below are questions that you, as a Unitholder of MLP, may have regarding the Merger, the Adjournment Proposal and the Special Meeting, and brief answers to those questions. You are urged to read carefully this proxy statement and the other documents referred to in this proxy statement in their entirety, including the Merger Agreement, which is attached as Annex A to this proxy statement, and the documents incorporated by reference into this proxy statement, because this section may not provide all of the information that is important to you with respect to the Merger and the Special Meeting. You may obtain a list of the documents incorporated by reference into this proxy statement in the section titled “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement?

A:	MLP, General Partner, Parent, MLP Partners, and Merger Sub have agreed to a merger, pursuant to which Merger Sub will merge with and into MLP. MLP will survive as a Marshall Islands limited partnership and as an indirect wholly owned subsidiary of Parent, but MLP will cease to be a publicly traded limited partnership. In order to complete the Merger, the holders of a majority of the Common Units held by Unaffiliated Unitholders must vote to adopt and approve the Merger Agreement. MLP is holding a special meeting of its unitholders to obtain the Unitholder Approval.

In the Merger, each Common Unit held by Unaffiliated Unitholders will be converted into the right to receive $19.50 in cash, to be paid without interest and reduced by any applicable tax withholding. This document is being delivered to you as a proxy statement by which the GP Board is soliciting proxies from you to vote on the adoption of the Merger Agreement and the transactions contemplated thereby at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub will merge with and into MLP. MLP will survive as an indirect wholly owned subsidiary of Parent, but MLP will cease to be a publicly traded limited partnership. The Common Units will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	What will I receive in the Merger for my Common Units and Subordinated Units?

A:	If the Merger is completed, each Common Unit held by Unaffiliated Unitholders will be converted into the right to receive $19.50 in cash, to be paid without interest and reduced by any applicable tax withholding. Subordinated Units will not be cancelled, will not be converted into the merger consideration and will remain outstanding as Subordinated Units following the Effective Time.

Q:	How will I receive the merger consideration to which I am entitled?

A:	Promptly after the Effective Time, the paying agent will mail or provide to each holder of record of Common Units certain transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent.

Q:	What will happen to my depositary receipts and/or distribution equivalent rights?

A:

If the Merger is completed, each award of depositary receipts and distribution equivalent rights with respect to Common Units held in trust by the Stichting issued and outstanding to employees, consultants, and directors of MLP and certain of MLP’s affiliates pursuant to the VTTI Energy Partners LP 2014 Long-Term Incentive Plan (as amended, the “LTIP” and such awards, the “DR Awards”) will, to the extent not vested as of the Effective Time (after giving effect to any accelerated or pro-rata vesting or payout requirements under the applicable award agreements), lapse automatically and terminate, effective as of the Effective Time, and no consideration or remuneration will be payable to the holders thereof on account of such termination. Each DR Award, to the extent vested as of the Effective Time (after giving effect to any accelerated or pro-rata vesting or payout requirements under the applicable award agreements) (the “Vested DR Awards”), will be treated in accordance with the terms of the applicable award agreement. The Common Units held by the Stichting that correspond to Vested DR Awards will be converted into the right to receive the merger consideration at the Effective Time and the Common Units held by the Stichting that do not correspond to Vested DR Awards will be cancelled at the Effective Time without payment therefor.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted and approved by the Unaffiliated Unitholders or if the Merger is not completed for any other reason, Unaffiliated Unitholders will not receive any form of consideration for their Common Units in connection with the Merger. Instead, MLP will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE.

Q:	Will MLP continue to pay quarterly distributions for completed calendar quarters prior to the completion of the Merger?

Yes. Under the Merger Agreement, the General Partner shall declare, and cause the MLP to pay, a cash distribution to Unitholders (including the Unaffiliated Unitholders) for each completed calendar quarter ending prior to the Closing Date in an amount not less than $0.336 per Common Unit per calendar quarter. If a record date for a distribution with respect to any completed calendar quarter has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and the distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time). MLP will not pay any cash distributions to Unitholders for partially completed calendar quarters prior to the Effective Time or any distributions with respect to periods ending after the Effective Time.

Q:	What am I being asked to vote on?

A:	Unitholders are being asked to vote on the following proposals:

•	Merger Proposal: To adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby; and

•	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

The approval of the Merger Proposal by the Unaffiliated Unitholders is a condition to the obligations of MLP and Parent to complete the Merger. The approval of the Adjournment Proposal is not a condition to the obligations of MLP or Parent to complete the Merger.

Q:	Does the GP Board recommend that Unaffiliated Unitholders adopt the Merger Agreement and the transactions contemplated thereby?

A:	Yes. The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders. Therefore, the GP Board recommends that you vote “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting. See “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal” beginning on page 35 of this proxy statement. In considering the recommendation of the GP Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that directors and executive officers of the General Partner have interests in the Merger that may be different from, or in addition to, your interests as a unitholder of MLP. You should consider these interests in voting on this proposal. These different interests are described under “The Merger—Interests of the Directors and Executive Officers of the General Partner in the Merger” beginning on page 58 of this proxy statement.

Q:	What Unitholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the MLP proposals:

•	Merger Proposal. The affirmative vote of holders of at least a majority of the outstanding Common Units held by Unaffiliated Unitholders and the affirmative vote of holders of at least a majority of the outstanding Subordinated Units, voting as separate classes (such approval, “Unitholder Approval”). Abstentions and unvoted Units will have the same effect as votes “AGAINST” the proposal.

•	Adjournment Proposal. If a quorum is present at the Special Meeting, the affirmative vote of holders of at least a majority of the outstanding Common Units; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the outstanding Common Units entitled to vote at such meeting represented either in person or by proxy, will be required to approve the proposal. Abstentions and unvoted Common Units will have the same effect as votes “AGAINST” the proposal.

Q:	How does MLP Partners intend to vote?

A:	As of the close of business on , 2017, the record date for the Special Meeting, MLP Partners owned 20,125,000 Subordinated Units, representing 100% of the outstanding Subordinated Units entitled to vote at the Special Meeting.

Pursuant to the Merger Agreement, MLP Partners has agreed to appear at the Special Meeting and either vote, in person or by proxy, all of its Subordinated Units in favor of the Merger Agreement and transactions contemplated hereby, including the Merger, or to deliver a written consent to the same effect.

Q:	What constitutes a quorum for the Special Meeting?

A:	At least a majority of the outstanding Common Units and a majority of the outstanding Subordinated Units must be represented in person or by proxy at the Special Meeting in order to constitute a quorum. Pursuant to the Merger Agreement, MLP Partners has agreed to appear at the Special Meeting for quorum purposes.

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to Unitholders on or about , 2017. Only one proxy statement will be delivered to multiple Common Unitholders sharing an address, unless MLP has received contrary instructions from one or more of the Common Unitholders.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	MLP has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. Morrow Sodali LLC will be paid approximately $10,000, plus out-of-pocket expenses not to exceed $5,000, by MLP for these and other advisory services in connection with the Special Meeting. In addition, MLP has agreed to reimburse Morrow Sodali LLC for certain fees and expenses and will also indemnify Morrow Sodali LLC, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses.

Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at , on , 2017, at (local time).

Q:	How do I vote my Common Units at the Special Meeting?

A:	There are four ways you may cast your vote. You may vote:

•	In Person. If you are a unitholder of record, you may vote in person at the Special Meeting. Common Units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote Common Units;

•	Via the Internet. You may vote electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee);

•	By Telephone. You may vote by using the toll-free telephone number listed on the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee); or

•	By Mail. You may vote by filling out, signing and dating the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the Special Meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

If your Common Units are held by a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from the broker, bank or other nominee that you must follow in order to have your Common Units voted. Please review such instructions to determine whether you will be able to vote via the Internet or by telephone. The deadline for voting Common Units by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on                 , 2017 (the “telephone/internet deadline”). The failure to instruct your bank, brokerage firm or other nominee to vote your Common

Units “FOR” approval of the Merger Proposal will have the same effect as voting “AGAINST” approval of the Merger Proposal.

Q:	Where can I find the voting results of the Special Meeting?

A:	The preliminary voting results are expected to be announced at the Special Meeting. In addition, promptly following the conclusion of the Special Meeting, MLP intends to furnish the final voting results with the SEC on a Current Report on Form 6-K.

Q:	If my Common Units are held in “street name” by my broker, will my broker automatically vote my Common Units for me?

A:	No. If your Common Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Common Units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for Unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Common Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker can register your Common Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

Q:	How will my Common Units be represented at the Special Meeting?

A:	If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your Common Units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your Common Units, your proxy will be voted as the GP Board recommends, which is:

•	Merger Proposal: “FOR” the adoption and approval of the Merger Agreement and the transactions contemplated thereby; and

•	Adjournment Proposal: “FOR” the approval of the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting.

Q:	Who may attend the Special Meeting?

A:	Unitholders (or their authorized representatives) and MLP’s invited guests may attend the Special Meeting. All attendees at the Special Meeting should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Is my vote important?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the Special Meeting, it will be more difficult for MLP to obtain the necessary quorum to hold the Special Meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement and the transactions contemplated thereby. If you hold your Common Units through a broker or other nominee, your broker or other nominee will not be able to cast a vote on such adoption and approval without instructions from you. The GP Board recommends that Unaffiliated Unitholders vote “FOR” the Merger Proposal.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the telephone/internet deadline or before the polls close at the Special Meeting by:

•	sending a written notice, no later than the telephone/internet deadline, to VTTI Energy Partners LP, 25-27 Buckingham Palace Road, London SW1W 0PP, United Kingdom, Attention: Corporate Secretary, that bears a date later than the date of this proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Common Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:	What happens if I sell my Common Units after the record date but before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your Common Units after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will not have the right to receive the merger consideration to be received by MLP’s Common Unitholders in the Merger. In order to receive the merger consideration, you must hold your Common Units up to the completion of the Merger.

Q:	What does it mean if I receive more than one proxy card or vote instruction card?

A:	Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with MLP’s transfer agent or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your Units are voted. Each proxy card or vote instruction card represents a distinct number of Units, and it is the only means by which those particular Units may be voted by proxy.

Q:	Am I entitled to appraisal rights if I vote against the adoption and approval of the Merger Agreement?

A:	No. Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the First Amended and Restated Agreement of Limited Partnership of MLP (the “Partnership Agreement”).

Q:	Is completion of the Merger subject to any conditions?

A:	Yes. In addition to the receipt of Unitholder Approval, completion of the Merger requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement.

Q:	When do you expect to complete the Merger?

A:	MLP and Parent are working towards completing the Merger promptly. MLP and Parent currently expect to complete the Merger in the third quarter of 2017, subject to receipt of Unitholder approval, regulatory approvals and clearances and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	What are the material U.S. federal income tax consequences of the Merger to the Common Unitholders?

A:	If you are a U.S. Common Unitholder, the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What are the material Republic of the Marshall Islands tax consequences of the Merger to the Common Unitholders?

A:	Because we and our subsidiaries do not, and we do not expect that we or our subsidiaries will, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our common units.

It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such Unitholder.

Q:	Are there any material United Kingdom tax consequences of the Merger to the Common Unitholders?

A:	Provided that you (i) are not (and have not been) resident in the United Kingdom for U.K. tax purposes, (ii) do not use or hold, and are not deemed or considered to use or hold, your Common Units in the course of carrying on a trade, profession or vocation in the United Kingdom and (iii) do not have a branch or agency or permanent establishment in the United Kingdom by which such Common Units are used, held or acquired, the Merger should not have any material United Kingdom Tax Consequences for you.

Q:	What are the material Dutch tax consequences of the Merger to the Common Unitholders?

A:	Any gain realized upon the exchange of common units for cash resulting from the merger agreement will not give rise to a Dutch corporate income tax, Dutch income tax or Dutch dividend withholding tax liability for the Unitholders, provided that the place of effective management of VTTI Merger Sub LLC will not be in the Netherlands for Dutch tax purposes. We have also obtained a Written Confirmation from the Dutch tax authorities confirming such tax treatment. See “Non-United States Tax Considerations—Netherlands Tax Considerations—Advance Tax Ruling and Written Confirmation”.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Then, please vote your Units in accordance with the instructions described above.

If you hold Common Units through a broker or other nominee, please instruct your broker or nominee to vote your Common Units by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my evidence of ownership now?

A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Units for the merger consideration. If your Common Units are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” units in exchange for the merger consideration.

Q:	Who should I call with questions?

A:	Unitholders should call Morrow Sodali LLC, MLP’s proxy solicitor, with any questions about the Merger or the Special Meeting, or to obtain additional copies of this proxy statement, proxy cards or voting instruction forms. The proxy solicitor’s contact information can be found on page 25.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement includes certain forward-looking statements regarding, among other things, MLP’s plans, strategies and prospects, both business and financial.

Statements included in or incorporated by reference into this proxy statement that are not historical facts, including statements about the beliefs and expectations of the GP Board or the management of MLP, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All forward-looking statements speak only as of the date of this proxy statement or the date of such other filing, as the case may be. Although MLP believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. MLP’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond MLP’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement; the inability to complete the Merger due to the failure to obtain Unitholder Approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; risks related to disruption of management’s attention from MLP’s ongoing business operations due to the Merger; the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; MLP’s ability to renew or extend terminalling services agreements; operational hazards and unforeseen interruptions, including interruptions from terrorist attacks, hurricanes, floods or severe storms; competitive conditions in MLP’s industry; actions taken by third-party operators, processors and transporters; the demand for refined petroleum products and crude oil services; MLP’s ability to successfully implement its business plan; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses, acts of war and terrorism and other matters beyond MLP’s control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in MLP’s treatment as a partnership for U.S. federal or state income tax purposes; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the Merger.

MLP cautions that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on MLP’s performance or achievements prior to the Merger. Discussions of some of these other important factors and assumptions can be found in MLP’s Annual Report on Form 20-F filed with the SEC for the fiscal year ended December 31, 2016, as amended, and MLP’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this proxy statement are expressly qualified in their entirety by such cautionary statements.

PARTIES TO THE MERGER

VTTI B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam, The Netherlands

Phone: +31 10 453 20 20

Parent is a fee-based, growth-oriented business formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on global scale. Parent’s assets include interests in a broad-based portfolio of terminals that are strategically located throughout the world with a combined total storage capacity of 54 million barrels including assets under construction.

VTTI MLP Partners B.V.

c/o VTTI B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam, The Netherlands

Phone: +31 10 453 20 20

MLP Partners is a wholly-owned subsidiary of VTTI and owns, directly or indirectly, (i) 1,295,336 Common Units, (ii) 20,125,000 Subordinated Units, (iii) 100% of the general partner interests in MLP and (iv) 100% of the outstanding incentive distribution rights in MLP.

VTTI Merger Sub LLC

555 Highway 401

Cape Canaveral, Florida 32920

Merger Sub, a Marshall Islands limited liability company, is a direct wholly owned subsidiary of MLP Partners formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into MLP, with MLP surviving the Merger as an indirect wholly owned subsidiary of Parent.

VTTI Energy Partners LP

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Phone: +44 20 3722 0100

MLP is a fee-based, publicly traded limited partnership formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on a global scale. MLP’s common units are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “VTTI.”

VTTI Energy Partners GP LLC

25-27 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Phone: +44 20 3722 0100

The General Partner is the general partner of MLP. The GP Board and executive officers manage MLP. The General Partner is wholly owned by MLP Partners.

THE MLP SPECIAL UNITHOLDER MEETING

MLP is providing this proxy statement to its Unitholders in connection with the solicitation of proxies to be voted at the Special Meeting of Unitholders that MLP has called for, among other things, the purpose of holding a vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby and at any adjournment or postponement thereof. This proxy statement is first being mailed to Unitholders on or about             , 2017 and provides Unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting of Unitholders.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held at             , on             , 2017,                  at          (local time).

Matters to be Considered at the Special Meeting

At the Special Meeting, Unitholders will be asked to consider and vote on the following proposals:

•	Merger Proposal. To adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby; and

•	Adjournment Proposal. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

Recommendation of the GP Board

The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of MLP and the Unaffiliated Unitholders and has approved the Merger Agreement and the transactions contemplated thereby. The GP Board recommends that the Unaffiliated Unitholders vote “FOR” the Merger Proposal and that Common Unitholders vote “FOR” the Adjournment Proposal.

In considering the recommendation of the GP Board with respect to the Merger Agreement and the transactions contemplated thereby, you should be aware that some of the General Partner’s directors and executive officers may have interests that are different from, or in addition to, the interests of Common Unitholders more generally. See “The Merger—Interests of the Directors and Executive Officers of the General Partner in the Merger.”

Who Can Vote at the Special Meeting

The record date for the Special Meeting is                 , 2017. Only Unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the meeting.

As of the close of business on the record date of                 , 2017, there were                 Common Units held by Unaffiliated Unitholders and 20,125,000 Subordinated Units outstanding and entitled to vote, as separate classes, at the Special Meeting. Each holder of Common Units or Subordinated Units entitled to vote at the Special Meeting may cast one vote for each Common Unit or Subordinated Unit that such holder owned on the close of business on the record date.

A complete list of Unitholders entitled to vote at the Special Meeting will be available for inspection at the principal place of business of MLP during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

Quorum

A quorum of Unitholders represented in person or by proxy at the Special Meeting is required to vote on adoption of the Merger Agreement at the Special Meeting, but not to vote on approval of any adjournment of the meeting. At least a majority of the outstanding Common Units and at least a majority of the outstanding Subordinated Units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions and broker non-votes will be considered to be present at the meeting for purposes of determining whether a quorum is present at the Special Meeting. Pursuant to the Merger Agreement, MLP Partners has agreed to appear at the Special Meeting for quorum purposes.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the outstanding Common Units held by Unaffiliated Unitholders is required to adopt and approve the Merger Agreement and Merger. As of the record date, there were              Common Units held by Unaffiliated Unitholders outstanding. The affirmative vote of holders of at least a majority of the outstanding Subordinated Units, voting as a class, is also required to approve and adopt the Merger Agreement and the Merger. As of the record date, there were 20,125,000 Subordinated Units outstanding. Pursuant to the Merger Agreement, MLP Partners, which owns 100% of the Subordinated Units, has agreed to appear at the Special Meeting and either vote, in person or by proxy, or deliver a written consent to approve and adopt the Merger Agreement and transactions contemplated hereby, including the Merger.

The affirmative vote of holders of at least a majority of the outstanding Common Units is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting if a quorum is present at the meeting; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding Common Units entitled to vote at such meeting represented either in person or by proxy is required to approve the proposal.

Abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

Unit Ownership of MLP Partners and the Stichting

At the close of business on the record date for the Special Meeting, MLP Partners owned 1,896,056 Common Units and the Stichting owned 600,720 Common Units, which represent approximately 5.0% and 2.3% of the outstanding Common Units, respectively. MLP Partners additionally owned 20,125,000 Subordinated Units, representing 100% of the Subordinated Units outstanding.

Voting of Units by Holders of Record

If you are entitled to vote at the Special Meeting and hold your Units in your own name, you can submit a proxy or vote in person by completing a ballot at the Special Meeting. However, MLP encourages you to submit a proxy before the Special Meeting even if you plan to attend the Special Meeting in order to ensure that your

Units are voted. A proxy is a legal designation of another person to vote your Units on your behalf. If you hold units in your own name, you may submit a proxy for your Units by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a Unitholder submits a proxy by telephone or through the Internet, his proxy is recorded immediately. MLP encourages its Unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All Units represented by each properly executed and valid proxy received before the Special Meeting will be voted in accordance with the instructions given on the proxy. If a Unitholder executes a proxy card without giving instructions, the Units represented by that proxy card will be voted as the GP Board recommends. The GP Board recommends that Unaffiliated Unitholders vote “FOR” the Merger Proposal and that Common Unitholders vote “FOR” the Adjournment Proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m. (local time), on             , 2017.

Voting of Units Held in Street Name

If your Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker or other nominee can register your Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote your Units on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote of a Unit will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

If you hold Units through a broker or other nominee and wish to vote your units in person at the Special Meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the Special Meeting. If you are a unitholder of record, you can do this by:

•	sending a written notice, no later than the telephone/internet deadline, to VTTI Energy Partners LP at 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom, Attention: Corporate Secretary, that bears a date later than the date of this proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the GP Board to be voted at the Special Meeting. Under the Merger Agreement, Parent and MLP agreed to each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of Unitholder Approval. MLP has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the meeting and MLP estimates it will pay Morrow Sodali LLC a fee of approximately $10,000, plus out-of-pocket expenses not to exceed $5,000, for these services. MLP has also agreed to reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Morrow Sodali LLC against certain losses, costs and expenses. In addition, MLP may reimburse brokerage firms and other persons representing beneficial owners of Units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the General Partner’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

A letter of transmittal and instructions for the surrender of Units will be mailed to holders of such Units shortly after the completion of the Merger.

No Other Business

Under the Partnership Agreement, the business to be conducted at the Special Meeting will be limited to the purposes stated in the notice to Unitholders provided with this proxy statement.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve an adjournment if a quorum is present, holders of at least a majority of the outstanding Common Units must vote in favor of the proposal. To approve an adjournment if a quorum is not present, holders of at least a majority of the outstanding Common Units entitled to vote at such meeting that are represented either in person or by proxy at such meeting must vote in favor of the proposal. MLP is not required to notify holders of Common Units of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, MLP may transact any business that it might have transacted at the original Special Meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by holders of Common Units for use at the original Special Meeting will be used at any adjournment or postponement of the meeting. References to the Special Meeting in this proxy statement are to such Special Meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC toll-free at (877) 787-9239 (banks and brokers call collect at (203) 658-9400).

SPECIAL FACTORS

This section of the proxy statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated herein by reference, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto. In addition, important business and financial information about MLP is included in or incorporated into this proxy statement by reference. See “Where You Can Find More Information.”

Effect of the Merger and the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the Republic of the Marshall Islands, the Merger Agreement provides for the merger of MLP with Merger Sub. MLP, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, MLP will survive as an indirect wholly owned entity of Parent. After the completion of the Merger, the certificate of limited partnership of MLP in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time and held by Unaffiliated Unitholders will be converted into the right to receive $19.50 in cash, to be paid without interest and reduced by any applicable tax withholding.

Each DR Award will, to the extent not vested as of the Effective Time (after giving effect to any accelerated or pro-rata vesting or payout requirements under the applicable award agreements), lapse automatically and terminate, effective as of the Effective Time, and no consideration or remuneration will be payable to the holders thereof on account of such termination. Each Vested DR Award will be treated in accordance with the terms of the applicable award agreement. The Common Units held by the Stichting that correspond to Vested DR Awards will be converted into the right to receive the merger consideration at the Effective Time and the Common Units held by the Stichting that do not correspond to Vested DR Awards will be cancelled at the Effective Time without payment therefor.

MLP’s net book value (calculated as total assets minus total liabilities) as of December 31, 2016 was approximately $605.9 million, and MLP’s net earnings for the fiscal year ended December 31, 2016 was $72.6 million. Parent and its affiliates beneficially own approximately 47.5% of MLP’s outstanding voting securities and a 49% indirect interest in VTTI MLP BV, an indirect subsidiary of MLP, representing an effective ownership of 71.2% of MLP’s net book value ($405.4 million) and net income attributable to VTTI’s total interests ($54.1 million) (SK Terminal B.V. and Fujairah Petroleum Co. have non-controlling minority interests in MLP’s Rotterdam and Fujairah terminals, respectively). If the Merger is consummated, Parent and its affiliates’ aggregate interest in MLP’s net book value will increase to approximately 94.0% and net earnings will increase to approximately 92.7% (SK Terminal B.V. and Fujairah Petroleum Co. will maintain their non-controlling minority interests). Accordingly, if the Merger is consummated, Parent and its affiliates’ aggregate interest in MLP’s net book value and net earnings will increase to approximately $569.4 million and $67.3 million, respectively (based on MLP’s December 31, 2016 financial data), and Parent and each affiliate will have an indirect interest in MLP’s net book value and net income attributable to owners in proportion to such entity’s ownership interest in MLP. Parent and its affiliates will also be entitled to any future increase in MLP’s value and all income generated by MLP’s operations going forward.

As of the Effective Time, the general partner interest in MLP outstanding immediately prior to the Effective Time shall remain outstanding in the surviving entity and the General Partner shall continue as the sole general partner of the surviving entity and the sole record and beneficial owner of the general partnership interest in the surviving entity. See the section entitled “Proposal No. 1. The Merger Agreement” for further information.

Background of the Merger

Parent, the General Partner and their respective boards and management teams regularly review operational and strategic opportunities to maximize value for their respective investors. In connection with these reviews, Parent, the General Partner and their respective boards and management teams from time to time evaluate potential transactions that would further their respective strategic objectives.

On August 6, 2014, MLP completed its initial public offering (“IPO”) of approximately 20.1 million Common Units. At the time of the IPO, MLP’s initial assets consisted of a 36.0% economic interest and a 51.0% voting interest in VTTI MLP B.V. and its subsidiaries (“VTTI Operating”), which owned a portfolio of six terminals with 396 tanks and 35.5 million barrels of refined petroleum product and crude oil storage capacity located in Europe, the Middle East, Asia, and North America. The remaining 64.0% economic interest and 49.0% voting interest of VTTI Operating was owned indirectly by Parent. MLP’s network of terminal facilities represented one of the largest independent portfolios of refined petroleum product and crude oil terminaling assets in the world when measured by total storage capacity. At the time of the IPO, Parent was owned indirectly by Vitol Holding B.V. (“Vitol”) and MISC Berhad, a company incorporated in Malaysia (“MISC”).

On July 1, 2015, MLP acquired an additional 6.6% economic interest in VTTI Operating from VTTI MLP Partners B.V. (“MLP Partners”) for cash consideration of $75 million. The acquisition was financed by a loan from Parent for the full amount of the cash consideration. Following the acquisition, MLP indirectly owned a total economic interest of 42.6% and a 51.0% indirect voting interest in VTTI Operating.

On November 19, 2015, MISC sold its 50% indirect interest in Parent to an indirect subsidiary of Vitol.

On August 12, 2016, MLP sold 5,250,000 Common Units in a public offering for approximately $100.3 million of proceeds (before offering expenses payable by MLP). As part of the public offering, MLP Partners purchased 1,295,336 Common Units from the underwriters at $19.30 per Common Unit, which was the price per Common Unit paid by the public in the initial distribution by the underwriters.

On September 1, 2016, MLP acquired an additional 8.4% economic interest in VTTI Operating from MLP Partners for cash consideration of $96.2 million. Following the acquisition, MLP indirectly owned a total economic interest of 51.0% and a 51.0% indirect voting interest in VTTI Operating.

On eight different occasions between the closing of the IPO and the end of 2016, MLP increased its quarterly distributions to common unitholders, from $0.2625 for the quarter ended December 31, 2014 (the first full quarter after the IPO) to $0.3360 for the quarter ended December 31, 2016.

On January 4, 2017, Buckeye Partners, L.P. (“Buckeye”) acquired a 50% indirect equity interest in the holding company of Parent.

On January 6, 2017, representatives of Buckeye and Vitol met with representatives of Latham & Watkins LLP (“Latham & Watkins”) regarding strategic alternatives for MLP. Despite two drop down transactions and eight distribution increases since the IPO, by early January 2017, Parent had begun evaluating strategic alternatives for MLP due to several factors, including:

•	the Common Units had performed below Parent’s expectations even after considering improvements in commodity prices and investor sentiment in the broader market since early 2016; and

•	given the trading levels of the Common Units, the resulting increased cost of capital and the liquidity challenges associated with MLP’s relatively small public float and other factors, Parent believed that further drop downs of additional assets or economic interests in VTTI Operating, the holding company for MLP’s operating subsidiaries, would not be financially attractive for either Parent or MLP.

On February 2, 2017, an entity owned by IFM Global Infrastructure Fund (“IFM”) acquired an indirect 25% non-controlling interest in Parent from an affiliate of Vitol (Vitol maintained voting control of that 50% interest in Parent). After the transaction, Buckeye indirectly owned (and had voting control over) 50% of Parent, Vitol indirectly owned 25% of Parent and IFM indirectly owned 25% of Parent.

Parent engaged J.P. Morgan Limited (“J.P. Morgan”) to evaluate various strategic alternatives regarding MLP effective as of February 7, 2017.

On February 9, 2017, J.P. Morgan held an introductory call with representatives of Buckeye and Vitol. During this call, the participants discussed, among other things, the members of J.P. Morgan who would be available to work on any potential transaction, potential roles and responsibilities of the parties to any potential transaction, an indicative work plan and timeline for a potential transaction, a high-level overview of precedent transactions, diligence considerations and other issues.

During the month of February 2017, representatives of Vitol, Buckeye and IFM engaged with representatives of J.P. Morgan and Latham & Watkins regarding the structure, timing, financial parameters and legal documentation for a potential transaction.

On February 28, 2017, the Supervisory Board, together with representatives of Vitol, Buckeye and IFM, informed Parent’s management, including Mr. Rob Nijst (the chief executive officer of the General Partner and of Parent) and Mr. Rob Abbott (the chief financial officer of the General Partner and of Parent), of the likelihood of a proposal from Parent to the GP Board in the very near future, as well as events and considerations leading to this point.

On March 2, 2017, Parent convened a telephonic meeting of the Supervisory Board to discuss a proposal for Parent to acquire all of the outstanding Common Units not owned by MLP Partners. Representatives of Parent’s management, J.P. Morgan and Latham & Watkins participated in the meeting. During the meeting, J.P. Morgan provided a preliminary financial analysis with regards to the potential acquisition of the outstanding Common Units of MLP not owned by MLP Partners and provided a financial analysis of MLP, discussed elsewhere in this proxy statement, based on public trading multiples, discounted cash flows and precedent transactions. At the conclusion of the meeting, the Supervisory Board determined to offer consideration of $18.75 in cash for each issued and outstanding publicly held Common Unit. After the meeting, members of Parent’s management delivered the proposal to the GP Board.

Also on March 2, 2017, the GP Board received a letter from MLP Partners (the “March 2 Proposal”) pursuant to which Parent proposed to acquire through a wholly owned subsidiary of MLP Partners all publicly held Common Units in exchange for $18.75 per publicly held Common Unit, representing a 3% premium over the 30 trading day volume weighted average price as of March 1, 2017. Parent proposed that the transaction be effected through a merger of MLP with a wholly owned subsidiary of MLP Partners. The March 2 Proposal also stated that Parent was only interested in acquiring all of the outstanding Common Units of MLP and not in selling interests in MLP or the General Partner or approving any combination of MLP with, or a sale of all or substantially all of the assets of MLP to, any other acquirer. In the letter, MLP Partners indicated that Parent did not intend to further support MLP through future drop down transactions.

Also on March 2, 2017, each of Parent and MLP issued a press release and MLP made a filing with the Securities and Exchange Commission announcing the delivery and receipt of the March 2 Proposal and that Parent does not intend to execute any further drop down transactions to MLP.

Also on March 2, 2017, at a meeting of the GP Board, representatives of Parent made a presentation to the GP Board regarding its rationale for the Merger and its belief that the GP Board should constitute a conflicts committee of independent directors as contemplated by the Partnership Agreement to evaluate and negotiate the terms of the Merger on behalf of the Unaffiliated Unitholders.

Shortly after receipt of the March 2 Proposal, after discussion and consideration, on March 2, 2017, the GP Board unanimously determined, in the good faith exercise of its reasonable business judgment, that it was advisable and in the best interest of MLP and the Unaffiliated Unitholders to appoint Thomas Leaver, Ian Farmer and Paul Govaart as the members of a conflicts committee (the “Conflicts Committee”), with Mr. Leaver to serve as Chairman, and to empower the Conflicts Committee to (1) review and evaluate any potential conflicts between MLP Partners and its affiliates, on the one hand, and MLP and the Unaffiliated Unitholders, on the other hand, in connection with the Merger, (2) review and evaluate the terms and conditions of, and determine the advisability of, the Merger on behalf of MLP and the Unaffiliated Unitholders, (3) negotiate the terms and conditions of the Merger and related agreements on behalf of the Unaffiliated Unitholders and (4) determine whether to approve, and recommend the GP Board approve, the Merger and related agreements. In addition, the GP Board unanimously determined that none of Messrs. Leaver, Farmer or Govaart had any relationship or ownership interest that would interfere with the exercise of his independent judgment in evaluating the Merger and that each of Messrs. Leaver, Farmer and Govaart satisfied the independence and other requirements set forth in the Partnership Agreement to serve as a member of the Conflicts Committee. After making these determinations, the GP Board adopted resolutions authorizing the Conflicts Committee to (1) review and evaluate any potential conflicts between MLP Partners and its affiliates, on the one hand, and MLP and the Unaffiliated Unitholders, on the other hand, in connection with the Merger, (2) review and evaluate the terms and conditions of, and determine the advisability of, the Merger on behalf of MLP and the Unaffiliated Unitholders, (3) negotiate with respect to the terms and conditions of the Merger and related agreements, and (4) determine whether to approve, and recommend the GP Board approve, the Merger and related agreements. The GP Board also authorized the Conflicts Committee to select and retain its own independent legal and financial advisors.

Also on March 2, 2017, Mr. Leaver contacted a representative of Bracewell LLP (“Bracewell”) to advise Bracewell of the March 2 Proposal and to discuss engaging Bracewell as the Conflicts Committee’s independent legal advisor.

On March 3, 2017, the Conflicts Committee met telephonically with representatives of Bracewell and discussed their initial reactions to, and an outline of the process for the Conflicts Committee’s consideration of, the March 2 Proposal. The Conflicts Committee discussed Bracewell’s prior representation of the Conflicts Committee and Bracewell’s experience in transactions similar to the March 2 Proposal. The Conflicts Committee determined to engage Bracewell as its independent legal advisor. The Conflicts Committee further discussed the process for considering financial advisors. Following discussion, the Conflicts Committee determined to invite Evercore to interview as independent financial advisor to the Conflicts Committee.

On March 4, 2017, representatives of Evercore delivered materials to the members of the Conflicts Committee presenting Evercore’s experience with transactions involving master limited partnerships, generally, and with master limited partnership buy-in transactions similar to the Merger, specifically, as well as typical fees paid to independent financial advisors in similar transactions.

On March 6, 2017, the Conflicts Committee met telephonically with representatives of Bracewell and Evercore to discuss the materials relating to Evercore’s experience with transactions similar to the Merger. After discussion and consideration, the Conflicts Committee unanimously determined to engage Evercore as its independent financial advisor. The Conflicts Committee then discussed the March 2 Proposal with the representatives of Bracewell and Evercore.

Also on March 6, 2017, a representative of Evercore contacted Mr. Abbott to request MLP’s budget and long range plan and to arrange for a call with management of MLP for Evercore to conduct due diligence.

On March 8, 2017, Parent provided Evercore with a model prepared by management of MLP detailing MLP’s 2017 budget and the financial projections for MLP (the “Management Projections”).

On March 9, 2017, Latham & Watkins delivered an initial draft of the Merger Agreement to Bracewell that, consistent with the March 2 Proposal, provided for an all cash merger consideration of $18.75 per Common Unit. The initial draft of the Merger Agreement, among other things: (1) provided that neither MLP, the General Partner, nor any of their representatives could solicit proposals for alternative transactions (a “no-shop” provision); (2) provided for a number of representations and warranties made by MLP regarding operational aspects of MLP’s business; (3) conditioned the consummation of the Merger on the receipt of Unitholder Approval; and (4) allowed the Conflicts Committee to change its recommendation to the Unaffiliated Unitholders regarding approval of the Merger if the Conflicts Committee were to determine in good faith that the failure to make such change would be adverse to the interests of the Unaffiliated Unitholders.

Also on March 9, 2017, Bracewell delivered an initial legal due diligence request list to representatives of MLP.

On March 10, 2017, representatives of Evercore submitted a list of diligence questions to Parent.

On March 13, 2017, representatives of MLP, Bracewell and Evercore met telephonically, and representatives of MLP answered questions from Bracewell and Evercore regarding the historical and projected operational and financial performance of MLP.

On March 15, 2017, Evercore met telephonically with a representative of Parent to further discuss and review the Management Projections.

Also on March 15, 2017, Bracewell received materials responsive to its initial due diligence request list from representatives of MLP.

On March 21, 2017, Bracewell delivered a supplemental legal due diligence request list to representatives of MLP.

On March 24, 2017, representatives of MLP delivered materials responsive to Bracewell’s supplemental legal due diligence request list to Bracewell.

Also on March 24, 2017, Evercore again met telephonically with a representative of Parent to further discuss and review the Management Projections.

On March 27, 2017, the Conflicts Committee met with representatives of Bracewell and Evercore at Bracewell’s offices in London to discuss legal matters relating to the Merger and to receive a presentation by Evercore of its preliminary financial analysis of the Merger. During the presentation, representatives of Bracewell provided, among other things: (1) a summary of the process for “Special Approval” as defined in the Partnership Agreement and the standards that are applicable to the Conflicts Committee in its approval or decision not to approve items presented to it for its consideration; (2) a summary of the process required to approve a merger as set forth in the Partnership Agreement; (3) a discussion of the draft Merger Agreement, including Bracewell’s suggested revisions (described below); (4) a summary of the process for filings with the Securities and Exchange Commission; (5) an indicative timeline for the Merger; and (6) a summary of the legal due diligence that had been conducted to date. During the presentation, the Conflicts Committee asked, and representatives of Bracewell answered, questions with respect to Bracewell’s presentation. Representatives of Evercore then discussed the due diligence that had been conducted to date and Evercore’s preliminary financial analysis of the Merger, based on the Management Projections and the proposed merger consideration of $18.75 per Common Unit. During the presentation, Evercore provided, among other things: (1) a summary of the terms of the Merger; (2) a situation analysis for MLP; (3) a detailed overview of MLP’s assets and operations; (4) a summary of the Management Projections, including the underlying assumptions; (5) a detailed preliminary financial analysis of MLP, including a discounted cash flow analysis, a discounted distribution analysis based on various assumed distribution levels and using the reduced future distributions payable on the Common Units under the Management Projections, a precedent M&A transaction analysis, a peer group trading analysis and a premiums paid analysis, as well as additional sensitivity analyses for each of the valuation methodologies performed by Evercore to reflect hypothetical scenarios involving an increase and a decrease in non-contracted rates relating to the assets owned by VTTI Operating. During the presentation, the Conflicts Committee asked, and representatives of Evercore answered, questions with respect to Evercore’s preliminary financial analysis. Following the presentations and discussion, the Conflicts Committee and its advisors discussed the appropriate response to the March 2 Proposal and the Conflicts Committee determined to have a representative of Evercore communicate to Parent a counteroffer (the “March 27 Counteroffer”) of merger consideration of $21.00 per Common Unit, which represented a $2.25 per Common Unit increase over Parent’s original offer of $18.75 per Common Unit, and to have Bracewell prepare and deliver a draft of the Merger Agreement giving effect to their suggested revisions.

On March 30, 2017, representatives of Evercore called Mr. Abbott and presented the terms of the March 27 Counteroffer.

On March 31, 2017, Mr. Abbott presented the March 27 Counteroffer to the Supervisory Board and other members of Parent’s management. At the meeting, J.P. Morgan provided an analysis of certain financial metrics associated with the Merger at different prices per publicly held Common Unit.

Also on March 31, 2017, Bracewell prepared and delivered to representatives of MLP Partners a list of specific legal due diligence inquiries based upon questions raised by members of the Conflicts Committee at its meeting of March 27, 2017, and representatives of MLP Partners provided materials in response.

On April 3, 2017, J.P. Morgan and Evercore held a telephonic meeting during which the parties discussed the Conflicts Committee’s rationale behind the March 27 Counteroffer.

Also on April 3, 2017, Bracewell sent a revised draft of the Merger Agreement to Latham & Watkins, which reflected comments from the Conflicts Committee, including, among others: (1) the deletion of the no-shop provision; (2) deleting all operational representations related to MLP; (3) confirming that MLP would declare and pay regular quarterly cash distributions on the Common Units in accordance with the schedule historically followed by the MLP; (4) providing for prorated cash distributions in respect of the Common Units for any partially completed quarter prior to the closing date of the Merger (the “Prorated Distribution”); (5) requiring that MLP Partners vote the Subordinated Units in favor of the Merger; (6) providing for customary closing conditions that must be satisfied prior to MLP and the General Partner being obligated to effect the Merger that mirror the closing conditions applicable to Parent and Merger Sub; and (7) allowing the MLP to terminate the Merger Agreement in the event of certain breaches of representations and warranties by Parent or Merger Sub or if Parent, MLP Partners or Merger Sub failed to perform their covenants under the Merger Agreement.

On April 4, 2017, representatives of Parent, Buckeye, Vitol and IFM, together with representatives of J.P. Morgan and Latham & Watkins, met telephonically to discuss the Conflicts Committee’s March 27 Counteroffer.

On April 7, 2017, the Conflicts Committee met telephonically with representatives of Bracewell and Evercore to discuss certain diligence matters.

On April 11, 2017, a member of the Supervisory Board communicated a revised offer to the Conflicts Committee providing for, among other things, a purchase price of $19.10 per publicly held Common Unit (the “April 6 Proposal”) and explained MLP Partners’ rationale for its counteroffer.

On April 12, 2017, Latham & Watkins delivered to Bracewell a revised draft of the Merger Agreement reflecting Parent’s response to the comments from the Conflicts Committee in the April 3 revised draft of the Merger Agreement. The draft accepted (1) the Conflicts Committee’s proposed deletion of most, but not all, operational representations, (2) the Conflicts Committee’s addition of closing conditions relating to the obligations of MLP and the General Partner to effect the Merger; (3) the Conflicts Committee’s expansion of termination rights held by MLP; and (4) the Conflicts Committee’s proposal that any dispute arising in connection with the Merger Agreement be governed by Delaware law. In the draft, MLP Partners rejected (1) the deletion of operational representations relating to absence of certain changes, compliance with laws, information supplied and environmental matters, in each case, with respect to or by MLP and its subsidiaries; (2) the deletion of the no-shop provision; and (3) the provision for the Prorated Distribution.

On April 13, 2017, Evercore and J.P. Morgan held a telephonic meeting during which J.P. Morgan confirmed the April 6 Proposal.

On April 14, 2017, the Conflicts Committee met telephonically with representatives from Bracewell and Evercore. Representatives of Bracewell provided the Conflicts Committee with an overview of the terms of the Merger Agreement and a summary of the open negotiation points, including: (1) whether to provide for the Prorated Distribution and (2) the operational representations that MLP Partners declined to delete. Bracewell then further advised the Conflicts Committee regarding certain diligence matters. The Conflicts Committee also discussed a communication received on April 3, 2017 from a purported unitholder claiming that the premium offered by the March 2 Proposal did not reflect the fair value of the Common Units. Evercore then presented its discussion materials updated to reflect the April 6 Proposal. The Conflicts Committee considered the April 6 Proposal and determined to propose consideration of $20.30 per Common Unit, provided that MLP Partners agrees to cause MLP to pay the Prorated Distribution (the “April 14 Counteroffer”).

On April 16, 2017, Evercore and J.P. Morgan held a telephonic meeting during which Evercore delivered the April 14 Counteroffer. A representative of J.P. Morgan communicated that it was the belief of Parent that the trading price of the Common Units was not indicative of the value of the business of MLP and that, absent the offer in the March 2 Proposal, the content of which had been disclosed to the public, the trading price of the Common Units would be much lower than current prices.

On April 17, 2017, Bracewell sent a revised draft of the Merger Agreement to Latham & Watkins, which reflected further comments from the Conflicts Committee. Among other things, the revised Merger Agreement provided for the Prorated Distribution and limited the absence of changes representation by shortening the applicable period of time for which the representation is measured.

On April 20, 2017, J.P. Morgan communicated telephonically with Evercore and delivered Parent’s offer of a purchase price of $19.30 per publicly held Common Unit and an agreement to pay the Prorated Distribution (the “April 20 Proposal”). J.P. Morgan communicated to Evercore that the April 20 Proposal was the best and final offer that the Conflicts Committee should expect to receive from Parent.

On April 21, 2017, Latham & Watkins sent a revised draft of the Merger Agreement to Bracewell, reflecting Parent’s response to the April 17 revised draft of the Merger Agreement. The draft accepted the Conflicts Committee’s changes to certain representations and warranties and provided for the Prorated Distribution.

On April 24, 2017, the Conflicts Committee and a representative of Bracewell met in person at Bracewell’s offices in London to discuss the April 20 Proposal and additional representatives of Bracewell and representatives of Evercore joined by telephone. Representatives of Evercore then delivered two presentations (dated April 21, 2017, and April 24, 2017) which included responses to information and research requests submitted by the Conflicts Committee since the prior Conflicts Committee meeting, including an analysis of the relationship between the projected distribution per unit growth rates based on Wall Street research and yields of publicly-traded partnerships. Following the presentation by Evercore and related discussions at the meeting, Mr. Leaver asked Bracewell to report on the draft Merger Agreement, and Bracewell explained that the parties were in agreement subject to agreeing upon the merger consideration and documenting the final agreement on distributions by MLP prior to the closing of the Merger. The Conflicts Committee considered the April 20 Proposal and determined to propose consideration of $19.50 per Common Unit, provided that MLP Partners would agree to cause the General Partner to pay the Prorated Distribution (the “April 24 Counteroffer”).

On April 27, 2017, representatives of Evercore provided to the Conflicts Committee and Bracewell a revised version of its presentation materials including updates to certain aspects of its analysis.

Also on April 27, 2017, Mr. Leaver communicated the April 24 Counteroffer to Mr. Christopher Bake, a member of the Supervisory Board.

On May 2, 2017, Mr. Bake communicated to Mr. Leaver a counteroffer of consideration of $19.50 for the Common Units, provided that no distributions would be paid by the General Partner with respect to the Common Units following the distribution with respect to the second quarter of 2017 (the “May 2 Proposal”).

Following such communication, on May 2, 2017, the Conflicts Committee met telephonically with representatives of Bracewell and Evercore for Mr. Leaver to present MLP Partners’ response to the April 24 Counteroffer and to present the terms of the May 2 Proposal. Representatives of Bracewell summarized for the Conflicts Committee the provisions in the draft Merger Agreement that relate to MLP distributions. The Conflicts Committee asked Bracewell and Evercore to describe an illustrative timeline to closing the Merger based on prior experiences in similar transactions and considered the May 2 Proposal in light of this information. The Conflicts Committee determined to offer MLP Partners a choice of either (1) consideration per Common Unit equal to $19.50 per Common Unit, provided that MLP Partners agree to cause the General Partner to pay cash distributions in respect of the Common Units for full quarterly periods completed until the closing date of the Merger (“Option A”), or (2) consideration per Common Unit equal to $19.40 per Common Unit, provided that MLP Partners would agree to cause the General Partner to pay the Prorated Distribution (“Option B” and, together with Option A, the “May 2 Counteroffer”). On the same day, Mr. Leaver communicated the May 2 Counteroffer to Mr. Bake.

On May 3, 2017, Mr. Leaver informed the Conflicts Committee members and representatives of Evercore and Bracewell that Mr. Bake had communicated to him that Parent was willing to agree to Option A of the May 2 Counteroffer.

Also on May 3, 2017, Latham & Watkins provided a revised draft of the Merger Agreement to Bracewell.

On May 4, 2017, Evercore communicated telephonically with J.P. Morgan, and verbally confirmed the Conflicts Committee’s counterproposal.

Also on May 4, 2017, Bracewell provided a revised draft of the Merger Agreement to Latham & Watkins providing for slightly modified language regarding the record date for distributions on the Common Units. Following additional correspondence between the parties, on May 5, 2017, Latham & Watkins provided a revised draft of the Merger Agreement to Bracewell.

On May 5, 2017, at a telephonic meeting of the Conflicts Committee at which representatives of Evercore and Bracewell were present, Evercore presented its financial analysis of the merger consideration of $19.50 per Common Unit, noting that its materials and financial analyses were substantially equivalent to those most recently presented to the Conflicts Committee and had been updated to reflect the merger consideration. After the Conflicts Committee discussed Evercore’s presentation, representatives from Evercore then confirmed that Evercore was prepared to deliver a fairness opinion to the Conflicts Committee based on the merger consideration of $19.50 per Common Unit if so requested by the Conflicts Committee. Representatives of Bracewell then provided an overview of the terms of the final draft Merger Agreement, explained the final negotiated changes to the Merger Agreement and answered questions from the Conflicts Committee regarding the terms of the Merger Agreement. At the request of the Conflicts Committee, Evercore then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated May 5, 2017, that, as of May 5, 2017 and based upon and subject to the factors, procedures, limitations and other matters set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the Unaffiliated Unitholders. After further discussions and based on prior conclusions of the Conflicts Committee with respect to the risks and merits of the Merger, the Conflicts Committee unanimously: (1) approved the Merger Agreement and the transactions contemplated thereby; (2) approved the execution, delivery and performance of the Merger Agreement by MLP; (3) recommended that the GP Board and the limited partners approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (4) recommended that the GP Board submit the Merger Agreement to a vote of the limited partners and recommend the approval of the Merger Agreement, including the Merger, by the limited partners (such approvals and recommendations described in clauses (1) through (4) above constituting “Special Approval” as defined in the Partnership Agreement).

Also on May 5, 2017, following the unanimous approval of the Merger by the Conflicts Committee, the GP Board held a telephonic meeting to consider the Merger. Representatives of Latham & Watkins participated in the meeting. During the meeting, the Chairman of the Conflicts Committee described the process undertaken, and the determinations made, by the Conflicts Committee. The Chairman of the Conflicts Committee then provided the Conflicts Committee’s unanimous recommendation in favor of the Merger. Representatives from Latham & Watkins then reviewed the terms of the Merger Agreement with the GP Board and reviewed with the GP Board its duties and the standard of review in the context of the Merger. Following discussion, and after considering the foregoing and the factors described under “Special Factors—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal” of this proxy statement, the GP Board, acting based in part upon the recommendation of the Conflicts Committee, adopted resolutions which, among other things: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders; (2) approved on behalf of the General Partner and MLP the Merger Agreement and the transactions contemplated thereby, including the Merger; and (3) recommended that the Unitholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Also on May 5, 2017, the Supervisory Board of Parent and the Management Board of MLP Partners each adopted written resolutions whereby they respectively approved, among other things, the Merger and authorized certain persons to take all actions and perform all acts which are necessary or desired in connection with the Merger, including entry into the Merger Agreement and consummation of the Merger.

On the morning of May 8, 2017, the Merger Agreement was executed by the parties pursuant to which MLP Partners would acquire, for cash, all of the outstanding publicly held common units of MLP, at a price of $19.50 per Common Unit for an aggregate transaction value of approximately $472 million. The revised price represented an increase of $0.75 when compared to the offer of $18.75 per publicly held Common Unit made by Parent on March 2, 2017. In addition, unitholders of MLP would continue to receive regular quarterly distributions of $0.336 per Common Unit for each completed quarter prior to the closing date of the Merger. After execution, MLP issued a press release announcing entry into the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby by a majority of the members of the Conflicts Committee constitutes Special Approval. Under Section 7.10(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises, such as consideration of the Merger Agreement and the transactions contemplated thereby, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all of the partners of MLP, and will not constitute a breach of the Partnership Agreement or any other agreement contemplated by the Partnership Agreement or the organizational documents of any of MLP’s subsidiaries or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval.

Under Section 7.10(b) of the Partnership Agreement, whenever the General Partner, the GP Board or any committee of the GP Board (including the Conflicts Committee) makes a determination or takes or declines to take any other action, or any affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of MLP as opposed to its individual capacity, then unless another express standard is provided for in the Partnership Agreement, the General Partner, the GP Board, such committee or such affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by the Partnership Agreement or any other agreement contemplated by the Partnership Agreement or the organizational documents of any of MLP’s subsidiaries or under applicable law.

Pursuant to the Partnership Agreement, a determination or other action or omission is presumed to have been taken in “good faith” and anyone challenging whether such determination or other action will have the burden of proving that such determination, action or omission was not in good faith. For purposes of the

Partnership Agreement, a determination, action or omission will have been made in good faith if the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action is in the best interests of MLP.

Under Section 7.11(b) of the Partnership Agreement, General Partner and any other Indemnitee (as such term is used in the Partnership Agreement) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the General Partner or such Indemnitees, respectively, reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted to be done in good faith and in accordance with such advice or opinion.

Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal

The Conflicts Committee

The Conflicts Committee consists of three independent directors: Messrs. Leaver, Farmer and Govaart. The Conflicts Committee retained Bracewell as its independent legal counsel and Evercore as its independent financial advisor. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of MLP Partners’ proposal and conducted negotiations with MLP Partners and its representatives with respect to the Merger Agreement and the transactions contemplated thereby.

The Conflicts Committee considered the benefits of the Merger Agreement, including the Merger, as well as the associated risks, and on May 5, 2017, unanimously (1) approved the Merger Agreement and the transactions contemplated thereby; (2) approved the execution, delivery and performance of the Merger Agreement by MLP; (3) recommended that the GP Board and the limited partners approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (4) recommended that the GP Board submit the Merger Agreement to a vote of the limited partners and recommend the approval of the Merger Agreement, including the Merger, by the limited partners.

Reasons for the Conflicts Committee’s Recommendation

The Conflicts Committee consulted with its independent financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the GP Board. The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board:

•	The delivery of an opinion by Evercore to the Conflicts Committee on May 5, 2017, that, as of May 5, 2017 and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth therein, the merger consideration was fair, from a financial point of view, to the Unaffiliated Unitholders, including the various analyses undertaken by Evercore in connection with its opinion that are described under “Opinion of Financial Advisor to the Conflicts Committee—Analysis of MLP.”

•	The Merger would provide the Unaffiliated Unitholders with merger consideration of $19.50 per Common Unit, a price that the Conflicts Committee viewed as fair based on the analyses performed and opinion delivered by Evercore.

•	The merger consideration represents a 6.0% premium to the closing price of the Common Units of $18.40 as of March 2, 2017 and a 6.8% premium to the 30-day (trading) volume-weighted average unit price of the Common Units of $18.26 as of March 2, 2017.

•	The merger consideration of $19.50 per Common Unit represents a $0.75 increase from the merger consideration originally offered by MLP Partners in the March 2 Proposal.

•	The Merger Agreement provides that MLP will pay quarterly distributions for full quarterly periods completed prior to the closing of the Merger.

•	The Conflicts Committee’s belief that a third-party offer would be unlikely in light of MLP Partners’ control over MLP and the fact that the Conflicts Committee had not been made aware of any alternative transactions proposed by third parties since the time that MLP Partners made the March 2 Proposal known to the public by means of a press release and a filing with the Securities and Exchange Commission.

•	MLP Partners’ intention to cease dropdown activity to MLP of additional assets or equity interests in VTTI Operating, which had been made known to the public, and the Conflicts Committee’s belief that MLP would not experience material growth following a cessation in dropdown activity and, therefore, the trading price of the Common Units would likely decline significantly.

•	The Merger Agreement would be submitted for approval by the Unaffiliated Unitholders.

•	Certain terms of the Merger Agreement, principally:

•	each Common Unit owned by the Unaffiliated Unitholders will be converted into the right to receive cash equal to $19.50;

•	prior to the closing of the Merger, each Common Unit would also receive distributions for completed full quarterly periods;

•	the limited nature of the operational representations and warranties given by MLP;

•	the consummation of the Merger is not conditioned upon financing;

•	the provision allowing the Conflicts Committee to change its recommendation for approval of the Merger Agreement if the Conflicts Committee determines in good faith that the failure to make such change would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable law;

•	the lack of a break-up fee for termination of the Merger Agreement in accordance with its terms; and

•	the agreement by MLP Partners to vote the Subordinated Units in favor of the Merger Agreement and the transactions contemplated thereby.

In addition, the Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•	Each of the members of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee be independent directors.

•	In connection with the consideration of the Merger, the Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and MLP’s industry specifically, as well as substantial experience advising publicly traded master limited partnerships and other companies with respect to transactions similar to the Merger.

•	The Merger Agreement may not be amended in a manner that, in the reasonable discretion of the General Partner, would be adverse in any material respect to Unaffiliated Unitholders without the approval of the Conflicts Committee.

•	Whenever a determination, agreement, decision, approval or consent of MLP or the General Partner is required pursuant to the Merger Agreement, including any decision or determination by MLP to withdraw, modify or qualify in a manner adverse to MLP Partners, its recommendation to the limited partners to approve the Merger Agreement, such determination, decision, approval or consent must be made by the Conflicts Committee.

•	The terms and conditions of the Merger Agreement and the Merger were determined through negotiations between MLP Partners and the Conflicts Committee and their respective representatives and advisors.

In addition, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the GP Board:

•	The Unaffiliated Unitholders will not have any equity participation in MLP or, as a potential portion of the merger consideration, in MLP Partners or any of its affiliates, following the effective time of the Merger, and the Unaffiliated Unitholders will accordingly cease to participate in MLP’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Common Units.

•	Although the Merger Agreement provides that MLP will pay quarterly distributions for full quarterly periods completed prior to the closing of the Merger, MLP will not pay prorated cash distributions for partially completed quarters prior to the closing of the Merger.

•	The Merger will be a taxable transaction to the Unaffiliated Unitholders for U.S. federal income tax purposes (See “Material U.S. Federal Income Tax Consequences of the Merger.”)

•	The Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, Partnership Agreement or Marshall Islands law.

•	The Merger may not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

In making its determination and approvals, and the related recommendation to the GP Board, the Conflicts Committee reviewed (1) the current and historical market prices of the Common Units at numerous dates and multiple VWAPs as of March 2, 2017 and (2) other related trends with respect to how the Common Units traded historically. While the Conflicts Committee reviewed the historical prices and other trading trends of the Common Units, it was the belief of the Conflicts Committee that the historical prices and market trends did not necessarily reflect MLP’s underlying business or financial condition and, in light of a public offer of $18.75 per Common Unit, may not have reflected the market’s reaction to MLP Partners announcement of the cessation of dropdown transactions by MLP Partners and its affiliates. In making its determination and approvals, and the related recommendation to the GP Board, the Conflicts Committee did not consider the liquidation value of the assets of MLP or any of its subsidiaries because it considers MLP to be a viable going concern business where value is derived from cash flows generated from its continuing operations and it believes that the value of MLP’s assets, and the assets of its subsidiaries, that might be realized in a liquidation would be less than MLP’s going concern value. In addition, the Conflicts Committee did not consider MLP’s net book value, which is defined as total assets minus total liabilities, because the Conflicts Committee believed that net book value was not a material indicator of the value of MLP as a going concern. While there was no date on which the Conflicts Committee determined not to consider MLP’s net book value, the net book value of MLP’s partnership interests, excluding noncontrolling interests, was approximately $257 million, or $5.50 per unit, as of December 31, 2016 (based on the number of outstanding Common Units, Subordinated Units and general partner units as of such date). The Conflicts Committee did not find net book value, an accounting concept, as indicative of MLP’s going concern value. For example, net book value does not take into account the future prospects of MLP, market conditions or trends in MLP’s industry. The Conflicts Committee was not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for: (1) a merger or consolidation of MLP with another company; (2) the sale or transfer of all or substantially all of MLP’s assets; or (3) the purchase of MLP securities that would enable such person to exercise control of or significant influence over MLP.

In making its determination and approvals, and the related recommendations, the Conflicts Committee considered the financial analyses regarding MLP prepared by Evercore and reviewed and discussed by Evercore with the Conflicts Committee as an indication of the going concern value of MLP. The Conflicts Committee did not expressly establish a specific going concern value for MLP to determine the fairness of the merger consideration to the Unaffiliated Unitholders because the Conflicts Committee did not believe there was a single method for determining going concern value. However, the financial analyses presented to the Conflicts Committee by Evercore, which included a discounted cash flow analysis, a selected precedent transactions analysis, a premiums paid analysis and a selected public companies analysis as described under “—Opinion of Financial Advisor to the Conflicts Committee,” were based on the operations of MLP as a continuing business and, to that extent, the Conflicts Committee considered such analyses as going concern valuations. The Conflicts Committee considered each of these analyses in the context of the fairness opinion provided by Evercore, and the Conflicts Committee expressly adopted these analyses and the opinion of Evercore, among the other factors it considered (as described above), in reaching its conclusions regarding the fairness of the Merger Agreement and the Merger to the Unaffiliated Unitholders. A majority of the independent directors of the GP Board, acting separately from the Conflicts Committee, did not otherwise vote to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Unitholders for purposes of negotiating the terms of the Merger Agreement or delivering a fairness opinion.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board

The GP Board consists of seven directors, three of whom are independent (Ian Farmer, Paul Govaart and Thomas Leaver). As such, some of the directors on the GP Board may have different interests in the Merger than the Unaffiliated Unitholders. For a complete discussion of these and other interest of the members of the GP Board in the Merger, see “—Interests of the Directors and Executive Officers of the General Partner in the Merger.” Because of such possible and actual conflicts of interests, in resolutions approved by the GP Board on March 2, 2017, the GP Board delegated to the Conflicts Committee the full power and authority of the GP Board to (1) review and to evaluate the terms and conditions of the proposed transaction on behalf of the Unaffiliated Unitholders and MLP; (2) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the proposed transaction; and (3) determine whether or not to approve, and to recommend for approval to the GP Board, the proposed transaction, which would constitute “Special Approval” for all purposes under the Partnership Agreement.

On May 5, 2017, the Conflicts Committee unanimously determined that each of the Merger Agreement and the Merger is in the best interests of MLP and the Unaffiliated Unitholders. Based upon such determination, the Conflicts Committee recommended to the GP Board that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the Merger. On May 5, 2017, the GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the Conflicts Committee, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of MLP and the Unaffiliated Unitholders and (2) approved the

Merger Agreement and the transactions contemplated thereby, including the Merger, (3) directed that the Merger Agreement and the transactions contemplated thereby be submitted to a vote by the Unaffiliated Unitholders and the Subordinated Unitholders, and (4) recommended approval of Merger Agreement and the transactions contemplated thereby, by the Unaffiliated Unitholders and the Subordinated Unitholders. The GP Board recommends that the Unaffiliated Unitholders vote in favor of the Merger Proposal.

In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of MLP and the Unaffiliated Unitholders, and recommending that Unaffiliated Unitholders vote in favor of the Merger Proposal, the GP Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In doing so, the GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the GP Board in considering the Merger. In view of the various factors and information considered, the GP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the GP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the GP Board may have given different weights to different factors. The GP Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the GP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board recommends that the Unaffiliated Unitholders vote “FOR” the approval of the Merger Agreement and that Common Unitholders vote “FOR” the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

Opinion of Financial Advisor of the Conflicts Committee

The Conflicts Committee retained Evercore as its financial advisor with respect to the provision of (i) financial advisory services and (ii) an opinion to the Conflicts Committee as to the fairness from a financial point of view to the Unaffiliated Unitholders of the merger consideration provided for pursuant to the Merger Agreement. At the request of the Conflicts Committee at a meeting of the Conflicts Committee held on May 5, 2017, Evercore rendered its oral opinion to the Conflicts Committee that, as of May 5, 2017, based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the merger consideration provided for pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The opinion speaks only as of the date it was delivered and not as of the time the Merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after May 5, 2017, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore’s opinion was directed to the Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Unaffiliated Unitholders of the merger consideration provided for pursuant to the Merger Agreement. Evercore’s opinion did not address any other term or aspect of the Merger Agreement or the Merger. The full text of the written opinion which describes the assumptions made, procedures followed, qualifications and limitations of the review undertaken, and other matters considered by Evercore in rendering its opinion, is attached as Annex B to this proxy statement. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. However, neither the written opinion nor the summary of such opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation as to how unitholders of MLP or any other person should act or vote with respect to any matter relating to the Merger or any related transactions or any other matter.

Evercore’s opinion to the Conflicts Committee was among several factors taken into consideration by the Conflicts Committee in making its recommendation to the board of directors of MLP regarding the Merger and related transactions and the Merger Agreement.

In connection with rendering its opinion and performing its related financial analyses, Evercore, among other things:

(i)	reviewed certain publicly-available historical operating and financial information relating to MLP that Evercore deemed relevant, including the Annual Report on Form 20-F for the year ended December 31, 2016, preliminary financial results as filed on Form 6-K for the quarters ended December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, the Prospectus Supplement dated August 8, 2016 and certain reports on Form 6-K, in each case as filed with or furnished to the Securities and Exchange Commission by MLP since January 1, 2016;

(ii)	reviewed certain non-public historical and projected financial and operating data and assumptions relating to MLP prepared and furnished to Evercore by management of MLP;

(iii)	prepared and reviewed certain sensitivity cases (the “Sensitivity Cases”) with respect to the projected financial and operating data and assumptions relating to MLP which Evercore deemed relevant, including sensitivities related to the rates utilized to project un contracted revenues;

(iv)	discussed the Sensitivity Cases and their underlying assumptions with management of MLP;

(v)	discussed the current operations of MLP and the historical and projected financial and operating data and assumptions relating to MLP with management of MLP (including management’s views on the risks and uncertainties of achieving such projections);

(vi)	reviewed certain publicly-available research analyst estimates for MLP’s future financial performance;

(vii)	performed discounted cash flow analyses on MLP based on forecasts and other data provided by management of MLP and the Sensitivity Cases based thereon;

(viii)	performed a discounted distributions analysis based on forecasts and other data provided by management of MLP and the Sensitivity Cases based thereon;

(ix)	reviewed the financial metrics of certain historical transactions that Evercore deemed relevant and compared such financial metrics to those implied by the Merger utilizing forecasts and other data provided by management of MLP and the Sensitivity Cases based thereon;

(x)	compared the financial performance of MLP and its stock market trading multiples with those of certain other publicly-traded partnerships and companies that Evercore deemed relevant;

(xi)	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the Merger;

(xii)	reviewed the Omnibus Agreement, dated as of August 6, 2014, among Parent, MLP, General Partner, MLP Partners, VTTI MLP Holdings Ltd, VTTI Operating, Vitol and MISC Berhad, as amended, including Article IV (Right of First Offer) therein;

(xiii)	reviewed the draft Merger Agreement, dated May 4, 2017; and

(xiv)	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate for purposes of providing the opinion contained herein.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by it, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to MLP, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MLP as to the future competitive, operating and regulatory environments and related financial performance of MLP under the assumptions stated therein. Among other things, Evercore took into consideration the financial impact to the Unaffiliated Unitholders of Parent’s publicly announced decision to discontinue further dropdowns to MLP, including the projected impact on MLP’s distribution per unit, which was reflected in the projected financial and operating data relating to MLP prepared by management of MLP and furnished to Evercore. In addition, at the direction of the Conflicts Committee, Evercore considered the Sensitivity Cases and discussed the Sensitivity Cases and certain of the assumptions therein with management of MLP and the Conflicts Committee. Evercore did not express a view as to any projected financial or operating data relating to MLP or any judgments, estimates or assumptions on which such data are based. Evercore relied, at the Conflicts Committee’s direction, without independent verification, upon the assessments of the management of MLP as to the future financial and operating performance of MLP.

For purposes of rendering its opinion, Evercore assumed that the representations and warranties of each party contained in the Merger Agreement (in the draft forms reviewed by Evercore) are true and correct in all respects material to its analysis, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on MLP, or the consummation of the Merger or materially reduce the benefits of the Merger to the holders of MLP common units. Evercore assumed that the final versions of all documents reviewed by it in draft form would conform in all material respects to the drafts reviewed by Evercore.

Evercore neither made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of MLP or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of MLP or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion, and financial, economic, market and other conditions as they existed and as could be evaluated on the date of Evercore’s opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

The estimates contained in Evercore’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore’s analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration provided for pursuant to the Merger Agreement, from a financial point of view, as of the date of the opinion, to the Unaffiliated Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness, financial or otherwise, of the Merger and related transactions, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of MLP, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MLP, General Partner or any of the other parties to the Merger Agreement or any affiliates thereof or any class of such persons, whether relative to the merger consideration, the Merger and related transactions or otherwise. Evercore assumed that any modification to the structure of the Merger and related transactions would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the Merger and related transactions as compared to other business or financial strategies or opportunities that might have been available to MLP, nor does it address the underlying business decision of MLP to engage in the Merger and related transactions. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the units of MLP or any business combination or other extraordinary transaction involving MLP. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger and related transactions, including as to how any holder of units of MLP should vote or act in respect of the Merger and related transactions. Evercore expressed no opinion therein as to the price at which the MLP common units would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by MLP and its advisors with respect to legal, regulatory, accounting and tax matters.

The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion and reviewed with the Conflicts Committee on May 5, 2017. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of MLP common units and the equity securities of the selected companies listed below as of May 2, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to MLP or the Merger and related transactions. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Projections

See “Special Factors—Unaudited Management Projections of MLP” for a description of certain non-public historical and projected financial and operating data and assumptions, relating to MLP and VTTI Operating, prepared and furnished to Evercore by management of MLP.

Analysis of MLP

Evercore performed a series of analyses to derive indicative valuation ranges for MLP common units and compared each of the resulting valuation ranges to the proposed merger consideration. Evercore performed its analyses utilizing the Management Projections. The Management Projections were not adjusted by Evercore. Evercore also performed its analyses utilizing the Sensitivity Cases in order to analyze the impact of changes in future contracted rates for storage capacity of terminal assets owned by VTTI Operating that, at the time of such analyses, were not subject to multi-year, fee-based, take-or-pay arrangements (“non-contracted rates”), which in particular are two scenarios assuming (i) an increase in non-contracted rates of 10.0% from those assumed in the Management Projections (the “Management Projections—Sensitivity Case I”) and (ii) a decrease in non-contracted rates of 10.0% from those assumed in the Management Projections (the “Management Projections—Sensitivity Case II”).

(i)	Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of MLP by valuing the cash flows to be received by MLP based on (i) the Management Projections—Management Case, (ii) the Management Projections—Sensitivity Case I and (iii) the Management Projections—Sensitivity Case II. Evercore calculated the per unit value range for MLP common units by utilizing a range of discount rates with a mid-point equal to MLP’s weighted average cost of capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.5% to 9.5%, a range of EBITDA exit multiples of 9.5x to 10.5x and a range of perpetuity growth rates of 1.5% to 2.5% resulting in an implied equity value per unit range of (i) $10.43 per unit to $15.37 per unit utilizing the Management Projections—Management Case, (ii) $12.92 per unit to $18.66 per unit utilizing the Management Projections—Sensitivity Case I and (iii) $8.00 per unit to $12.15 per unit utilizing the Management Projections—Sensitivity Case II.

(ii)	Discounted Distribution Analysis

Evercore performed a discounted distribution analysis of the MLP units based on the present value of the future cash distributions to MLP common unitholders. The projected distributions utilized by Evercore were based on (i) the Management Projections—Management Case, (ii) the Management Projections—Sensitivity Case I and (iii) the Management Projections—Sensitivity Case II. Evercore assumed (i) a terminal yield range of 6.0% to 8.0% based on trading of MLP common units over the last twelve months, (ii) a cost of equity of 10.5% to 11.5% based on CAPM and (iii) a cost of equity of 12.5% to 13.5% based on expected market total return for MLP peers. Evercore determined an implied equity value per unit range using the cost of equity based on CAPM of (i) $15.07 per unit to $19.16 per unit using the Management Projections—Management Case, (ii) $15.38 per unit to $19.57 per unit using the Management Projections—Sensitivity Case I and (iii) $12.27 per unit to $15.46 per unit using the Management Projections—Sensitivity Case II, and an implied equity value per unit range using the cost of equity based on expected market total return of (i) $14.10 per unit to $17.87 per unit using the Management Projections—Management Case, (ii) $14.39 per unit to $18.26 per unit using the Management Projections—Sensitivity Case I and (iii) $11.50 per unit to $14.45 per unit using the Management Projections—Sensitivity Case II.

(iii)	Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for historical transactions involving terminalling assets and businesses announced since January 2015 and selected 34 transactions that involved assets or businesses that Evercore deemed to have certain characteristics similar to those of MLP, although Evercore noted

that none of the selected transactions or the selected companies or partnerships that participated in, or assets involved in, the selected transactions were directly comparable to MLP:

Date Announced	Acquiror / Target (Seller)
4/17/17	PBF Logistics LP / Refined products terminal assets in Toledo, Ohio (Sunoco Logistics LP)

3/16/17	Sprague Resources LP / Two refined products terminals in Inwood, New York and Lawrence, New York (Carbo Industries, Inc. and Carbo Realty, L.L.C.)

2/15/17	Martin Midstream Partners LP / Asphalt terminal facility in Hondo, Texas (Martin Resource Management Corporation)

2/1/17	Sprague Resources LP / Two pipeline-supplied distillate terminals and one distillate storage facility with a combined capacity of 295,000 barrels in Springfield, Massachusetts (L.E. Belcher, Inc.)

1/25/17	Sprague Resources LP / One refined product terminal in Providence, Rhode Island (Capital Terminal Company)

1/3/17	Tallgrass Energy Partners, LP / Tallgrass Terminals, LLC and Tallgrass NatGas Operator, LLC (Tallgrass Development LP)

11/21/16	Tesoro Logistics L.P. / Terminalling and storage assets in Northern California (Tesoro Corporation)

10/24/16	Buckeye Partners, L.P. / 50% equity interest in VTTI B.V. (Vitol)

10/21/16	NuStar Energy LP / Crude oil and refined product storage assets in the Port of Corpus Christi (Martin Midstream Partners L.P.)

10/11/16	Phillips 66 Partners LP / 30 crude, refined products and natural gas liquids logistics assets (Phillips 66)

10/4/16	NGL Energy Partners, LP / Gulf coast crude oil and condensate marine terminal project and related assets (Pelorus Terminal: Point Comfort, LLC)

9/7/16	Western Refining Logistics / Certain terminalling, storage and other logistics assets (Western Refining Inc. / St. Paul Park Refining Co.)

8/22/16	Valero Energy Partners / Meraux and Three Rivers Terminal services business (Valero Energy Corp.)

8/8/16	VTTI Energy Partners, LP / Additional 8.4% equity interest in VTTI MLP B.V. and associated pro-rata net debt (VTTI MLP Partners B.V.)

7/1/16	Tesoro Logistics LP / Alaska crude oil, feedstock and refined product storage tanks and refined product terminals (Tesoro Corporation)

3/28/16	Valero Energy Partners LP / McKee terminal services business (Valero Energy Corporation)

2/17/16	Phillips 66 Partners LP / 25% controlling interest in Phillips 66 Sweeny Frac LLC (Phillips 66)

2/8/16	Lincoln Terminal Co. / Refined products terminal located in Charlotte, North Carolina with approximately 130,000 barrels of storage capacity (Eco-Energy, Inc.)

2/2/16	Blueknight Energy Partners, L.P. / Two asphalt terminals located in Wilmington, North Carolina and Dumfries, Virginia with approximately 330,000 barrels and approximately 555,000 barrels of asphalt and light fuel oil storage, respectively (Axeon Specialty Products)

2/2/16	PBF Logistics LP / Four refined products terminals located near Philadelphia, Pennsylvania (Plains All American Pipeline, L.P.)

1/15/16	Epic Midstream LLC / Asphalt terminal located in Savannah, Georgia with approximately 1.1 million barrels of storage (Axeon Specialty Products LLC)

12/31/15	Arc Logistics Partners LP / Four refined products terminals located in Altoona, Mechanicsburg, Dupont and South Williamsport, Pennsylvania (Gulf Oil, LP)

12/30/15	ArcLight Capital Partners, LLC / Gulf Oil Limited Partnership including 12 refined products terminals located in the northeastern U.S. (Cumberland Farms, Inc.)

10/20/15	Kinder Morgan, Inc. / 75.0% interest in 14 refined products terminals throughout the U.S. and 100.0% of a refined products terminal in Des Plaines, Illinois (BP Products North America Inc.)

10/14/15	USD Partners LP / 0.9 million barrel crude-by-rail terminal located in Casper, Wyoming (Casper Crude to Rail Holdings, LLC / Stonepeak Infrastructure Partners)

9/23/15	Valero Energy Partners LP / 10.1 million barrels of crude oil and refined products storage at Corpus Christi, Texas refinery (Valero Energy Corporation)

7/14/15	Arc Logistics Partners LP / Pawnee Crude Terminal and development assets (United Energy Trading, LLC / Hawkeye Midstream, LLC)

7/1/15	VTTI Energy Partners LP / 6.6% interest in VTTI MLP B.V. (VTTI MLP Partners B.V.)

6/8/15	Gravity Midstream, LLC / 44-acre crude oil logistics terminal located on the Corpus Christi Ship Channel (Trigeant, Ltd.)

5/5/15	Magellan Midstream Partners LP / Atlanta-based petroleum products distribution terminal (Perimeter Terminal LLC)

3/31/15	Delek Logistic Partners, LP / El Dorado Rail Offloading Facility and Tyler Crude Oil Storage Tank (Delek US Holdings, Inc.)

2/27/15	Valero Energy Partners LP / 3.6 million barrels of crude oil and refined products storage at Houston, Texas refinery and 10.0 million barrels of crude oil and refined products at St. Charles, Louisiana (Valero Energy Corporation)

1/20/15	Global Partners LP / Boston Harbor Terminal (Global Petroleum Corp.)

1/9/15	NuStar Energy L.P. / Refined products terminal in Linden, New Jersey (Linden Holding Corp.)

Evercore reviewed the historical EBITDA multiples paid in the selected historical asset transactions and derived a range of relevant implied multiples of market value of equity, plus debt and preferred units, less cash (“Enterprise Value”) to EBITDA of 8.0x to 10.0x for its precedent transactions analysis. Evercore then applied these ranges of selected multiples to estimated 2017 EBITDA. For the value implied by the Enterprise Value to EBITDA multiple, Evercore discounted valuations to a projected June 30, 2017 transaction date using a 9.0% discount rate and subtracted the present value of growth capital expenditures between June 30, 2017 and December 31, 2017 based on the same 9.0% discount rate. Evercore determined an implied equity value per unit range by utilizing (i) the Management Projections—Management Case of $8.39 per unit to $12.37 per unit, (ii) the Management Projections—Sensitivity Case I of $8.50 per unit to $12.51 per unit and (iii) the Management Projections—Sensitivity Case II of $8.28 per unit to $12.24 per unit.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of MLP by reviewing and comparing the market values and trading multiples of the following 23 publicly traded partnerships and companies that Evercore deemed to have certain characteristics that are similar to those of MLP, divided into U.S. Crude Oil and Refined Products MLPs and International Crude Oil and Refined Products MLPs and Companies:

U.S. Crude Oil and Refined Product MLPs:

•	Arc Logistics Partners LP

•	Blueknight Energy Partners, L.P.

•	Buckeye Partners, L.P.

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	Global Partners LP

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy LP

•	PBF Logistics LP

•	Phillips 66 Partners LP

•	Plains All American Pipeline, L.P.

•	Shell Midstream Partners, L.P.

•	Sprague Resources LP

•	Sunoco LP

•	Tesoro Logistics LP

•	TransMontaigne Partners L.P.

•	Valero Energy Partners LP

•	Western Refining Logistics, LP

•	World Point Terminals LP

International Refined Product and Crude Oil MLPs and Companies:

•	Royal Vopak NV

•	NuStar Energy LP

•	Rubis

Although the peer group was compared to MLP for purposes of this analysis, no partnership or company used in the peer group analysis is identical or directly comparable to MLP. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

For each of the peer group partnerships and companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2017 EBITDA, which is defined as Enterprise Value, divided by estimated EBITDA for the calendar year 2017; and

•	Enterprise Value/2018 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2018.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of MLP noted by Evercore.

Benchmark (U.S. Crude Oil and Refined Product MLPs)	Mean	Median
Enterprise Value/2017 EBITDA	11.2x	10.4x
Enterprise Value/2018 EBITDA	9.7x	9.2x

Benchmark (International Refined Product and Crude Oil MLPs and Companies)	Mean	Median
Enterprise Value/2017 EBITDA	11.5x	10.9x
Enterprise Value/2018 EBITDA	10.6x	10.6x

Benchmark	Reference Range
Enterprise Value/2017 EBITDA	9.5x—11.0x
Enterprise Value/2018 EBITDA	9.0x—10.5x

Utilizing the multiples illustrated above, Evercore determined an implied equity value per unit range of (i) $11.54 per unit to $15.48 per unit using the Management Projections—Management Case, (ii) $11.82 per unit to $15.64 per unit using the Management Projections—Sensitivity Case I and (iii) $11.27 per unit to $15.33 per unit using the Management Projections—Sensitivity Case II.

Premiums Paid Analysis

Evercore also reviewed selected publicly available information for historical premiums paid in (i) MLP merger transactions generally, and (ii) MLP buy-in transactions specifically. Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range for MLP buy-in transactions of (8.6%) to 27.9% premium to the one-day trailing price and a median premium for MLP buy-in transactions of (i) 15.2% to the one-day trailing price, (ii) 14.4% to the five-day trailing price and (iii) 13.1% to the 30-day trailing price, and a range for all MLP merger transactions of (8.6%) to 31.6% premium to the one-day trailing price and a median premium for all MLP merger transactions of (i) 15.0% to the one-day trailing price, (ii) 13.8% to the five-day trailing price and (iii) 10.7% to the 30-day trailing price. Evercore noted that none of the selected transactions or the selected MLPs or companies that participated in the selected transactions was directly comparable to the Merger and related transactions or MLP.

The selected transactions and resulting minimum, maximum, mean and median data were as follows:

Date Announced	Acquiror	Target
1-Feb-17	ONEOK, Inc.	ONEOK Partners, L.P.*
26-Jan-17	Enbridge Energy Co, Inc.	Midcoast Energy Partners, L.P.*
24-Oct-16	American Midstream Partners, LP	JP Energy Partners LP
26-Sep-16	TransCanada Corporation	Columbia Pipeline Partners LP*
1-Aug-16	Transocean Ltd.	Transocean Partners LLC*
31-May-16	SemGroup Corporation	Rose Rock Midstream, L.P.*
3-Nov-15	Targa Resources Corp.	Targa Resources Partners LP*
26-Oct-15	Western Refining, Inc.	Northern Tier Energy LP*
13-Jul-15	MPLX LP	MarkWest Energy Partners, L.P.
13-May-15	The Williams Companies, Inc.	Williams Partners L.P.*
6-May-15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP*
26-Jan-15	Energy Transfer Partners, L.P.	Regency Energy Partners LP

27-Oct-14	Access Midstream Partners LP	Williams Partners L.P.
13-Oct-14	Targa Resource Partners LP	Atlas Pipeline Partners, L.P.
1-Oct-14	Enterprise Products Partners L.P.	Oiltanking Partners L.P.
10-Aug-14	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.*
10-Aug-14	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.*
10-Oct-13	Regency Energy Partners LP	PVR Partners, L.P.
27-Aug-13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage LP*
7-May-13	Pioneer Natural Resources Company	Pioneer Southwest Energy Partners L.P.*
6-May-13	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
29-Jan-13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
23-Feb-11	Enterprise Products Partners L.P.	Duncan Energy Partners L.P.*

* MLP Buy-in Transactions

MLP Buy-Ins Premiums
	1-Day	5-Day	30-Day
Median	15.2%	14.4%	13.1%
Mean	14.1%	14.7%	17.4%
Max	27.9%	27.7%	52.4%
Min	(8.6%)	(1.8%)	1.0%

All Transactions Premiums
	1-Day	5-Day	30-Day
Median	15.0%	13.8%	10.7%
Mean	14.6%	14.7%	16.5%
Max	31.6%	35.8%	52.4%
Min	(8.6%)	(1.8%)	1.0%

Based on the relevant median premiums, Evercore calculated implied equity value per unit ranges of: (i) $19.28 per unit to $21.28 per unit for MLP buy-in transactions and (ii) $18.87 per unit to $21.16 per unit for all transactions.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on May 5, 2017, the date on which Evercore delivered its fairness opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on March 27, 2017, on April 14, 2017, on April 21, 2017, on April 24, 2017, and on April 27, 2017, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations have been attached as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC with respect to the proposed Merger. These written presentations will be available for any interested unitholder of MLP to inspect and copy at MLP’s executive offices during regular business hours.

None of these other written and oral presentations by Evercore, alone or together, constitutes an opinion of Evercore with respect to the merger consideration. The information contained in the written and oral presentations made to the Conflicts Committee on March 27, 2017, on April 14, 2017, on April 24, 2017, and on April 27, 2017 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on May 5, 2017, as described above. The information contained in the written presentation on April 21, 2017 is intended to supplement the information contained in Evercore’s presentation on April 24, 2017, and included additional analyses performed by Evercore in response to requests submitted by the Conflicts Committee, including a review of (i) the illustrative pre-tax returns for a hypothetical investor that purchased Common Units in MLP’s initial public offering on August 6, 2014 and continued to own such Common Units through an assumed effective date of the Merger of June 30, 2017, (ii) hypothetical cumulative cash flows derived from MLP, (iii) the financial impact of hypothetical future drop downs to MLP, (iv) the relationship between the projected distribution per unit growth rates based on Wall Street research and yields of publicly-traded partnerships and (v) particular aspects of previously completed master limited partnership buy-in transactions.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on May 5, 2017 by Evercore. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the May 5, 2017 presentation.

General

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to MLP and its affiliates.

Evercore and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, Evercore and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of MLP and (ii) any currency or commodity that may be involved in the Merger and related transactions and the other matters contemplated by the Merger Agreement.

Evercore and its affiliates and certain of its employees, including members of the team performing services in connection with the Merger and related transactions, as well as certain private equity or other investment funds associated or affiliated with Evercore in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including MLP, other actual or potential transaction participants and their respective affiliates.

The Conflicts Committee selected Evercore to provide financial advice in connection with its evaluation of the Merger because of, among other reasons, Evercore’s experience, reputation and familiarity with the midstream sector of the energy industry and because its investment banking professionals have substantial experience in transactions similar to the Merger. Evercore has consented to the use of its opinion to the Conflicts Committee in this proxy statement.

Copies of written materials provided to the Conflicts Committee by Evercore have been filed as exhibits to the Schedule 13E-3 filed by MLP with the SEC in connection with the Merger and related transactions.

The description set forth above constitutes a summary of the analyses employed and factors considered by Evercore in rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

Pursuant to the terms of the engagement of Evercore, Evercore will receive a fee of $2,250,000 for its services, of which $500,000 became payable upon the execution of its engagement letter. In addition, MLP has agreed to reimburse certain of Evercore’s expenses and indemnify Evercore and certain related parties against certain liabilities arising out of its engagement.

During the two-year period prior to the date of Evercore’s opinion, other than with respect to its opinion and work performed for the Conflicts Committee in connection with the Conflicts Committee’s consideration of MLP’s acquisition of an additional 6.6% interest in VTTI Operating, for which Evercore received $275,000 in fees and the reimbursement of certain expenses, and the Conflicts Committee’s consideration of MLP’s acquisition of an additional 8.4% interest in VTTI Operating, for which Evercore received $250,000 in fees and the reimbursement of certain expenses, no material relationship existed between Evercore or any of its affiliates, on the one hand, and MLP, VTTI Operating, Parent, Vitol, IFM, Buckeye or any of their respective affiliates, on the other hand, pursuant to which compensation was received or is intended to be received by Evercore or its affiliates as a result of such relationship. Evercore and its affiliates may provide financial or other services to MLP, VTTI Operating, Parent, Vitol, IFM, Buckeye or any of their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

Unaudited Management Projections of MLP

MLP does not make public long-term projections as to its future earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, MLP is including the following summary of certain non-public unaudited Management Projections in this proxy statement solely because such information was made available to the Conflicts Committee and the GP Board in connection with their respective evaluations of the Merger and was provided to Evercore for its use and reliance in connection with its financial analyses and opinion. The inclusion of the Management Projections should not be regarded as an indication that any of MLP, the General Partner, the GP Board, Parent or any of their respective officers, directors, affiliates, advisors or other representatives considered, or now considers, any of the Management Projections to be necessarily predictive of actual future results. The Management Projections are not included in this proxy statement to influence any MLP unitholders to make any investment decision with respect to the Merger or for any other purpose.

The Management Projections were prepared by, and are the sole responsibility of, the management of MLP, solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will necessarily be realized or that actual results will not be significantly higher or lower than estimated. MLP’s management believes that the assumptions used as a basis for the Management Projections were reasonable at the time they were made given the information available to MLP’s management at that time. However, the Management Projections are not a guarantee of future performance. The future financial results of MLP may materially differ from those expressed in the Management Projections due to factors that are beyond the management of MLP’s ability to control or predict.

Although the Management Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties and reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the control of MLP. Further, since the Management Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Management Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” MLP unitholders are urged to review MLP’s SEC filings for a description of risk factors with respect to its business.

Certain of the financial information contained in the Management Projections, including Adjusted EBITDA and Distributable Cash Flow, are non-GAAP financial measures. MLP’s management provided these non-GAAP financial measures because they are commonly used by external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies, to assess our operating performance as compared to other publicly traded partnerships in the midstream energy industry, and because MLP’s management believes that these non-GAAP financial measures could be useful in evaluating MLP’s business, potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MLP may not be comparable to similarly titled amounts used by other companies.

The Management Projections do not give effect to the Merger or the other transactions contemplated by the Merger Agreement and were not prepared with a view toward public disclosure, nor were the Management Projections prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the Management Projections require significant estimates and assumptions that make the information included therein inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of MLP. Neither MLP’s independent registered public accounting firm, nor any other independent accountants have compiled, examined or performed any procedures with respect to the Management Projections, and accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of MLP in MLP’s Annual Report on Form 20-F for the year ended December 31, 2016 relates to MLP’s historical financial information. The report does not extend to the Management Projections and should not be read to do so. Furthermore, the Management Projections do not take into account any circumstances or events occurring after the date such information was prepared.

The following table sets forth a summary of certain non-public unaudited Management Projections prepared by management of MLP with respect to MLP for the years ending December 31, 2017, 2018, 2019, 2020 and 2021 (the “Management Projections”).

		Years Ending December 31,
		2017	2018	2019	2020	2021
Adjusted EBITDA (1)	(in US$ millions)	$207.9	$210.5	$211.0	$212.5	$213.7
Distributable Cash Flow (2)	(in US$ millions)	$64.7	$63.0	$62.5	$60.7	$57.6
Distributable Cash Flow per unit (3)		$1.35	$1.32	$1.31	$1.28	$1.22
Distribution per unit (3)		$1.24	$1.22	$1.21	$1.17	$1.11

1)	Adjusted EBITDA is on a fully consolidated basis, before deducting the Adjusted EBITDA attributable to non-controlling interests. We define Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense, other finance expense, gain (loss) on foreign currency transactions and gain (loss) on derivative financial instruments, as further adjusted to reflect realized cash gains on forward foreign exchange contracts, non-cash disposals of property, plant and equipment, non-cash unit based compensation, and to exclude the revenues from the Phase 2 assets of our Malaysian terminal in excess of the costs incurred to operate Phase 2 which are attributable to VTTI. Revenues in excess of costs for Phase 2 assets is the identifiable revenues earned from the Phase 2 assets less allocated operational costs excluding interest, tax, depreciation and amortization.
2)	Distributable Cash Flow is shown after the deduction of the Distributable Cash Flow attributable to non-controlling interests. We define Distributable Cash Flow as Adjusted EBITDA after considering certain period cash payments including maintenance capital expenditures, certain period cash receipts and other reserves established by MLP.
3)	Based on the total number of subordinated and common units of 46,100,720 units and general partner units of 940,831 units.

Readers of this proxy statement are cautioned not to place undue reliance on the Management Projections set forth above. No representation or warranty is made by MLP or any other person to any MLP unitholder regarding the ultimate performance of MLP compared to the information included in the above Management Projections. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that such prospective financial and operating information will necessarily be predictive of future events, and such information should not be relied on as such.

MLP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH MANAGEMENT PROJECTIONS ARE NOT REALIZED, EXCEPT AS MAY BE REQUIRED BY LAW.

J.P. Morgan Financial Advisor Materials

Pursuant to an engagement letter effective as of February 7, 2017, Parent retained J.P. Morgan as its financial advisor in connection with the Merger. J.P. Morgan provided a presentation to the Supervisory Board of Parent on March 2, 2017 in connection with the Merger (the “March 2nd Presentation”). On February 19, 2017, J.P. Morgan provided to each of Vitol and to Buckeye on a non-reliance basis a preliminary version of the materials it intended to provide to the Supervisory Board of Parent in connection with the Merger (the “February Presentation”). In addition to the March 2nd Presentation and the February Presentation, J.P. Morgan provided a presentation to the Supervisory Board of Parent on March 31, 2017 (the “March 31st Presentation”, and together with the February Presentation and the March 2nd Presentation, the “J.P. Morgan Materials”).

The full text of the J.P. Morgan Materials have been filed as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger and are incorporated herein by reference. The summary of the J.P. Morgan Materials set forth in this proxy statement is qualified in its entirety by reference to the full text of such J.P. Morgan Materials. The J.P. Morgan Materials may be examined at, and copies may be obtained from, the SEC in the manner described in “Where You Can Find More Information.” MLP unitholders are urged to read the J.P. Morgan Materials carefully and in their entirety. The J.P. Morgan Materials were intended to assist the respective recipient’s evaluation of the Merger. J.P. Morgan was not requested to provide, and J.P. Morgan did not provide, to Parent, MLP, Vitol, Buckeye, the equityholders of Parent or MLP, or any other person (i) any opinion as to the fairness of the Merger (including, without limitation, the fairness of the merger consideration), (ii) any other valuation of Parent or MLP for the purpose of assessing the fairness of the merger consideration to any such person or (iii) any recommendation as to how a unitholder should vote on the Merger. Because J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow all of the procedures in preparing the J.P. Morgan Materials that it would ordinarily follow in connection with delivering an opinion. The summary of the J.P. Morgan Materials set forth in this proxy statement is qualified in its entirety by reference to the full text of such materials. The J.P. Morgan Materials were prepared solely for their respective recipients and do not constitute a recommendation as to how any unitholder should vote with respect to the Merger of any other matter and should not be relied on as the basis for any investment decision.

In preparing the J.P. Morgan Materials, J.P. Morgan, among other things:

•	reviewed certain publicly available business and financial information concerning MLP and the industry in which it operates;

•	compared the financial and operating performance of MLP with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of MLP common units and certain publicly traded securities of such other companies;

•	reviewed the financial metrics of certain historical transactions that J.P. Morgan deemed relevant;

•	reviewed certain financial forecasts prepared by or at the direction of the management of Parent relating to MLP’s business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate.

In addition, J.P. Morgan held discussions with certain members of the management of Parent with respect to certain aspects of the Merger, and the past and current business operations of MLP, the financial condition and future prospects and operations of MLP, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In preparing the J.P. Morgan Materials, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Parent or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Materials or their suitability for any particular purpose. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of Parent, MLP or any other company or business, nor did J.P. Morgan evaluate the solvency of Parent, MLP or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts of MLP prepared by Parent management referenced above, J.P. Morgan assumed, at Parent’s direction, that such forecasts were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by Parent management as to the expected future results of operations and financial condition of MLP. J.P. Morgan expressed no view as to any of the foregoing analyses or forecasts or the assumptions on which they were based. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Parent with respect to such issues.

The matters considered by J.P. Morgan in its analyses and reflected in the J.P. Morgan Materials were necessarily based on economic, market, industry, operating and other conditions as in effect on the respective dates of such materials. Many such conditions are beyond the control of Parent, MLP and J.P. Morgan. Accordingly, these analyses are inherently subject to uncertainty, and none of Parent, MLP, J.P. Morgan or any other person assumes responsibility if future results are different from those forecasted. J.P. Morgan did not assume any obligation to update, revise or reaffirm its financial analyses or the contents of the J.P. Morgan Materials.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between MLP and Parent, and the decision to enter into the merger agreement was solely that of Parent’s Supervisory Board. J.P. Morgan’s financial analyses were only one of the many factors considered by Parent’s board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Partner’s board of directors or management with respect to the proposed Merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in preparing the financial analyses contained in the J.P. Morgan Materials. The following is a summary of certain of the material financial analyses contained in the J.P. Morgan Materials. The following summary, however, does not purport to be a complete description of the financial analysis presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

The following is a summary of certain financial analyses contained in the presentation to the Parent Supervisory Board given March 2, 2017.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of MLP with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to MLP.

The companies selected by J.P. Morgan (the “MLP Peers”), were as follows:

•	Magellan Midstream Partners, L.P. (“MMP”)

•	Buckeye Partners, L.P. (“BPL”)

•	NuStar Energy L.P. (“NS”)

•	Royal Vopak N.V. (“VPK”)

•	TransMontaigne Partners L.P. (“TLP”)

•	World Point Terminals, LP (“WPT”)

•	Arc Logistics Partners LP (“ARCX”)

The companies selected as MLP Peers were selected because they operate in similar locations or share similar operational characteristics with MLP and, with the exception of VPK, are all publicly traded master limited partnerships. The companies selected may be considered similar to MLP based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to MLP, and certain of these companies may have characteristics that are materially different from those of MLP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect MLP.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of February 28, 2017. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on (except as otherwise noted) Parent management projections (in the case of MLP) and information obtained from FactSet Research Systems and broker estimates (in the case of the selected companies). The information J.P. Morgan calculated for each of the selected companies included:

•	Multiple of firm value calculated as the market value of the company’s fully diluted common equity, plus an implied GP value equal to 15.0x 2017 estimated GP distributable cash flow, plus debt, minority interest and preferred equity) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the years ending December 31, 2017 and 2018;

•	Multiple of price (using the share or unit price, as applicable, as of February 28, 2017) to, with respect to the MLP Peers other than VPK, estimated distributable cash flow (“DCF”) per common unit (calculated by running total DCF through the company’s distribution waterfall) and, with respect to VPK, estimated cash flow per share adjusted for maintenance capex (defined as 15% of EBITDA based on selected public company guidance), in each case, for the years ending December 31, 2017 and 2018; and

•	The estimated calendar year 2017 and 2018 distribution yields, calculated as the estimated distribution per common unit or share, as applicable, divided by the common unit / share price as of February 28, 2017.

Results of the analysis are as follows:

MLP Peers

	Firm Value / Estimated EBITDA		Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2017E	2018E	2017E	2018E	2017E	2018E
MMP	16.9x	15.7x	17.7x	16.6x	4.6%	5.0%
BPL	12.8x	12.2x	12.5x	12.2x	7.4%	7.7%
NS	12.8x	11.9x	10.9x	10.2x	8.4%	8.4%
VPK	10.1x	10.0x	9.8x	9.2x	2.8%	2.9%
TLP	13.3x	12.1x	11.9x	11.3x	6.6%	7.0%
WPT	9.5x	9.6x	10.8x	10.4x	6.9%	6.9%
ARCX	9.7x	9.5x	6.6x	6.4x	11.8%	12.2%

J.P. Morgan also calculated the same financial multiples and ratios for MLP at the market price as of February 28, 2017, based on both the Parent management projections and selected equity research reports (referred to as “street estimates” in the below table).

	Firm Value / Estimated EBITDA		Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2017E	2018E	2017E	2018E	2017E	2018E
MLP (based on Parent management projections)	12.5x	12.3x	13.6x	13.8x	6.8%	6.6%
MLP (based on street estimates)	11.7x	12.4x	12.2x	11.2x	7.8%	8.6%

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of MLP and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geography, corporate structure, growth prospects, asset profiles and capital structures between MLP and the companies included in the public trading multiples analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for MLP of 10.0x—12.0x and 10.0x—11.5x for firm value to estimated 2017 and 2018 EBITDA, respectively; ranges of 10.5x—11.5x and 9.5x— 11.0x for price to estimated 2017 and 2018 DCF per common unit, respectively; and ranges of 8.25%—7.75% and 8.25%—7.75% for estimated 2017 and 2018 distribution yields, respectively.

After applying such ranges to the appropriate metrics for MLP based on the Parent management forecast, the analysis indicated the following implied equity value per unit ranges for MLP common units (resulting per unit values were in all cases rounded to the nearest $0.25 per unit):

MLP Implied Equity Value Per Common Unit Range

	Firm Value / Estimated EBITDA		Price / Estimated DCF Per Common Unit		Estimated Distribution Yield
	2017E	2018E	2017E	2018E	2017E	2018E
Low	$13.00	$13.25	$14.25	$12.50	$15.00	$14.75
High	$17.25	$16.50	$15.50	$14.50	$16.00	$15.75

The ranges of implied equity values per MLP common unit were compared to the MLP common unit closing price of $18.30 on February 28, 2017 and the 60-trading day volume weighted average price (“VWAP”) of $17.06.

Discounted Distributable Cash Flow Per LP Unit Analysis

J.P. Morgan conducted a discounted distributable cash flow per limited partner unit analysis for the purpose of determining an implied fully diluted equity value per unit for MLP common units. A discounted distributable cash flow per limited partner unit analysis is a method of evaluating the equity value of a company using estimates of the future distributable cash flow per limited partner unit generated by the company and taking into consideration the time value of money with respect to those future distributable cash flows per limited partner unit by calculating their “present value”. “Present value” refers to the current value of future distributable cash flows per limited partner unit to unitholders, and is obtained by discounting those future distributable cash flows per limited partner unit back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all distributable cash flows per limited partner unit for periods beyond the final forecast period.

J.P. Morgan calculated the present value of the future distributions to equityholders that MLP is expected to generate during the period from calendar year 2017 through the end of 2021 using the financial forecasts prepared by Parent management.

J.P. Morgan also calculated a range of terminal values for MLP at December 31, 2021 by applying a terminal growth rate ranging from (1.0%) to 1.0% to the projected final year distribution stream of MLP to derive a range of terminal period distributions for MLP. The distribution streams and range of terminal values for each company were then discounted to present values using a discount rate range of 7.5% to 9.5%, which range was chosen by J.P. Morgan based upon an analysis of the cost of equity of MLP. The present value of the estimated future distributions and the range of terminal values for MLP were then adjusted for net debt and the implied value of the general partner’s interest and resulted in a range of implied equity values of $13.00—$19.25 (rounded to the nearest $0.25):

The range of implied equity values per MLP common unit was compared to the MLP common unit closing price of $18.30 on February 28, 2017 and the 60-trading day VWAP of $17.06.

While the discounted distributable cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied valuation range derived from the discounted distributable cash flow analysis is not necessarily indicative of MLP’s present or future value or results.

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected precedent transactions, including related party transactions involving master limited partnerships and transactions in the oil and liquids sector. For purposes of this analysis, J.P. Morgan selected the transactions that J.P. Morgan considered most relevant to its analysis due to the similarity of their participants, size and other factors to the arrangement and identified a number of transactions that were, in its judgment, sufficient to permit J.P. Morgan to conduct its analysis; J.P. Morgan did not however attempt to identify all transactions that may be similar to the Merger.

For each of the selected transactions for which the relevant information was publicly available, among other calculations, J.P. Morgan calculated the multiple of price (using the share or unit price, as applicable) to DCF per common unit/share (calculated by running total DCF through the applicable distribution waterfall).

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for MLP of 11.0x—15.0x for the price to DCF per common unit/share.

After applying such range to the estimated DCF per common unit for the year ending December 31, 2017 for MLP based on the Parent management projections, the analysis indicated an implied equity value per common unit range for MLP of $14.75 to $20.25.

The range of implied equity values per MLP common unit was compared to the MLP common unit closing price of $18.30 on February 28, 2017 and the 60-trading day VWAP of $17.06

Other Presentations by J.P. Morgan

The February Presentation contained a preliminary but substantially similar analysis as described above but utilizing, among other things, market data as of February 17, 2017, preliminary forecasts provided by the equity holders of Parent, a preliminary discount rate range and preliminary reference ranges.

The March 31st Presentation contained an analysis of implied premiums (discounts) to various historical trading prices for the MLP common units and the implied multiples of firm value to estimated EBITDA for the years ending December 31, 2017 and 2018, and price to estimated DCF for the years ending December 31, 2017 and 2018, in each case based on a range of hypothetical prices in the Merger ranging from $17.00 to $21.00. In addition, the March 31st Presentation included a comparison of the market performance of MLP common units against that of the MLP Peers, the Crude Oil Brent ICE Near Term and the Alerian MLP Index, in each case, obtained from FactSet Research Systems for the period beginning March 2, 2017, and ending March 30, 2017.

Miscellaneous

J.P. Morgan provided advice to the Supervisory Board of Parent in connection with the Proposed Transaction. As described above, however, J.P. Morgan was not asked to, and did not, render any opinion relating to the merger consideration or the fairness of the Merger. J.P. Morgan’s financial analyses were one of many factors taken into consideration by the Supervisory Board of Parent in deciding to approve the Merger.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of financial analyses is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of MLP. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

Parent selected J.P. Morgan as its financial advisor because of J.P. Morgan’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in similar transactions and because of J.P. Morgan’s familiarity with Parent, MLP and their respective businesses. As part of J.P. Morgan’s investment banking business, J.P. Morgan is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to an engagement letter effective February 7, 2017, J.P. Morgan will receive a fee of $5.0 million for its services, which is contingent upon the consummation of the transaction. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of the March 2nd Presentation, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Parent, MLP and/or one or more of their affiliates for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as the lead left bookrunner for MLP’s approximately $100 million equity securities offering that priced in August 2016, acting as a joint lead bookrunner on Buckeye’s $600 million debt securities offering that priced in October 2016, acting as the joint lead arranger and joint bookrunner on Buckeye’s revolving credit facility that closed in September 2016, acting as joint lead arranger and joint bookrunner on Buckeye’s term loan A facility that closed in September 2016, acting as a sales agent on Buckeye’s $500 million at the market offering, acting as a joint lead arranger for Vitol S.A.’s revolving credit facility that closed in October 2016 and acting as a joint lead arranger for Vitol S.A.’s revolving credit facility that closed in October 2015. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and lender for Vitol S.A.’s outstanding credit facilities, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of the March 2nd Presentation, the aggregate fees received by J.P. Morgan from MLP were approximately $600,000, from Buckeye Partners were approximately $600,000 and from Vitol were approximately $5,300,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of MLP, Parent, Buckeye and/or one or more of their affiliates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of the Directors and Executive Officers of the General Partner in the Merger

In considering the recommendation of the GP Board that Unaffiliated Unitholders vote “FOR” the Merger Proposal, Unaffiliated Unitholders should be aware that some of the General Partner’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, those of Common Unitholders generally. The GP Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Unaffiliated Unitholders approve the Merger Agreement. For purposes of the agreements and plans described below, the completion of the Merger will constitute a change in control.

Depositary Receipt Awards

MLP is party to a subscription agreement with Stichting, pursuant to which MLP has issued Common Units to Stichting, to be held in trust by Stichting, in consideration for Stichting’s promise to subsequently issue, pursuant to the LTIP, corresponding depositary receipts relating to Common Units and distribution equivalent rights to certain service providers of the General Partner, including its directors and executive officers.

Certain DR Awards vest over a three period following the grant date (the “Time DR Awards”) and other DR Awards vest based upon the Partnership’s achievement of certain performance conditions, subject to accelerated vesting on a pro-rata basis in connection with a change in control (the “Performance DR Awards”). A vested DR Award may be sold to the Stichting in exchange for a cash payment generally equal to the value of the Common Units that correspond to such vested DR Award.

The completion of the Merger will constitute a change in control under the DR Award agreements, such that any unvested Performance DR Awards will accelerate and vest on a pro-rata basis immediately prior to the Effective Time. In connection with the Merger, each DR Award that has vested as of the Effective Time (after giving effect to the accelerated vesting of any Performance DR Awards in connection with the Merger) will be cancelled in exchange for the right to receive the merger consideration with respect to each Common Unit held by the Stichting that corresponds to such vested DR Award. Any DR Awards that have not vested as of the Effective Time will be cancelled at the Effective Time for no consideration.

23,917 Time DR Awards and 45,156 Performance DR Awards held by executive officers and directors of the General Partner, in aggregate, are expected to be vested as of the Effective Time (including those Performance DR Awards that will vest on a pro-rata basis immediately prior to the Effective Time).

Indemnification; Directors’ and Officers’ Insurance

All of the directors and executive officers of the GP Board will receive continued indemnification and insurance coverage for their actions as directors and executive officers after the Effective Time of the Merger.

Parent’s Supervisory and Management Board and MLP Partners’ Management Board Approval of the Merger

The Supervisory Board and the Management Board of Parent and the Management Board of MLP Partners reviewed with their legal and financial advisors the terms and provisions of the Merger Agreement and various other agreements (collectively, the “Transaction Documents”) pursuant to which, among other things, Parent agreed to form Merger Sub, and MLP Partners and Parent, among other parties, agreed to contribute cash to Merger Sub.

In connection with the Merger, the Supervisory Board and the Management Board of Parent and the Management Board of MLP Partners (i) reviewed and evaluated the Merger and the Transaction Documents (as defined below) for the purpose of determining whether the Merger is in the best interests of MLP Partners and Parent, respectively, and (ii) determined whether or not to approve the Merger and the Transaction Documents. The Supervisory Board and the Management Board of Parent and the Management Board of MLP Partners along with their financial and legal advisors conducted an extensive review and evaluation of the proposed Merger.

The Supervisory Board and the Management Board of Parent and the Management Board of MLP Partners, by unanimous vote at meetings held on May 5, 2017, (i) determined that the Merger, including the Transaction

Documents and the transactions contemplated thereby, on the terms and conditions set forth in the Transaction Documents, was in the best interests of MLP Partners and parent, (ii) approved the Merger and the related transactions as contemplated by the Transaction Documents, all upon the terms and conditions set forth in the Transaction Documents, and (iii) passed resolutions approving and adopting the Transaction Documents and the transactions contemplated thereby, including the Merger.

Position of Parent and MLP Partners as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of Parent, MLP Partners, MLP, the General Partner and Merger Sub are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. Parent and MLP Partners are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, acting in its capacity as the general partner of MLP, delegated to the Conflicts Committee the power and authority to review, evaluate and make a recommendation to the GP Board with respect to the proposed transaction, which included the power to negotiate, or delegate to any person the ability to negotiate, the terms and conditions of the proposed transaction and to determine whether the proposed transaction is in the best interests of, MLP and the Unaffiliated Unitholders. Although the GP Board recommends that the Unaffiliated Unitholders vote to approve the Merger Agreement, the views of Parent and MLP Partners as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 was filed with the SEC) should not be construed as a recommendation to any Unaffiliated Unitholder or any holder of Subordinated Units as to how such unitholder should vote on the proposal to approve the Merger Agreement.

Parent and MLP Partners did not undertake an independent evaluation of the fairness of the Merger to the Common Unitholders or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the Merger Agreement, which include the requirement that the Merger Agreement and the Merger be approved by a majority of the Unaffiliated Unitholders and the authorization of the Conflicts Committee to (1) review and to evaluate any potential conflicts among or between the interests of MLP Partners and its affiliates, on the one hand, and MLP and the Unaffiliated Unitholders, on the other hand; (2) review and evaluate the terms and conditions of, and determine the advisability of, the proposed transaction on behalf of the Unaffiliated Unitholders and MLP; (3) negotiate, or delegate to any person or persons the ability to negotiate, with MLP Partners and its affiliates and their representatives, or any other appropriate person, with respect to the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (4) determine whether to approve, and whether to recommend that the GP Board approve, the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval and recommendation constituting “Special Approval” for all purposes under the Partnership Agreement; and the other factors considered by, and the analysis, discussion and resulting conclusions of, the Conflicts Committee and the GP Board described in the section entitled “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal,” which analysis, discussion and resulting conclusions (including the analyses and opinion of Evercore) Parent and MLP Partners expressly adopt as their own, Parent, MLP Partners, the Conflicts Committee and the GP Board, acting on behalf of MLP and the General Partner, all believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered and given weight by the Parent, MLP Partners the Conflicts Committee and the GP Board, acting on behalf of MLP and the General Partner, is not intended to be exhaustive, but includes the factors considered by Parent, MLP Partners, the Conflicts Committee and the GP Board that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Parent, MLP Partners, the Conflicts Committee and the GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, Parent, MLP Partners, the Conflicts Committee and the GP Board, acting on behalf of MLP and the General Partner, made their fairness determination after considering all of the factors as a whole.

Purpose of Parent and MLP Partners and Reasons for the Merger

Reasons of Parent and MLP Partners for the Merger include, but are not limited to the following:

•	Increased Ownership: Through the Merger, Parent will have 100% ownership of the underlying assets of MLP. This is expected to allow operational synergies to occur through the streamlining of general and administrative expenses and elimination of costs associated with the Common Units being publicly traded.

•	Simplified Corporate Structure: Taking MLP private enables Parent to reduce the complexity in its organizational structure. The transaction will enable Parent and MLP Partners to focus on managing growth, costs, debt ratings and structural subordination of indebtedness within the corporate family.

•	Accretion: The Merger provides the opportunity to deliver value to Parent’s earnings.

Parent and MLP Partners, and their respective boards, have undertaken to pursue the Merger at this time for the reasons described above.

Parent and MLP Partners believe that structuring the transaction as a merger is preferable to other transaction structures because (1) it will enable Parent to acquire all of the outstanding Common Units at the same time and (2) it represents an opportunity for the Common Unitholders to receive a premium for their Common Units in the form of the merger consideration. Further, Parent and MLP Partners believe that structuring the transaction as a merger provides a prompt and orderly transfer of ownership of MLP in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The foregoing discussion of the information and factors considered by the Management Board of MLP Partners and the Supervisory Board and Management Board of Parent is not intended to be exhaustive, but includes the material factors considered by the Supervisory Board and the Management Board of Parent in considering whether to pursue and approve the Merger. In view of the variety of factors considered in connection with its evaluation of the Merger, the Management Board of MLP Partners and the Supervisory Board and Management Board of Parent did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Management Board of MLP Partners and the Supervisory Board and Management Board of Parent did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Management Board of MLP Partners and the Supervisory Board and Management Board of Parent based their decision on the totality of the information presented.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Common Unitholders

The primary benefits of the Merger to Common Unitholders that will not have a continuing interest in MLP following the Merger include the following:

•	The receipt by such Common Unitholders of $19.50 per Common Unit in cash, without interest and reduced by any applicable tax withholding; and

•	The avoidance of all downside risk associated with the continued ownership of Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of MLP following the Merger.

The primary detriments of the Merger to Common Unitholders that will not have a continuing interest in MLP following the Merger include the following:

•	The Common Unit price had historically traded higher for a meaningful portion of its trading history;

•	Such unitholders will cease to have an interest in MLP and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of MLP or payment of distributions on Common Units, if any; and

•	The receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to U.S. Common Unitholders.

Benefits and Detriments to MLP, MLP Partners and Parent

The primary benefits of the Merger to MLP, MLP Partners and Parent include the following:

•	If MLP successfully executes its business strategy, the value of MLP Partners’ equity investment could increase because of possible increases in future revenues and cash flow, increases in underlying value of MLP or the payment of distributions, if any, that would accrue to MLP Partners;

•	MLP will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, MLP currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	MLP will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	MLP Partners and Parent, as the owners of MLP, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws impose on public companies.

The primary detriments of the Merger to MLP, MLP Partners and Parent include the following:

•	The Merger is being undertaken during a time of relatively suppressed commodity prices, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of MLP following the Merger will be borne by MLP Partners and Parent;

•	Following the Merger, there will be no trading market for the equity securities of MLP, as the surviving entity; and

•	The risk that potential benefits sought in the Merger may not be realized.

Ownership of MLP After the Merger

After the Merger, MLP will survive as an indirect wholly owned subsidiary of Parent.

Regulatory Approvals and Clearances Required for the Merger

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the Merger Agreement. There can be no guarantee if and when any of the consents or approvals required for the transactions contemplated by the Merger Agreement will be obtained or as to the conditions that such consents and approvals may contain.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the

“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The initial waiting period is 30-days following the submission of the HSR filings. This period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the ultimate parent entity, as defined under the HSR Act, of Parent voluntarily withdraws and refiles to allow a second 30-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material (known as a “Second Request”).

At any time before or after the Effective Time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of the parties or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

On May 22, 2017, the parties filed their respective Premerger Notification and Report Forms (“HSR Forms”) with the Antitrust Division and the FTC for review in connection with the Merger. The parties’ request for early termination of the waiting period was granted effective May 30, 2017.

Parent and MLP have agreed to (including to cause their respective subsidiaries to) use commercially reasonable efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the transactions contemplated by the Merger agreement, including the Merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the Merger, in each case, so as to enable the closing of the Merger to occur as promptly as practicable and in any event no later than October 31, 2017 (the “Outside Date”). Notwithstanding the foregoing, neither Parent nor MLP is under an obligation to dispose, transfer or separate any assets or operations.

Financing of the Merger

At the Effective Time, Parent will have sufficient cash on hand to pay the merger consideration for each Common Unit outstanding immediately prior to the Effective Time, other than the Unvested LTIP Units held by MLP Partners.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by MLP. Total fees and expenses incurred or to be incurred by MLP and Parent in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$
Legal, accounting and other professional fees	$
Proxy solicitation, printing and mailing costs and filing fees	$
Transfer agent and paying agent fees and expenses	$
Total	$

Accounting Treatment of the Merger

Parent prepares its consolidated financial statements under International Financial Reporting Standards (“IFRS”) as adopted by the European Union and accounts for MLP as a consolidated subsidiary. As a result, the Merger will be accounted for as a transaction within equity of Parent in accordance with the accounting policies of Parent.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that any applicable waiting period for required governmental consents and approvals has terminated or expired before the consummation of the Merger.

Certain Litigation

Currently, MLP is not aware of any pending litigation related to the Merger.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the partnership files of MLP, the General Partner, MLP Partners, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units

If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

PROPOSAL NO. 1.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and MLP encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, MLP or any of their respective subsidiaries or affiliates contained in this proxy statement or MLP’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, MLP or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Parent, MLP and their respective subsidiaries were qualified and subject to important limitations agreed to by Parent, MLP and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the Republic of the Marshall Islands, the Merger Agreement provides for the merger of MLP with Merger Sub. MLP, which is sometimes referred to following the Merger as the surviving entity, will survive the merger, and the separate limited liability company existence of Merger Sub will cease. After the completion of the Merger, the certificate of limited partnership of MLP in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Registrar of Corporations of the Republic of the Marshall Islands by the General Partner, executed in accordance with the relevant provisions of the Marshall Islands Limited Partnership Act, as amended (the “Marshall Islands LP Act”) and the Marshall Islands Limited Liability Company Act, as amended (the “Marshall Islands LLC Act”), or at such other date or time as is agreed to by Parent and MLP in writing and specified in the certificate of merger.

Unless the parties agree otherwise, the closing of the Merger will occur at 9:00 a.m. (central time), on the second business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger

Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as Parent and MLP agree. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

Parent and MLP currently expect to complete the Merger in the third quarter of 2017, subject to receipt of required Unitholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Merger

Parent and MLP may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby must have been adopted and approved by the affirmative vote of the holders of at least a majority of the Common Units held by Unaffiliated Unitholders and the holders of at least a majority of the outstanding Subordinated Units, voting as separate classes;

•	the waiting period applicable to the Merger, if any, under the HSR Act, or any other antitrust law must have been terminated or expired; and

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of MLP in Section 3.3(a), Section 3.3(c) and Section 3.5 of the Merger Agreement shall be true and correct, both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date; (ii) the representations and warranties contained in Section 3.2(a) of the Merger Agreement shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date; and (iii) all other representations and warranties of MLP in the Merger Agreement shall be true and correct, both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MLP;

•	MLP and the General Partner shall have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement;

•	Parent shall have received an officer’s certificate executed by an executive officer of MLP certifying that the two preceding conditions have been satisfied; and

•	no material adverse effect having occurred since the date of the Merger Agreement.

The obligations of MLP and the General Partner to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of Parent, MLP Partners and Merger Sub in Section 4.2(a) of the Merger Agreement shall be true and correct, both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date; and (ii) all other representations and warranties of Parent, MLP Partners and Merger Sub in the Merger Agreement shall be true and correct, both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to materiality set forth in any individual such representation or warranty), does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•	Parent, MLP Partners and Merger Sub shall have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	MLP shall have received an officer’s certificate executed by an executive officer of Parent certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a party to the Merger Agreement, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party or its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby or the performance of the Merger Agreement (including, for the avoidance of doubt, performance of the parties’ reasonable best efforts obligations under the Merger Agreement in connection with obtaining regulatory approval); (iii) any change in the market price or trading volume of the limited partnership interests or other equity securities of such party (it being understood and agreed that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such party (on their own or on behalf of such party) arising out of or related to the Merger Agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of methanol, ammonia, natural gas, or other commodities; (viii) any failure of a party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) the taking of any action required by the Merger Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such party and its subsidiaries operate.

Unitholder Approval

MLP has agreed to hold a special meeting of its Unitholders as soon as is practicable after the date of the Merger Agreement for the purpose of voting on the adoption and approval of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement requires MLP to submit the Merger Agreement to a vote of the Unaffiliated Unitholders, as well as a separate vote of the Subordinated Unitholders. In addition, unless the GP Board has effected an adverse recommendation change in accordance with the Merger Agreement as described in “—Change in the GP Board Recommendation,” MLP has agreed to use commercially reasonable efforts to solicit from its Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the adoption and approval by its Unitholders of the Merger Agreement and the transactions contemplated thereby. The GP Board has approved the Merger Agreement and the transactions contemplated thereby and authorized that the Merger Agreement be submitted to the unitholders of MLP for their consideration. MLP Partners, which owns 100% of the Subordinated Units, has agreed to appear at the Special Meeting or otherwise cause the Subordinated Units to be counted as present thereat for purposes of establishing a quorum, and either vote, in person or by proxy, or deliver a written consent to approve the Merger Agreement and transactions contemplated hereby, including the Merger.

No Solicitation by MLP of Alternative Proposals

Pursuant to the Merger Agreement, each of MLP and the General Partner have agreed that it will not, and MLP will cause its and its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its subsidiaries, and their affiliates, relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of MLP and its subsidiaries,

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of MLP,

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of MLP, or

•	merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP or any of its subsidiaries, other than the transactions contemplated in the Merger Agreement and other than in the ordinary course of business.

Change in the GP Board Recommendation

The Merger Agreement provides that MLP and General Partner and their subsidiaries will not, and will use commercially reasonable efforts to cause their representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board that the Unaffiliated Unitholders and the Subordinated Unitholders, voting as separate classes, adopt the Merger Agreement or fail to include such recommendation of the GP Board in this proxy statement.

MLP’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Subject to the conditions described below, the GP Board may, at any time prior to Unitholder Approval, effect an adverse recommendation change if the Conflicts Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable law, and the following conditions have been met:

•	the Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to an adverse recommendation change, unless as the time such notice is otherwise required to be given there are less than five days prior to the Special Meeting, in which case the Conflicts Committee shall provide as much notice as is practicable (the “Notice Period”); and

•	during the Notice Period, the Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such adverse recommendation change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable law, provided, however, that the Conflicts Committee shall take into account all changes to the terms of the Merger Agreement proposed by Parent in determining whether to make an adverse recommendation change.

Merger Consideration

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time and held by Unaffiliated Unitholders will be converted into the right to receive $19.50 in cash, to be paid without interest and reduced by any applicable tax withholding. The Common Units held by MLP Partners will not be cancelled, will not be converted into the merger consideration and will remain outstanding as Common Units following the Effective Time. The Unvested LTIP Common Units will be cancelled at the Effective Time without payment therefor. The General Partner will continue as the sole general partner of MLP and the sole record and beneficial owner of the general partner interests in MLP.

Before the Closing Date, Parent will appoint a paying agent reasonably acceptable to MLP for the purpose of exchanging the Common Units, whether represented by certificates or in book-entry form only, for the merger consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent will send, or will cause the paying agent to send, to each record holder of Common Units as of the Effective Time whose Common Units were converted into the right to receive the merger consideration, a letter of transmittal in a form as MLP and Parent may reasonably agree, including instructions for use in effecting the surrender of the Common Units in exchange for the merger consideration.

On or before the Closing Date, Parent will deposit with the paying agent in trust for the benefit of the holders of Common Units which are converting into the right to receive the merger consideration at the Effective Time, an amount of cash in U.S. dollars sufficient to pay the aggregate merger consideration payable pursuant to the Merger Agreement, such cash deposited with the paying agent referred to as the “Exchange Fund.” The paying agent will deliver the merger consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of Common Units that have been converted into the right to receive the merger consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Treatment of General Partner Interest

As a result of the Merger, the general partner interest in MLP outstanding immediately prior to the Effective Time will remain outstanding and the General Partner will continue as the sole general partner of MLP and the sole owner of the general partner interests in MLP.

Adjustments to Prevent Dilution

Prior to the Effective Time, the merger consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to Common Units to provide the holders of Common Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

Parent and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of applicable U.S. federal, state, local or foreign tax law. To the extent that deduction and withholding is required, such deduction and withholding will be taken in cash. To the extent that deduction and withholding is required, such withheld cash will be treated as having been paid to the former holder of Units in respect of whom such withholding was made.

Regulatory Matters

See “The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

Parent and MLP have agreed to (including to cause their respective subsidiaries to) use commercially reasonable efforts to resolve any objections that a governmental authority or any other person may assert under antitrust laws with respect to the Merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the Merger, in each case, so as to enable the closing of the Merger to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, Parent or MLP or their respective affiliates are under no obligation to dispose, transfer, separate or encumber any assets, businesses or operations (behavioural or otherwise) on or any remedial action with respect to, any assets, businesses or operations, to avoid or eliminate any impediment under any antitrust law.

Termination of the Merger Agreement

Parent or MLP may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Supervisory Board of Parent and the GP Board.

In addition, either Parent or, following authorization by the Conflicts Committee, MLP may terminate the Merger Agreement:

•	if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date will not be available to a party (i) if the inability to satisfy the conditions to closing was due to the failure of such party or its affiliates to perform any of its obligations under the Merger Agreement or (ii) if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the Merger Agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins, restrains, prevents or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate for this reason will not be available to a party if such final law, injunction, judgment or rule was due to the failure of such party to perform any of its obligations under the Merger Agreement; or

•	if the Special Meeting shall have concluded and the Unitholder Approval shall not have been obtained; provided, however, that the right to terminate is not available to a party if such failure to adopt the Merger Agreement or adjournment or postponement was due to the action or failure to act of such party and such action or failure to act constitutes a breach by such party of the Merger Agreement;

In addition, Parent may terminate the Merger Agreement:

•	if an adverse recommendation change by the GP Board shall have occurred; or

•	if there is a breach or failure to perform by MLP of any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of MLP set forth in the Merger Agreement fail to be true) such that such breach or failure to perform would (if it occurred or was continuing as of the Closing Date) give rise to a failure by MLP to adhere to its representations and warranties, or a failure by MLP to perform in all material respects all obligations required to be performed by it under the Merger Agreement, and is incapable of being cured, or is not cured by MLP within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In addition, MLP may terminate the Merger Agreement if there is a breach or failure to perform by Parent, MLP Partners or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of Parent, MLP Partners or Merger Sub set forth in the Merger Agreement fail to be true) such that such breach or failure to perform would (if it occurred or was continuing as of the Closing Date) give rise to a failure by Parent, MLP Partners or Merger Sub to adhere to their representations and warranties, or a failure by Parent, MLP Partners or Merger Sub to perform in all material respects all obligations required to be performed by them under the Merger Agreement, and is incapable of being cured, or is not cured by Parent, MLP Partners or Merger Sub within 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP shall not have the right to terminate if MLP or is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and without such termination first being authorized by the Conflicts Committee.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by MLP.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, MLP has undertaken certain covenants that place restrictions on it and its subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, MLP has agreed to, and to cause each of its subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and insurance policies maintained by it and its subsidiaries, other than changes to such policies made in the ordinary course of business and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of all material contracts.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules delivered by MLP to Parent in connection with the Merger Agreement, MLP will not, and will not permit any of its subsidiaries and its representatives to issue, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its subsidiaries, and their affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of MLP and its subsidiaries, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of MLP, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of MLP, or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP or any of its subsidiaries, other than the transactions contemplated hereby and other than in the ordinary course of business.

Except as set forth above and in the Merger Agreement, MLP is permitted to engage in certain activities and transactions prior to completion of the Merger, such as financings, incurrence of indebtedness, issuances of equity, sales of assets and acquisitions. Any of these transactions could materially affect the current and future financial and operating results of MLP and the combined company.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides, from and after the Effective Time, to the fullest extent that MLP, the General Partner or any applicable subsidiary thereof would be permitted to indemnify past and present directors, officers and employees of MLP, the General Partner or any of their respective subsidiaries, Parent and the surviving entity, jointly and severally, agree to honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP charter documents and comparable governing instruments of the General Partner and any subsidiary of MLP or the General Partner immediately prior to the Effective Time, and ensure that the organizational documents of the surviving entity and Parent shall, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP, the General Partner and their respective subsidiaries than are presently set forth in the MLP charter documents and comparable governing instruments of the General Partner.

The surviving entity shall maintain in effect for six years from the Effective Time MLP’s and the General Partner’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to the past and present directors, officers and employees of MLP, the General Partner or any of their respective subsidiaries, provided that with the written consent of the General Partner obtained prior to the Effective Time, the surviving entity or Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favourable to the past and present directors, officers and employees of MLP, the General Partner or any of their respective subsidiaries, provided, however, that surviving entity or Parent shall not be required to expend more than an amount per year equal to 300% of current annual premiums paid by MLP or the General Partner for such insurance. If MLP or the General Partner in its sole discretion elects, it may purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by any past and present directors, officers and employees of MLP, the General Partner or any of their respective subsidiaries in their capacity as such, so long as the cost of such policy does not exceed six times an amount equal to 300% of the current annual premiums paid by MLP or the General Partner for directors’ and officers’ liability insurance policies, provided, that the cost of the “tail policy” will be borne by the surviving entity of the Merger and, if such a “tail policy” is purchased, Parent will have no further obligations with respect to maintaining directors’ and officers’ liability insurance.

Amendment and Waiver

At any time prior to the Effective Time, whether before or after Unitholder Approval, the parties may, by written agreement, amend the Merger Agreement; provided, however, that:

•	following approval of the Merger and the other transactions contemplated by the Merger Agreement by Unitholders, no amendment or change to the provisions of the Merger Agreement will be made which by law would require further approval by Unitholders without such approval; and

•	MLP may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of the Merger Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the Unaffiliated Unitholders.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval or consent of MLP or the GP Board or of Parent or the Supervisory Board and Management Board of Parent is required pursuant to the Merger Agreement, such determination, decision, approval or consent must be authorized by the GP Board and the Supervisory Board and Management Board of Parent, as applicable.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement; or

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement.

Remedies, Specific Performances

Notwithstanding any termination of the Merger Agreement, the Merger Agreement provides that nothing in the Merger Agreement will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the Merger Agreement or any party from liability for fraud or a wilful breach of any covenant or agreement contained in the Merger Agreement. The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by MLP and Parent. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by MLP, the General Partner and their respective subsidiaries to Parent and Merger Sub relate to, among other things:

•	organization, standing and power;

•	capitalization;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	absence of certain changes or events from December 31, 2016 through the date of the Merger Agreement and from the date of the Merger Agreement through the closing date;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this proxy statement;

•	environmental matters;

•	opinion of financial advisor;

•	brokers and other advisors; and

•	absence of additional representations and warranties.

The representations and warranties made by Parent and Merger Sub to MLP, the General Partner and their respective subsidiaries relate to, among other things:

•	organization, standing and power;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	sufficiency of funds;

•	information supplied in connection with this proxy statement; and

•	absence of additional representations and warranties.

Distributions For Periods Prior to the Merger

Under the Merger Agreement, the General Partner shall declare, and cause the MLP to pay, a cash distribution to Unitholders (including the Unaffiliated Unitholders) for each completed calendar quarter ending prior to the Closing Date in an amount not less than $0.336 per Common Unit per calendar quarter. If a record date for a distribution with respect to any completed calendar quarter has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and the distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time). MLP will not pay any cash distributions to Unitholders for partially completed calendar quarters prior to the Effective Time or any distributions with respect to periods ending after the Effective Time.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MLP

The following table presents, in each case for the periods and as of the dates indicated, MLP’s selected consolidated and combined carve-out financial and operating data, which includes for periods prior to the closing of MLP’s initial public offering on August 6, 2014, combined carve-out financial and operating data of the former subsidiaries of Parent that have interests in the Partnership’s terminals. You should read the following data in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements and the related notes thereto set forth in MLP’s Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

The following discussion assumes that MLP’s business was operated as a separate entity prior to MLP’s IPO on August 6, 2014. The historical financial statements included in this section reflect the assets, liabilities and operations of VTTI Energy Partners LP Predecessor, consisting of the combined financial statements of the subsidiaries that own and operate MLP’s terminals and certain of their parent holding companies (“Predecessor”).

	Year Ended December 31
	2016	2015	2014	2013 (Predecessor)	2012 (Predecessor)
	(in US$ millions, except per unit and operating data)
Statement of Operations Data:
Total revenues	$312.2	$289.7	$303.2	$299.2	$257.6

Total operating expenses	182.8	176.1	190.8	180.1	157.7

Total other operating income	—	9.3	—	—	—

Total operating income	129.4	122.9	112.4	119.1	99.9

Total other expense, net	(38.9)	(19.7)	(31.1)	(31.4)	(19.6)

Income before income tax expense	90.5	103.2	81.3	87.7	80.3
Income tax expense	(17.9)	(28.2)	(24.4)	(17.7)	(14.2)

Net income	$72.6	$75.0	$56.9	$70.0	$66.1

Non-controlling interest	(47.4)	(52.5)	(15.7)	(5.5)	(5.2)

Net income attributable to owners/parents’ equity	$25.2	$22.5	$41.2	$64.5	$60.9

Earnings per unit (1)
Common unit-basic	$0.5839	$0.5478	$0.1607	—	—
Common unit-diluted	$0.5811	$0.5478	$0.1607	—	—
Subordinated unit-basic and diluted	$0.5839	$0.5478	$0.1607	—	—
General partner unit-basic and diluted	$0.5839	$0.5478	$0.1607	—	—

Statement of Cash Flow Data:
Net cash provided by operating activities	$155.9	$220.6	$134.0	$149.9	$121.1
Net cash used in investing activities	(162.7)	(156.0)	(121.2)	(84.7)	(146.1)
Net cash (used in)/provided by financing activities	(28.2)	(43.2)	(29.0)	(51.0)	54.5
Other Financial Data:
Adjusted EBITDA (2)(3)	$199.8	$197.6	$184.9	$187.4	$156.0
Distributions declared per unit	$1.3440	$1.1474	$0.422283	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$20.6	$55.9	$36.3	$54.5	$38.7
Total assets	1,480.8	1,551.4	1,612.5	1,656.3	1,584.4
Total liabilities	874.9	877.3	785.4	1,010.6	880.8
Total partners’/owners’ equity	605.9	674.1	827.1	645.7	703.6
Operating Data:
Gross storage capacity, end of period (MMBbls)	36.0	35.7	35.5	35.5	35.3

(1)

Earnings per unit information is given for the period from the date of the closing of the IPO (August 6, 2014). Earnings per unit has not been presented for any period prior to the IPO as the information is not comparable due to the change in the Partnership structure and the basis of preparation. The Partnership computes earnings per unit using the two-class method for its participating securities, which include the general partner units, common units, subordinated units, and the incentive distribution rights.
(2)	We define Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense, other finance expense, gain (loss) on foreign currency transactions and gain (loss) on derivative financial instruments, as further adjusted to reflect realized cash gains on forward foreign exchange contracts, non-cash disposals of property, plant and equipment, non-cash unit based compensation, and to exclude the revenues from the Phase 2 assets of our Malaysian terminal in excess of the costs incurred to operate Phase 2 which are attributable to VTTI. Revenues in excess of costs for Phase 2 assets is the identifiable revenues earned from the Phase 2 assets less allocated operational costs excluding interest, tax, depreciation and amortization.
(3)	Historical methods of calculating Adjusted EBITDA have been revised to conform to the current period presentation.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA in this proxy statement provides useful information to management in assessing our financial condition and results of operations. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to U.S. GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table reconciles Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of Adjusted EBITDA to net income on a historical basis for each of the periods indicated.

	Year Ended December 31,
	2016	2015	2014	2013 (Predecessor)	2012 (Predecessor)
	(in US$ millions, except operating data)
Net Income	$72.6	$75.0	$56.9	$70.0	$66.1
Interest expense, including affiliates	25.9	12.6	21.1	30.0	18.9
Income tax expense	17.9	28.2	24.4	17.7	14.2
Depreciation and amortization	72.6	68.4	70.7	67.4	55.5
Other finance expense	2.2	2.5	5.3	1.0	0.6
Net loss on foreign currency transactions	10.7	24.7	15.3	0.4	0.1
Loss (gain) on derivative financial instruments	0.1	(20.1)	(10.6)	—	—
Realized cash gains on forward foreign exchange contracts	9.0	10.7	1.8	—	—
Non-cash PP&E disposals and write-offs	0.8	0.6	—	0.9	0.6
Non-cash unit based compensation	0.6	—	—	—	—
EBITDA attributable to ATB Phase Two Assets	(12.6)	(5.0)	—	—	—

Adjusted EBITDA	$199.8	$197.6	$184.9	$187.4	$156.0

Ratio of Earnings to Fixed Charges

The following table presents MLP’s ratio of earnings to fixed charges for the year ended December 31, 2016 and 2015, respectively.

	December 31, 2016	December 31, 2015
Earnings as defined in item 503(d) of Regulation S-K:
Add:
Pretax income from continuing operations	$90.5	$103.2
Fixed Charges	32.9	22.4
Amortization of capitalized interest	0.9	0.8
Distributed income of equity investees	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—
Deduct:
Interest capitalized	0.5	3.1
Preference security dividend requirements of consolidated subsidiaries	—	—
Non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—

	$123.7	$123.3

Fixed charges as defined in item 503(d) of Regulation S-K:
Interest on long-term debt	$25.9	$12.6
Other interest	2.2	2.5
Capitalized interest during period	0.5	3.1
Amortization of premium, reacquisition premium, discount and expense on debt, net	—	—
Interest portion of rent expense	4.3	4.3
Preference security dividend requirements of consolidated subsidiaries	—	—

	$32.9	$22.4

Ratio of earnings to fixed charges	3.8	5.5

Book Value per Common Unit

As of December 31, 2016, the book value per Common Unit was $7.04. Book value per Common Unit is computed by dividing total Common Unitholder equity of $180.2 million at December 31, 2016, which does not include any allocation of accumulated other comprehensive income, by the total Common Units outstanding on that date of 25,595,500 Common Units.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

Common Units trade on the NYSE under the symbol “VTTI.” On May 5, 2017, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $18.69 per common unit. On             , 2017, the most recent practicable date before the printing of this proxy statement, high and low reported sales prices of Common Units were $             and $            , respectively, and there were approximately                 Common Unitholders, including beneficial owners of common units held in “street name.”

The following table shows the high and low closing prices per common unit as well as the cash distribution paid per common unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges		Cash Distribution Paid Per Common Unit
	High	Low
Period from March 31 to May 31, 2017	$19.50	$18.60
Quarter Ended March 31, 2017	$19.10	$16.65	$0.3360
Year Ended December 31, 2016
Quarter Ended December 31, 2016	$19.31	$15.65	$0.3360
Quarter Ended September 30, 2016	$21.23	$17.80	$0.3281
Quarter Ended June 30, 2016	$21.22	$18.28	$0.3204
Quarter Ended March 31, 2016	$20.71	$15.45	$0.31085
Year Ended December 31, 2015
Quarter Ended December 31, 2015	$21.01	$17.26	$0.3015
Quarter Ended September 30, 2015	$25.20	$17.52	$0.2925
Quarter Ended June 30, 2015	$27.71	$23.86	$0.2815
Quarter Ended March 31, 2015	$25.86	$20.75	$0.2719

UNIT OWNERSHIP

MLP’s voting securities consist of the Common Units and the Subordinated Units. The unit ownership amounts below contain certain information about unitholders whom MLP believes are the “beneficial” owners of more than five percent (5%) of the outstanding Common Units. Except as described below, MLP knows of no person that beneficially owns more than 5% of the outstanding Common Units, based solely on filings made with the SEC. The Subordinated Units, which represent approximately 44.0% of the aggregate voting power of MLP’s outstanding voting securities, are entirely held by MLP Partners.

The respective directors and executive officers of each of the General Partner, Parent and MLP Partners do not own any Common Units as of the record date of                 , 2017.

The percentage of beneficial ownership is calculated on the basis of 25,975,720 common units outstanding as of June 29, 2017. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership as of June 29, 2017, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of the General Partner is 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom, except as otherwise noted. The address for each executive officer and member of the Supervisory Board or Management Board of MLP Partners and Parent is K.P. van der Mandelelaan 130, 3062 MB Rotterdam, The Netherlands, except as otherwise noted.

Unit Ownership of Other 5% or More Unitholders

The following table sets forth the beneficial ownership of Common Units and Subordinated Units as of June 29, 2017, by each person known to beneficially own more than 5.0% of Common Units or Subordinated Units. The number of units beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Common Units Beneficially Owned		Subordinated Units Beneficially Owned		Percentage of Total Common and Subordinated Units Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
VTTI MLP Partners B.V. (1)	1,896,056	7.3%	20,125,000	100.0%	47.8%
Goldman Sachs Asset Management, L.P. / GS Investment Strategies, LLC (2)	2,881,999	11.1%	—	—	6.3%
Harvest Fund Advisors LLC	2,835,877	10.9%	—	—	6.2%
Investment advisors affiliated with Waddell & Reed Financial, Inc. (3)	2,108,502	8.1%	—	—	4.6%
Tortoise Capital Advisors, L.L.C.	1,695,760	6.5%			3.7%
Salient Capital Advisors, LLC	1,396,230	5.4%	—	—	3.0%
Clearbridge Investments, LLC	1,280,066	4.9%	—	—	2.8%

(1)

MLP Partners is the record holder of 1,295,336 Common Units, and Stichting is the record holder of 600,720 Common Units. Buckeye Partners, L.P. (“Buckeye”) is the sole member of Buckeye Raritan Bay Terminal LLC (“Buckeye Terminal”), which is the majority shareholder of Buckeye North Sea Coöperatief U.A. (“Buckeye North Sea”). Vitol Holding B.V. (“Vitol”) is the sole shareholder of Martank B.V. (“Martank”), which is a 50% shareholder of VIP Terminals Finance B.V. (“VIP Finance”) and maintains the right to elect a majority of the board of VIP Finance. IFM is the sole shareholder of Luxport S.á.r.l., which is a 50% non-controlling shareholder of VIP Finance. Buckeye North Sea and VIP Finance are the sole shareholders of VIP Terminals Holding B.V. (“VIP”), which is the sole shareholder of Parent, which is the sole shareholder of MLP Partners. Buckeye is a publicly traded entity listed on the New York Stock Exchange. Vitol has a management board whose directors are Guy Richard Skern, Andries Pieter Eeltink and William Dennis Laneville and a supervisory board whose directors are Ian Roper Taylor, David Bernard Fransen, Russell David Hardy, Kho Hui Meng and Miguel Angel Loya. As a result, each of Parent, VIP, VIP Finance, Buckeye North Sea, Martank, Buckeye Terminal, Buckeye and Vitol may be deemed to share beneficial ownership over the Common Units and Subordinated Units held of record by MLP Partners. Each such entity or individual disclaims any such beneficial ownership.

Parent has the power to appoint the members of the board of directors of the Stichting, which has the power to vote and dispose of the Common Units held by the Stichting. As a result, each of Parent, VIP, VIP Finance, Buckeye North Sea, Martank, Buckeye Terminal, Buckeye and Vitol may be deemed to share beneficial ownership over the Common Units held of record by the Stichting.

(2)	Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting power as to 2,881,999 common units and shared dispositive power as to 2,881,999 common units. This information is based on the Schedule 13G filed by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC on February 6, 2017.
(3)	These securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO may be deemed the beneficial owner of 974,523 of these securities and WRIMCO may be deemed the beneficial owner of 1,133,979 of these securities. This information is based on the Schedule 13G filed by Ivy Investment Management Company, Waddell & Reed Investment Management Company, Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc. on February 14, 2016.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

There have been no transactions in the last 60 days in the Common Units by MLP, the General Partner, MLP Partners, or Parent or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

COMMON UNIT UNITHOLDER PROPOSALS

Under applicable law of the Republic of the Marshall Islands and the Partnership Agreement, MLP is not required to hold an annual meeting of its Unitholders. Under the Partnership Agreement, a special meeting of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that required the vote of the Unitholders pursuant to the Partnership Agreement. Only those record holders of the units on the record date shall be entitled to notice of and to vote at the meeting of limited partners or to act with regard to matters as to which the holders of the outstanding units have the right to vote.

DELISTING AND DEREGISTRATION

If the Merger is completed, Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, MLP will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, MLP will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes certain material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) that receive cash pursuant to the Merger. This discussion assumes the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the estate and gift tax laws. This discussion is based upon the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this proxy statement. These authorities are subject to change, possibly with retroactive effect, which may result in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the Merger or that a court would not sustain any such contrary position.

The following discussion applies only to beneficial owners of Common Units that own their Common Units as “capital assets” within the meaning of Section 1221 of the Code and does not comment on all U.S. federal income tax consequences that may be relevant to such beneficial owners of Common Units in light of their particular circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to beneficial owners of Common Units subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities,

•	tax-exempt organizations or governmental organizations,

•	insurance companies,

•	dealers or brokers in securities or foreign currency,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens or long-term residents of the United States,

•	“passive foreign investment companies” or “controlled foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	persons subject to the alternative minimum tax,

•	U.S. holders who own or are deemed to own actually or constructively 10% or more of the equity of MLP,

•	Unitholders who hold their units as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	Unitholders who purchase or sell their Common Units as part of a wash sale for tax purposes,

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein),

•	Unitholders who received their Common Units as compensation or through a tax-qualified retirement plan, and

•	Unitholders who will hold, directly or indirectly, an interest in MLP following the Merger.

Each Unitholder is encouraged to consult his own tax advisor to determine the particular tax consequences to him of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.

U.S. Federal Income Taxation of U.S. Holders

As used in this discussion, “U.S. Holder” means a beneficial owner of Common Units that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Treatment of the Merger Generally. The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion below of the rules applicable to passive foreign investment companies, a U.S. Holder that receives cash pursuant to the Merger generally will recognize capital gain or loss as a result of the Merger in an amount equal to the difference between the amount realized by such U.S. Holder and the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Common Units. A U.S. Holder’s adjusted tax basis in such Common Units, generally, will be the U.S. Holder’s purchase price for the units reduced (but not below zero) by the amount of any distributions to the U.S. Holder on such units that were treated as nontaxable returns of capital. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period of such Common Units exceeds one year. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss, generally, will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder that receives cash pursuant to the Merger if MLP were a passive foreign investment company (“PFIC”) with respect to such U.S. Holder. In general, MLP would be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held Common Units, either:

•	at least 75% of MLP’s gross income (including the gross income of its subsidiaries) for such taxable year consisted of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of MLP’s assets (including the assets of its subsidiaries) during such taxable year produced, or was held for the production of, passive income.

Based on MLP’s past, current and projected methods of operation, we believe that more than 25% of MLP’s gross income for each of its taxable years arose or will arise from terminal services activities that do not generate passive income, and that more than 50% of the average value of its assets for each such year was or will be held for the production of such nonpassive income. Accordingly, we do not believe that MLP was a PFIC for any of its previous taxable years or that it will be a PFIC for its current taxable year. Conclusions in this area, however, remain matters of interpretation, and no assurance can be given that MLP is not a PFIC with respect to any U.S. Holder. For a further discussion of the PFIC rules, please see MLP’s Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference into this proxy statement.

The PFIC rules are extremely complex, and U.S. Holders are encouraged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger, including the possible application of the PFIC rules.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of Common Units (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” Unitholders who are partners in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) should consult their tax advisors regarding the tax consequences of the Merger.

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the receipt of cash in exchange for Common Units pursuant to the Merger provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will generally be subject to U.S. federal income tax in the event the gain from the Merger is effectively connected with the conduct of such U.S. trade or business (provided, in the case of certain Non-U.S. Holders entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment of such Non-U.S. Holder). Effectively connected gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the Merger if they are present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Backup Withholding and Information Reporting

In general, the payment of the merger consideration will be subject to information reporting. Payments to a U.S. Holder that is an individual also may be subject to backup withholding if such U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a beneficial owner of Common Units, generally, may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and may be able to obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is applicable only to persons who are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or our other subsidiaries will, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our common units.

It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such Unitholder.

United Kingdom Tax Consequences

The following is a discussion of the material U.K. tax consequences that may be relevant to Common Unitholders who are not (and have not been) resident in the United Kingdom for U.K. tax purposes, or “non-U.K. Holders.”

Common Unitholders who are (or have been) resident in the United Kingdom for U.K. tax purposes are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of a disposition of our common units.

The discussion that follows is based upon existing U.K. legislation and current HM Revenue & Customs practice as of the date of this proxy statement, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of a disposition of units described below.

Taxation of disposals

U.K. tax will not be withheld from amounts paid to non-U.K. holders in respect of the disposition of their Common Units.

Under U.K. taxation legislation, non-U.K. holders will not be required to pay tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the disposition of the Common Units, provided that such holders do not use or hold, and are not deemed or considered to use or hold, their Common Units in the course of carrying on a trade, profession or vocation in the United Kingdom and do not have a branch or agency or permanent establishment in the United Kingdom by which such Common Units are used, held or acquired. (HM Revenue & Customs have previously confirmed that unitholders should not be regarded as carrying on a trade in the United Kingdom merely by virtue of ownership of Common Units.)

Stamp taxes

No liability for stamp duty reserve tax should arise in connection with the disposition of Common Units by Common Unitholders.

Provided that the instrument of transfer is not executed in any part of the United Kingdom and does not relate to any property situated or to any matter or thing done or to be done in any part of the United Kingdom, no liabilities to U.K. stamp duty should arise in connection with the disposition of Common Units.

Netherlands Tax Considerations

The following is a discussion of the material Dutch tax consequences that may be relevant to Unitholders who are not and have not been resident of the Netherlands for Dutch tax purposes and who are not subject to any Dutch tax for any source or reason other than by virtue of their ownership of our common units. Unitholders who are, or have been,(deemed) resident of the Netherlands for Dutch tax purposes and/or subject to Dutch tax for any source or reason other than by virtue of their ownership of our common units are urged to consult their own tax advisors regarding the potential Dutch tax consequences to them of an investment in our common units.

The discussion that follows is based upon existing Dutch legislation, case law and current Dutch tax authorities’ practice and policy as of the date of this merger agreement, both of which may change, possibly with retroactive effect. Changes in legislation, case law and the practice and policy of Dutch tax authorities may cause the tax consequences to vary substantially from the consequences of the exchange of common units for cash described below.

Distributions

We are not required to withhold Dutch dividend withholding tax when making distributions to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI MLP Energy Partners LP and VTTI MLP Holdings Ltd—is not in the Netherlands for Dutch tax purposes. We have obtained an Advance Tax Ruling from the Dutch tax authorities confirming that the place of effective management of these entities will be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management, as included in the ruling request. Consequently, any distribution to unitholders should not be subject to Dutch dividend withholding tax. Please read “Advance Tax Ruling and Written Confirmation”.

Taxation of Income and Disposition of Common Units

Under Dutch tax legislation, non-Dutch resident Unitholders will not be subject to tax in the Netherlands merely by virtue of their ownership of our common units. Consequently, under such circumstances, non-Dutch resident Unitholders will not be liable to any Dutch taxation regarding the purchase, ownership or disposition of common units. Also, non-Dutch resident Unitholders are not required to file a Dutch tax return in the Netherlands relating to their ownership of common units merely by virtue of their ownership of our common units. Please read “Advance Tax Ruling and Written Confirmation”.

Advance Tax Ruling and Written Confirmation

Original Advance Tax Ruling

We concluded an Advance Tax Ruling with the Dutch tax authorities with a term of five years starting from the day of the Initial Public Offering. The Advance Tax Ruling is a legally binding agreement between us and the Dutch tax authorities. In the Advance Tax Ruling we obtained advance certainty from the Dutch tax authorities that non-Dutch resident Common Unitholders will not be subject to Dutch non-resident tax merely by virtue of their ownership of our common units. It has also been confirmed that we are not required to withhold Dutch dividend withholding tax on distributions made to unitholders provided that the place of effective management of the following entities—VTTI Energy Partners GP LLC, VTTI MLP Energy Partners LP and VTTI MLP Holdings Ltd—is and will continue to be outside the Netherlands, which place of effective management has been confirmed to be outside the Netherlands on the basis of our description of those entities’ envisaged organization, governance and management as included in the ruling request.

New written confirmation

On March 1, 2017, we have obtained a written confirmation from the Dutch tax authorities that, on the basis of our description of the merger agreement, any gain realized upon the exchange of common units for cash resulting from the merger agreement will not give rise to a Dutch corporate income tax, Dutch income tax or Dutch dividend withholding tax liability for the Unitholders, provided that the place of effective management of VTTI Merger Sub LLC will not be in the Netherlands for Dutch tax purposes. This Written Confirmation forms an integral part of the Advance Tax Ruling.

INFORMATION CONCERNING PARENT, MLP PARTNERS AND MERGER SUB

Parent is a fee-based, growth-oriented business formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on global scale. Parent’s assets include interests in a broad-based portfolio of terminals that are strategically located throughout the world with a combined total storage capacity of 54 million barrels including assets under construction. Through its direct wholly owned subsidiary MLP Partners, Parent owns the General Partner, all of MLP’s incentive distribution rights, 1,295,336 Common Units and all of the Subordinated Units, which, in the aggregate, represent approximately 45.5% limited partner interest in MLP.

MLP Partners formed Merger Sub on May 3, 2017 and is its sole member. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable filings relating to the Merger.

The business address and telephone number of Parent is K.P. van der Mandelelaan 130, 3062 MB Rotterdam, The Netherlands, +31 10 453 20 20. The business address and telephone number of Merger Sub is 555 Highway 401, Cape Canaveral, Florida 32920.

At the closing of the Merger, Merger Sub will merge with and into MLP, the separate existence of Merger Sub will cease and MLP will survive and continue to exist as a Marshall Islands limited partnership.

During the past five years, none of the entities described above have been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INFORMATION CONCERNING MLP

About MLP

MLP is a fee-based, publicly traded limited partnership formed to own, operate, develop and acquire refined petroleum product and crude oil terminalling and related energy infrastructure assets on a global scale. MLP closed its initial public offering (“IPO”) of 20,125,000 common units on August 6, 2014. MLP was formed under the laws of the Republic of the Marshall Islands.

Parent’s direct wholly owned subsidiary, MLP Partners, owns, directly or indirectly, (i) 1,295,336 Common Units, (ii) 20,125,000 Subordinated Units, (iii) 100% of the general partner interests in MLP and (iv) 100% of the outstanding incentive distribution rights in MLP.

Common Units trade on the NYSE under the symbol “VTTI.” MLP’s and the General Partner’s mailing address is 25-27 Buckingham Palace Road, London, SW1W 0PP, United Kingdom and their telephone number is +44 20 3722 0110. A detailed description of MLP’s business is contained in its Annual Report on Form 20-F for the year ended December 31, 2016, incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

In conjunction with its IPO, MLP acquired a 36.0% interest in VTTI MLP B.V. (“VTTI Operating”) which, as of December 31, 2016, owned a portfolio of 6 terminals with 396 tanks and 36.0 million barrels of refined petroleum product and crude oil storage capacity located in Europe, the Middle East, Asia, and North America. On July 1, 2015, MLP acquired an additional 6.6% economic interest in VTTI Operating and on September 1, 2016, MLP acquired an additional 8.4% equity interest in VTTI Operating, increasing its total economic interest in VTTI Operating to 51.0% with a 51.0% indirect voting interest in VTTI Operating. At the time of the IPO in August 2014, MLP entered into an omnibus agreement with Parent pursuant to which Parent granted MLP a right of first offer on the remaining ownership of VTTI Operating and all other currently owned and future terminalling and related energy infrastructure assets held by Parent and its affiliates.

MLP’s terminals are generally located in major international supply and demand centers for refined petroleum products and crude oil and provide critical midstream infrastructure services to its customers at these international market hubs. A variety of transportation interconnections are available to move MLP’s customers’ products to and from MLP’s terminal facilities such as ships and barges, roads, railroads and pipelines.

During the past five years, neither MLP nor the General Partner has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PROPOSAL NO. 2. POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES,

IF NECESSARY OR APPROPRIATE

Unitholders are being asked to approve a proposal that will give the GP Board authority to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date. If the Special Meeting is adjourned, Unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your units will be voted in favor of the Adjournment Proposal. But if you indicate that you wish to vote against the adoption of the Merger Agreement, your units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal. If a quorum is present at the meeting, holders of at least a majority of the outstanding Common Units must vote in favor of the proposal; provided that, if a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding Common Units entitled to vote at such meeting represented either in person or by proxy will be required to approve the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

The GP Board unanimously recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement. You should rely only on the information contained in this proxy statement and in the documents that MLP has incorporated by reference into this proxy statement. MLP has not authorized anyone to provide you with information that is different from or in addition to the information contained in this document or incorporated by reference into this proxy statement.

MLP files annual and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by MLP at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including MLP, at www.sec.gov. You may also access the Securities and Exchange Commission filings and obtain other information about MLP through the website maintained by MLP, which is www.vttienergypartners.com. The information contained in that website is not incorporated by reference in this proxy statement.

MLP “incorporates by reference” into this proxy statement information that it filed with the SEC. This means that MLP can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement.

The following documents, which were filed by MLP with the Securities and Exchange Commission, are incorporated by reference into this proxy statement:

MLP’s Filings (SEC File No. 0001-605725)

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed on April 28, 2017.

•	The description of the Common Units contained in the Registration Statement filed on Form 8-A filed on July 28, 2014, and including any subsequent amendments or reports filed for the purpose of updating such description.

As a foreign private issuer, MLP is exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and MLP’s executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, MLP is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

MLP has supplied all information contained or incorporated by reference in this proxy statement about MLP.

You can also obtain the documents incorporated by reference in the proxy statement and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five (5) business days before you must make your investment decision.

VTTI B.V.	VTTI Energy Partners LP
K.P. van der Mandelelaan 130	25-27 Buckingham Palace Road
3062 MB Rotterdam	London, SW1W 0PP
The Netherlands	United Kingdom
Attention: Corporate Secretary	Attention: Corporate Secretary
Phone: +31 10 453 20 20	Phone: +44 20 3722 0100

In addition, if you have questions about the Merger or the Special Meeting, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents incorporated by reference in the proxy statement, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the Special Meeting, MLP should receive your request no later than five (5) business days before the date of the Special Meeting. This means that Unitholders requesting documents must do so by                 ,             in order to receive them before the Special Meeting.

This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement by reference or in the affairs of MLP since the date of this proxy statement.

ANNEX A:

AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of May 8, 2017

among

VTTI B.V.,

VTTI MLP PARTNERS B.V.,

VTTI MERGER SUB LLC,

VTTI ENERGY PARTNERS LP,

and

VTTI ENERGY PARTNERS GP LLC

INDEX OF DEFINED TERMS

Defined Term	Where used
Adverse Recommendation Change	Section 5.3(a)
Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Book-Entry Units	Section 2.1(g)
business day	Section 8.13
CERCLA	Section 3.9
Certificate	Section 2.1(g)
Certificate of Merger	Section 1.3
Charter Documents	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(h)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Conflicts Committee	Recitals
Contract	Section 8.13
DR Awards	Section 2.1(e)
Effective Time	Section 1.3
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
Exchange Act	Section 3.4
Exchange Fund	Section 2.2(b)
Financial Advisor	Section 3.10
Foundation	Section 2.1(e)
GAAP	Section 8.13
General Partner	Preamble
General Partner Charter Documents	Section 8.13
Governmental Authority	Section 8.13
GP Board	Recitals
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
Indemnified Person	Section 5.8(a)
Knowledge	Section 8.13
Law	Section 3.7
Liens	Section 8.13
Long-Term Incentive Plan	Section 8.13
Marshall Islands LLC Act	Section 8.13
Marshall Islands LP Act	Section 8.13
Material Contract	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
MLP	Preamble
MLP Board Recommendation	Section 5.1(b)
MLP Charter Documents	Section 8.13
MLP Disclosure Schedule	Article III
MLP Entities	Preamble

MLP Material Adverse Effect	Section 8.13
MLP Notice Period	Section 5.3(b)(i)
MLP Partners	Preamble
MLP SEC Documents	Section 8.13
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Board	Recitals
Partnership Agreement	Section 8.13
Party	Preamble
Paying Agent	Section 2.2(a)
Permit	Section 8.13
Person	Section 8.13
Proceeding	Section 8.13
Proxy Statement	Section 3.4
Representatives	Section 5.1(a)
Restraints	Section 6.1(c)
Sarbanes-Oxley Act	Section 8.13
Schedule 13E-3	Section 5.1(a)
SEC	Section 8.13
Securities Act	Section 8.13
Special Approval	Section 8.13
Sponsor Entities	Preamble
Sponsor Units	Section 2.1(c)
Subordinated Units	Section 8.13
Subsidiary	Section 8.13
Surviving Entity	Section 1.1
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Unaffiliated Unitholders	Section 8.13
Unitholder	Section 8.13
Unitholder Approval	Section 3.3(c)
Unitholders Meeting	Section 5.1(b)
Vested DR Awards	Section 2.1(e)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 8, 2017 (this “Agreement”), is by and among VTTI Energy Partners LP, a Marshall Islands limited partnership (“MLP”), VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of MLP (the “General Partner” and, together with MLP, the “MLP Entities”), VTTI B.V., a private limited liability company organized in the Netherlands (“Parent”), VTTI MLP Partners B.V., a private limited liability company organized in the Netherlands and a direct wholly owned subsidiary of Parent (“MLP Partners”), and VTTI Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of MLP Partners (“Merger Sub” and, together with Parent and MLP Partners, the “Sponsor Entities”). Each of MLP, the General Partner, Parent, MLP Partners and Merger Sub are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Conflicts Committee (“Conflicts Committee”) of the Board of Directors (the “GP Board”) of the General Partner has (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of MLP and the Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein) (the foregoing constituting Special Approval (as defined herein)), and (c) recommended to the GP Board and the Unitholders (as defined herein) that the GP Board and the Unitholders approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the Conflicts Committee, the GP Board has (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of MLP and the Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement and the transactions contemplated hereby be submitted to a vote of the Unitholders, and (d) recommended, and resolved to recommend, approval of this Agreement and the transactions contemplated hereby by the Unitholders;

WHEREAS, the Supervisory Board of Parent (the “Parent Board”) (a) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and (b) approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Management Board of MLP Partners has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time, Merger Sub shall be merged with and into MLP (such transaction, the “Merger”), the separate limited liability company existence of Merger Sub will cease, and MLP will continue its existence as a limited partnership under Marshall Islands law as the surviving entity in the Merger and an indirect wholly owned Subsidiary of Parent (the “Surviving Entity”).

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 9:00 A.M., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as MLP and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, a certificate of merger effecting the Merger, executed in accordance with the relevant provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), will be duly filed with the Registrar of Corporations of the Republic of the Marshall Islands by the General Partner. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date or time as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein, in the Partnership Agreement and in the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of MLP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided by Law, consistent with the obligations set forth in Section 5.8.

(b) At the Effective Time, the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

ARTICLE II

EFFECT ON INTERESTS

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the General Partner, MLP, Parent, MLP Partners or the holder of any securities of MLP or Merger Sub:

(a) Conversion of Common Units. Subject to Section 2.3, each Common Unit issued and outstanding as of immediately prior to the Effective Time, other than the Sponsor Units, shall be converted into the right to receive $19.50 per Common Unit in cash without any interest thereon (collectively, the “Merger Consideration”).

(b) General Partner Interest. As of the Effective Time, the general partner interest in MLP issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity and the General Partner shall continue as the sole general partner of the Surviving Entity and the sole record and beneficial owner of the general partner interests in the Surviving Entity.

(c) MLP Partners Owned Common Units. Any Common Units that are owned immediately prior to the Effective Time by MLP Partners (“Sponsor Units”) shall not be cancelled, shall not be converted into the Merger Consideration and shall remain outstanding as common units representing limited partner interests in the Surviving Entity.

(d) Subordinated Units. All Subordinated Units that are owned immediately prior to the Effective Time by MLP Partners shall not be cancelled, shall not be converted into the Merger Consideration and shall remain outstanding as Subordinated Units in the Surviving Entity.

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(e) LTIP. Each award of depositary receipts and distribution equivalent rights with respect to Common Units held in trust by Stichting Administratiekantoor VTTI, a foundation organized under the laws of the Netherlands (the “Foundation”), issued and outstanding to employees, consultants, and directors of MLP and certain of MLP’s affiliates pursuant to the Long-Term Incentive Plan (“DR Awards”) shall, to the extent not vested as of the Effective Time (after giving effect to any accelerated or pro-rata vesting or payout requirements under the applicable award agreements), lapse automatically and terminate, effective as of the Effective Time, and no consideration or remuneration shall be payable to the holders thereof on account of such termination (including for the avoidance of doubt the termination of the trust arrangement in accordance with Section 6.6 of the applicable award agreement(s)). Each DR Award, to the extent vested as of the Effective Time (after giving effect to any accelerated or pro-rata vesting or payout requirements under the applicable award agreements) (“Vested DR Awards”), shall be treated in accordance with the terms of the applicable award agreement(s). The Common Units held by the Foundation that correspond to Vested DR Awards shall be converted into the right to receive the Merger Consideration at the Effective Time and the Common Units held by the Foundation that do not correspond to Vested DR Awards shall be cancelled at the Effective Time without payment therefor.

(f) Conversion of the Membership Interests in Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MLP, the General Partner or Merger Sub, the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of common units representing limited partner interests in the Surviving Entity equal to the number of Common Units converted into the Merger Consideration pursuant to this Agreement. MLP Partners shall continue as a limited partner of the Surviving Entity and shall be the only limited partner of the Surviving Entity. At the Effective Time, the books and records of MLP (as the Surviving Entity) shall be revised to reflect that MLP Partners is the only limited partner of the Surviving Entity and the simultaneous withdrawal of all other limited partners from the MLP.

(g) Certificates. As of the Effective Time, all Common Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or an effective affidavit of loss in lieu thereof) (a “Certificate”) or evidence of units in book-entry form (“Book-Entry Units”) that immediately prior to the Effective Time represented any such Common Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

Section 2.2 Payment of Merger Consideration.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to MLP (the “Paying Agent”) for the purpose of exchanging Certificates or Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Book-Entry Units to the Paying Agent) in such form as MLP and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates or Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. At or prior to the Closing, Parent shall cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units, cash in an amount sufficient to pay the aggregate Merger Consideration issuable upon due surrender of the Certificates or Book-Entry Units pursuant to the provisions of this Article II. All cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration

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contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Surrender of Common Units. Each holder of Common Units that have been converted into the right to receive the Merger Consideration upon surrender to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Book-Entry Unit or a Certificate and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange therefor a check denominated in U.S. dollars in the amount of cash equal to the product of (x) the number of Common Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units multiplied by (y) the Merger Consideration. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, as the case may be, formerly represented by such Certificates or Book-Entry Units.

(d) Other Payees. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Unit shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of MLP of transfers of Common Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration as applicable, in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent and MLP shall not be liable to any Common Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders or immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.

(h) Withholding Taxes. Parent, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a Common Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the

4

Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder and under any provisions of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former Common Unitholder in respect of whom such withholding was made.

(i) Tax Characterization of the Merger. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat the Merger as a taxable sale of Common Units, other than those Common Units described in Section 2.1(c). The Parties will prepare and file all applicable Tax Returns consistent with the foregoing and will not take any inconsistent position on any such Tax Return, or during the course of any related audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 2.3 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit or share distribution or dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of such unit or share distribution or dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MLP ENTITIES

Except as disclosed in (a) the MLP SEC Documents filed with the SEC on or after December 31, 2015 and prior to the date of this Agreement (but excluding any disclosure contained in any such MLP SEC Documents under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or similar heading) or (b) the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Schedule”) prior to the execution of this Agreement, the MLP Entities hereby represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of MLP and the General Partner has been duly formed, organized or incorporated and is validly existing and in good standing as a limited partnership, limited liability company, corporation or private company with limited liability, as applicable, under the laws of its jurisdiction of organization, with full power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of MLP and the General Partner is in good standing under the laws of each other jurisdiction which requires such qualification, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) Each of MLP and the General Partner is duly qualified to transact business as a foreign corporation, limited partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

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Section 3.2 Capitalization.

(a) As of the close of business on May 4, 2017, MLP has no partnership interests or other equity interests issued and outstanding and no Common Units held in treasury, other than: (i) 25,975,720 Common Units; (ii) 20,125,000 Subordinated Units; (iii) a 2.0% general partner interest in MLP; and (iv) MLP’s incentive distribution rights. All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of MLP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or other equity interests of MLP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Except as set forth in the MLP Charter Documents, as in effect as of the date of this Agreement, there are no outstanding obligations of MLP to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of MLP.

(c) The General Partner is the sole general partner of MLP with a 2.0% general partner interest in MLP, such interest being represented by general partner units (the “General Partner Units”); such General Partner Units and the general partner interest represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such General Partner Units free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the MLP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Unitholder Approval. The execution, delivery and performance by the MLP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by the GP Board and approved by each of the Conflicts Committee and the GP Board, and the GP Board has, on behalf of MLP and the General Partner, (i) declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to submit this Agreement and the transactions contemplated hereby to a vote of the Unitholders and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the Unitholders. Except for obtaining the Unitholder Approval, no other entity action on the part of the MLP Entities is necessary to authorize the execution, delivery and performance by the MLP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The member of the General Partner has approved this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MLP Entities and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of each of the MLP Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b) Neither the execution and delivery of this Agreement by the MLP Entities nor the consummation by the MLP Entities of the transactions contemplated hereby, nor compliance by the MLP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the Unitholder Approval is obtained, conflict with or violate any provision of the MLP Charter Documents or the General Partner Charter Documents, (ii) assuming

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that the authorizations, consents and approvals referred to in Section 3.4 and the Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the MLP Entities or any of its properties or assets, or except, in the case of clause (ii), for such violations as would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) The affirmative vote or consent of the holders of (i) at least a majority of the outstanding Common Units (excluding Common Units owned by the General Partner or its Affiliates, including the Sponsor Units), as required by the Partnership Agreement, and (ii) at least a majority of the outstanding Subordinated Units, voting as a class, at the Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “Unitholder Approval”) is the only vote or approval of the holders of any class or series of partnership interests, equity interests or capital stock of MLP or any of its Subsidiaries which is necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the MLP Entities and the consummation by the MLP Entities of the transactions contemplated hereby, other than, in the case of this clause (iv), such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.5 Absence of Certain Changes or Events. Since December 31, 2016, there has not occurred any change, effect, event or occurrence that has resulted or would reasonably be likely to result in, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.6 Legal Proceedings. As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge of MLP, no Person has threatened to commence any Proceeding, against an MLP Entity that challenges, or that would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Merger.

Section 3.7 Compliance with Laws.

(a) MLP and its Subsidiaries are, and since the later of December 31, 2015 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) Without limiting the generality of Section 3.7(a), MLP, each of its Subsidiaries, and, to the Knowledge of MLP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, or any other U.S. and foreign anti-corruption Laws that are applicable to MLP or its Subsidiaries; (ii) has not, to the Knowledge of MLP, been given written notice by any Governmental Authority of

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any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of MLP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.8 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to Unitholders, and at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.9 Environmental Matters. Each of the General Partner, MLP and the Subsidiaries of MLP (i) is in compliance with any and all applicable Environmental Laws, (ii) has received and is in compliance with Environmental Permits, (iii) has not received written or oral notice of any actual or potential liability under any Environmental Law, and (iv) is not a party to or affected by any pending or, to the knowledge of any of the General Partner, MLP or the Subsidiaries of MLP, threatened action, suit or proceeding relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Substances, except where such noncompliance or deviation from that described in (i)-(iv) above would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. None of the General Partner, MLP or any Subsidiary of MLP is a named “potentially responsible party” under CERCLA or any other Environmental Laws relating to the remediation of Hazardous Substances.

Section 3.10 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the Unaffiliated Unitholders. MLP has been authorized by the Financial Advisor to permit the inclusion of such fairness opinion in the Proxy Statement.

Section 3.11 Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by MLP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Conflicts Committee. MLP and the General Partner have heretofore made available to Parent a correct and complete copy of their engagement letters with the Financial Advisor, which letters describe all fees payable to the Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and the other agreements with the Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.12 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the MLP Entities nor any other Person makes or has made any express or implied representation or warranty with respect to the General Partner, MLP or its Subsidiaries or with respect to any other information provided to Parent in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the MLP Entities nor any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent in certain “data rooms” or management presentations in expectation of the Merger.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR ENTITIES

Each Sponsor Entity hereby represents and warrants, jointly and severally, to the MLP Entities as follows:

Section 4.1 Organization, Standing and Power.

(a) Parent has been duly organized and is validly existing as a private limited liability company under Dutch law. Merger Sub has been duly organized and is validly existing as a limited liability company under Marshall Islands law.

(b) MLP Partners owns all of the issued and outstanding interests in Merger Sub and such equity interests have been duly authorized and validly issued in accordance with the certificate of formation and limited liability company agreement of Merger Sub and are fully paid and nonassessable; and MLP Partners owns such equity interests free and clear of all Liens. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.2 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, MLP Partners and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the payment of the Merger Consideration, as applicable. The execution, delivery and performance by the Sponsor Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the payment of the Merger Consideration, as applicable, have been duly authorized and approved by the Parent Board, the Management Board of MLP Partners and the Board of Directors of Merger Sub.

(b) Neither the execution and delivery of this Agreement by a Sponsor Entity, nor the consummation by the Sponsor Entities of the transactions contemplated hereby, nor compliance by the Sponsor Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Charter Documents of the Sponsor Entities, and (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Sponsor Entitles or any of their respective properties or assets. On or prior to the date hereof, Parent has provided to MLP an irrevocable unanimous written consent of MLP Partners approving this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, Securities Act, the Exchange Act, other applicable foreign securities law and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) any filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Sponsor Entities and the consummation by the Sponsor Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the ability of the Sponsor Entities to consummate the Merger.

Section 4.4 Legal Proceedings. As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any Proceeding, against Parent or Merger Sub that challenges, or that would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Merger.

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Section 4.5 Sufficiency of Funds. Parent and Merger Sub have, and as of the Effective Time will have, available to them sufficient funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.6 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Sponsor Entities specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to Unitholders, and at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Sponsor Entities make no representation or warranty with respect to information supplied by or on behalf of the MLP Entities for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.7 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent, MLP Partners, Merger Sub nor any other Person makes or has made any express or implied representation or warranty with respect to the Sponsor Entities or with respect to any other information provided to the MLP Entities in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent, MLP Partners, Merger Sub nor any other Person will have or be subject to any liability or other obligation to the MLP Entities or any other Person resulting from the distribution to the MLP Entities (including their Representatives), or the MLP Entities’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the MLP Entities in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Proxy Statement and the Schedule 13E-3; Unitholders Meeting.

(a) As soon as practicable following the date of this Agreement, MLP and Parent shall prepare and file with the SEC the Proxy Statement and the Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). MLP shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Unitholders as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, including by incorporation by reference, the Proxy Statement or the Schedule 13E-3 will be made by any Party without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the MLP or Parent, or any of their respective Affiliates, directors or officers, is discovered by the MLP or Parent that should be set forth in an amendment or supplement to either the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (“Representatives”), on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3 or the transactions contemplated by this Agreement.

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(b) MLP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (the “Unitholders Meeting”) for the purpose of obtaining the Unitholder Approval. Subject to Section 5.3, MLP shall, through the GP Board, recommend to the Unitholders adoption of this Agreement (the “MLP Board Recommendation”) and MLP shall use its commercially reasonable efforts to solicit from the Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the MLP Board Recommendation. Once the Unitholders Meeting has been called and noticed, MLP shall not postpone or adjourn the Unitholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its unitholders or (ii) as reasonably determined by MLP to comply with applicable Law); provided that in no event shall the Unitholders Meeting be adjourned or postponed for longer than ten (10) days without the prior written consent of Parent. In no event shall any matter be submitted to the Unitholders at the Unitholders Meeting other than the matters specifically contemplated by this Agreement without the prior written consent of Parent.

(c) Unless this Agreement is validly terminated in accordance with Article VII, the MLP shall submit this Agreement to the Unitholders for approval at the Unitholders Meeting even if the Conflicts Committee shall have effected an Adverse Recommendation Change.

(d) MLP Partners hereby irrevocably and unconditionally agrees, at any Unitholders Meeting, however called, including any adjournment or postponement thereof, or in connection with any written consent of the Unitholders, it shall, to the fullest extent that the Subordinated Units are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Subordinated Units to be counted as present thereat for purposes of establishing a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Subordinated Units (A) in favor of the approval and adoption of this Agreement, any transactions contemplated by this Agreement and any other matter necessary for the consummation of such transactions submitted for the vote or written consent of the Unitholders; (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the MLP Entities or any of their Subsidiaries contained in this Agreement; and (C) against any action, agreement or transaction that would impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by this Agreement.

Section 5.2 Conduct of Business. Except (a) as expressly permitted by this Agreement, (b) as set forth in Section 5.2 of the MLP Disclosure Schedule, (c) as required by applicable Law, (d) as provided for or contemplated by any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (e) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, MLP shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material Permits and all material insurance policies maintained by MLP and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts. MLP and the General Partner shall not, and MLP shall cause its Subsidiaries and shall cause its Representatives not to, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries, and their Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of

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MLP and its Subsidiaries, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of MLP, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of MLP, or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP or any of its Subsidiaries, other than the transactions contemplated hereby and other than in the ordinary course of business. Without limiting anything in this Section 5.2, it is understood that violations of Sections 5.2 caused by or at the direction of Parent or any of its Affiliates shall not be a violation or breach of this Section 5.2 by MLP and the General Partner.

Section 5.3 Adverse Recommendation Change.

(a) Except as permitted by this Section 5.3, MLP and the General Partner shall not, and shall cause their respective Subsidiaries and the foregoing shall use their commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the MLP Board Recommendation or (ii) fail to include the MLP Board Recommendation in the Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by MLP’s or the General Partner’s Subsidiaries, or MLP’s or the General Partner’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by MLP and the General Partner.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(b), the Conflicts Committee may make an Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the Conflicts Committee may not effect an Adverse Recommendation Change pursuant to the foregoing unless:

(i) the Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to an Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five days prior to the Partnership Unitholder Meeting, in which case the Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “MLP Notice Period”); and

(ii) during the MLP Notice Period, the Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Adverse Recommendation Change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make an Adverse Recommendation Change.

Section 5.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), Parent, on the one hand, and the MLP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries (including, in the case of Parent, MLP Partners) to use) commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the

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Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, (i) each Party (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 business days after the date of this Agreement (unless a later date is mutually agreed to by the Parties) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) MLP and Parent shall each use its commercially reasonable efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the Parties shall use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform each other Party of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit each other Party to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby, and (iv) consult with each other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give each other Party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that Parent shall consult in advance with MLP and in good faith take MLP’s views into account regarding the overall strategy. Subject to Section 5.6(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

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(d) Parent and MLP (including by causing their respective Subsidiaries) agree to use their commercially reasonable efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, nothing in this Agreement shall impose any requirement on Parent, MLP or their respective Affiliates to dispose, transfer, separate or encumber any assets, businesses or operations or agree to any such disposition, transfer or separation of, or any encumbrance (behavioral or otherwise) on or any remedial action with respect to, any assets, businesses or operations, to avoid or eliminate any impediment under any Antitrust Law.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and MLP. Thereafter, neither MLP nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of each other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other relevant securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with each other Party); provided, however, that each Party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or MLP in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to each other Party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as each other Party may reasonably request (including information necessary to prepare the Proxy Statement).

(b) This Section 5.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and each other Party or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such

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information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of each other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify each other Party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to each other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)), and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Parties.

Section 5.7 Notification of Certain Matters. MLP shall give prompt notice to Parent, and Parent shall give prompt notice to MLP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to MLP or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of MLP, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with MLP) serving at the request of or on behalf of MLP, the General Partner or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, to the fullest extent that MLP, the General Partner or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, the Surviving Entity shall honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP Charter Documents and General Partner Charter Documents and the Charter Documents of any Subsidiary of MLP or the General Partner immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity shall, for a period of six years following the

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Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP, the General Partner and their respective Subsidiaries than are presently set forth in the MLP Charter Documents and General Partner Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) The Surviving Entity shall maintain in effect for six years from the Effective Time MLP’s and the General Partner’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of the General Partner obtained prior to the Effective Time, the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by MLP or the General Partner for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If MLP or the General Partner in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 5.8(c), MLP or the General Partner may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that the cost of the “tail policy” shall be borne by the Surviving Entity and in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of MLP, the General Partner, the Surviving Entity, Parent, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity forth in this Section 5.8.

Section 5.9 Securityholder Litigation. MLP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against MLP and/or its officers and directors relating to the transactions contemplated hereby; provided that MLP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10 Tax Matters. The Parties agree that at the Effective Time, each of the MLP and its Subsidiaries is not, and has not been since its formation, a “passive foreign investment company” within the meaning of section 1297 of the Code, and each Party agrees not to take any position or file any Tax Return inconsistent therewith. After the Effective Time, unless otherwise required by applicable Law, the Parent shall not, and shall not cause any of its Affiliates (including the MLP) to, make or change any election for Taxes or amend any Tax Return, in each case relating to a period (or portion thereof) ending prior to the Effective Time.

Section 5.11 Performance by the General Partner and MLP Partners. Parent shall cause MLP Partners, and cause the General Partner to cause MLP and its Subsidiaries, to comply with the provisions of this Agreement.

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Notwithstanding the foregoing, it is understood and agreed that actions or inactions by MLP, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by MLP, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its Representatives.

Section 5.12 Distributions. The General Partner shall declare, and cause the MLP to pay, a cash distribution to Unitholders (including the Unaffiliated Unitholders) for each completed calendar quarter ending prior to the Closing Date in an amount not less than $0.336 per Common Unit per calendar quarter. If a record date for a distribution with respect to any completed calendar quarter has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and the distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Unitholder Approval. The Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement;

(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act or any other Antitrust Law shall have been terminated or shall have expired; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of MLP contained in Section 3.3(a), Section 3.3(c) and Section 3.5, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of MLP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of MLP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. Parent shall have received a certificate signed on behalf of the General Partner by an executive officer of the General Partner to such effect.

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(b) Performance of Obligations of the MLP Entities. The MLP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the General Partner by an executive officer of the General Partner to such effect.

(c) No MLP Material Adverse Effect. Since the date of this Agreement there shall not have been any MLP Material Adverse Effect.

Section 6.3 Conditions to Obligations of MLP and the General Partner to Effect the Merger. The obligations of MLP and the General Partner to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Sponsor Entities contained in Section 4.2(a), shall be true and correct in all respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Sponsor Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth in any individual such representation or warranty) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement, including the Merger. MLP shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.

(b) Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the MLP Entities or the Parent may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of MLP and Parent duly authorized by each of the Conflicts Committee and the Parent Board, respectively.

(b) by either of Parent or, following authorization by the Conflicts Committee, MLP:

(i) if the Closing shall not have been consummated on or before October 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a Party if the inability to satisfy such condition was due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement or (y) to a Party if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

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(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement;

(iii) if the Unitholders Meeting shall have concluded and the Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to a terminating Party where the failure to obtain the Unitholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement; or

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred; or

(ii) if MLP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of MLP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by MLP within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by MLP if a Sponsor Entity shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Sponsor Entities set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured by the applicable Sponsor Entity within 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) (i) if an MLP Entity is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) without such termination first being authorized by the Conflicts Committee.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 and Section 7.3, and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any MLP Entity or Parent or MLP Partners or their respective directors, officers and Affiliates, except (a) MLP, Parent, Merger Sub and/or MLP Partners may have liability as provided in Section 7.3, and (b) nothing shall relieve any Party from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any Party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses. Whether or not the Merger is consummated, all reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses; provided,

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that expenses relating to the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval shall be paid 50% by Parent and 50% by MLP. This Section 7.3 shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 7.2, Section 7.3 and this Article VIII shall survive termination of this Agreement.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Unitholder Approval by written agreement of the Parties; provided, however, that (i) following approval of the Merger and the other transactions contemplated hereunder by the Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders without such approval and (ii) MLP may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the Unaffiliated Unitholders. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP or the GP Board or of Parent or the Parent Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board and Parent Board, as applicable.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any MLP Entity or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the MLP Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the Unitholders to receive the Merger Consideration after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws that would apply any other law.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and, to the fullest extent permitted by Law, agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this

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Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent or MLP Partners, to:

VTTI B.V.

K.P. van der Mandelelaan 130

3062 MB Rotterdam, The Netherlands

Phone: +31 10 453 20 20

Attn.: Robert Nijst, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn: Sean T. Wheeler

 Ryan J. Maierson

If to the MLP Entities, to:

VTTI Energy Partners LP

Warwick House

25-27 Buckingham Palace Road

London SW1W 0PP

United Kingdom

Phone: +44 20 3772 0110

Attn: Robert Nijst, Chief Executive Officer

with a copy to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Fax No.: (713) 437-5370

Attn: Will Anderson

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or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or any of their respective Affiliates (unless such Affiliate is expressly a Party) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative

23

meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, MLP and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates be considered Affiliates of MLP or its Subsidiaries.

“Antitrust Laws” means the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles and, where relevant, the memorandum of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s equity interests or of any rights in respect of that entity’s equity interests.

“Common Unit” means a Common Unit as defined in the Partnership Agreement. The term “Common Unit” does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms of the Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Contract” means a debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Charter Documents” means, collectively, the certificate of formation of the General Partner, and the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended or supplemented from time to time.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

24

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means the actual knowledge of those individuals listed on Section 8.13 of the MLP Disclosure Schedule.

“Liens” means, collectively, liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as provided under the Securities Act and the “blue sky” laws of the various States of the United States).

“Long-Term Incentive Plan” means the VTTI Energy Partners LP 2014 Long-Term Incentive Plan, filed with the SEC on July 3, 2014, as amended from time to time and including any successor or replacement plan or plans.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Marshall Islands LLC Act” mean the Marshall Islands Limited Liability Company Act, as amended.

“Material Contract” means any Contract that would be required to be filed by MLP as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“MLP Charter Documents” means MLP’s certificate of limited partnership and the Partnership Agreement.

“MLP Material Adverse Effect” means, when used with respect to MLP, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the MLP and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States, the Netherlands or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the MLP or its Subsidiaries operate; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the Parties’ obligations under Section 5.5) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “MLP Material Adverse Effect” in Section 3.3(b)); (iii) any change in the market price or trading volume of the limited partnership interests or other equity securities of the MLP (it being understood and agreed that the foregoing shall not preclude any other Party from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an MLP Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to the MLP or its Subsidiaries or applicable accounting regulations or principles or the

25

interpretation thereof that materially affects this Agreement or the transactions contemplated hereby; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of the MLP or its Subsidiaries (on their own or on behalf of the MLP or its Subsidiaries) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of crude oil, refined petroleum products, liquefied petroleum gas, or other commodities; (viii) any failure of the MLP to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an MLP Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be an MLP Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the MLP and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and geographic areas in which the MLP and its Subsidiaries operate.

“MLP SEC Documents” means, collectively, all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the MLP and its Subsidiaries since December 31, 2015, including all exhibits and schedules thereto and documents incorporated by reference therein.

“NYSE” means the New York Stock Exchange.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of VTTI Energy Partners LP, as amended or supplemented from time to time.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case, whether, civil, criminal, administrative, investigative, or otherwise.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Special Approval” means “Special Approval” as defined in the Partnership Agreement.

“Subordinated Units” means a Subordinated Unit as defined in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such

26

Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the limited liability company interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. When used with respect to Parent, the term “Subsidiary” shall not include the MLP Entities or their respective Subsidiaries unless otherwise provided specifically in this Agreement.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unaffiliated Unitholders” means Unitholders other than Parent, MLP Partners and their respective Affiliates.

“Unitholders” means the Common Unitholders and the holders of Subordinated Units.

[signature pages follows]

27

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

VTTI B.V.

By: /s/ R. Yilmaz
Name: R. Yilmaz
Title:

MLP PARTNERS:

VTTI MLP PARTNERS B.V.

By: /s/ R. Yilmaz
Name: R. Yilmaz
Title:

MERGER SUB:

VTTI MERGER SUB LLC

By: /s/ Francis M. Brenner
Name: Francis M. Brenner
Title:

[Signature Page to Agreement and Plan of Merger]

MLP:

VTTI ENERGY PARTNERS LP

By: VTTI ENERGY PARTNERS GP LLC
Its general partner

By:	/s/ Robert Abbott

Name:	Robert Abbott

Title:	Chief Financial Officer

GENERAL PARTNER:

VTTI ENERGY PARTNERS GP LLC

By:	/s/ Robert Abbott

Name:	Robert Abbott

Title:	Chief Financial Officer

ANNEX B:

OPINION OF EVERCORE GROUP L.L.C.

ANNEX B

May 5, 2017

The Conflicts Committee of the Board of Directors of

VTTI Energy Partners GP LLC, the general partner of

VTTI Energy Partners LP

Warwick House, 25-27 Buckingham Palace Road

London, SW1W 0PP

Members of the Conflicts Committee of the Board of Directors:

We understand that VTTI Energy Partners LP, a Marshall Islands limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among VTTI B.V., a private limited liability company organized in the Netherlands (“Parent”), VTTI MLP Partners B.V., a private limited liability company organized in the Netherlands and a direct wholly owned subsidiary of Parent (“MLP Partners”), VTTI Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of MLP Partners (“Merger Sub”), the Partnership and VTTI Energy Partners GP LLC, a Marshall Islands limited liability company and the general partner of Partnership (“VTTI GP”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned indirect subsidiary of the Parent (the “Merger”). As a result of the Merger, each outstanding common unit representing limited partner interests of the Partnership (each, a “Common Unit”) held by unitholders other than MLP Partners shall be converted into the right to receive $19.50 per Common Unit in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee of the Board of Directors of VTTI GP (the “Committee”) has asked us whether, in our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. For purposes of this opinion, the term “Unaffiliated Unitholders” means the holders of outstanding Common Units, other than the Parent, MLP Partners and their respective affiliates.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly-available historical operating and financial information relating to the Partnership that we deemed relevant, including the Annual Report on Form 20-F for the year ended December 31, 2016, preliminary financial results as filed on Form 6-K for the quarters ended December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016, the Prospectus Supplement dated August 8, 2016 and certain reports on Form 6-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since January 1, 2016;

(ii)	reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Partnership prepared and furnished to us by management of the Partnership;

(iii)	prepared and reviewed certain sensitivity cases (the “Sensitivity Cases”) with respect to the projected financial and operating data and assumptions relating to the Partnership which we deemed relevant, including sensitivities related to the rates utilized to project uncontracted revenues;

(iv)	discussed the Sensitivity Cases and their underlying assumptions with management of the Partnership;

(v)	discussed the current operations of the Partnership and the historical and projected financial and operating data and assumptions relating to the Partnership with management of the Partnership (including management’s views on the risks and uncertainties of achieving such projections);

(vi)	reviewed publicly-available research analyst estimates for the Partnership’s future financial performance;

The Conflicts Committee of the Board of Directors

of VTTI Energy Partners GP LLC

May 5, 2017

(vii)	performed discounted cash flow analyses on the Partnership based on forecasts and other data provided by management of the Partnership and the Sensitivity Cases based thereon;

(viii)	performed a discounted distributions analysis based on forecasts and other data provided by management of the Partnership and the Sensitivity Cases based thereon;

(ix)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Merger utilizing forecasts and other data provided by management of the Partnership and the Sensitivity Cases based thereon;

(x)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly-traded partnerships and companies that we deemed relevant;

(xi)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Merger;

(xii)	reviewed the Omnibus Agreement, dated as of August 6, 2014, among Parent, the Partnership, VTTI GP, MLP Partners, VTTI MLP Holdings Ltd, VTTI MLP B.V., Vitol Holding B.V. and MISC Berhad, as amended, including Article IV (Right of First Offer) therein;

(xiii)	reviewed the draft Merger Agreement, dated May 4, 2017; and

(xiv)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us and upon the assurances of the management of the Partnership that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future financial performance of the Partnership under the assumptions stated therein. Based upon public statements to that effect from the Parent and statements to that effect from Partnership management, we have assumed the Parent will not execute any further dropdowns to the Partnership of additional assets or equity interests in VTTI MLP B.V. (“VTTI Operating”). We express no view as to the projected financial and operating data or any judgments, estimates or assumptions on which they are based. With respect to the estimated tax liability calculations relating to the Partnership, we have assumed they have been reasonably and accurately prepared by the Partnership and their outside advisors.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Merger Agreement will be executed and delivered (in the draft form reviewed by us), that the representations and warranties of each party contained in the Merger Agreement (in the draft form reviewed by us) are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and applicable law and governing documents of each of the Partnership and the Parent, and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed, with your consent, that the Merger and transactions related to the Merger Agreement will be consummated in accordance with their terms, without waiver, modification or further amendment of any material term, condition or agreement and that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership, the Parent or the

The Conflicts Committee of the Board of Directors

of VTTI Energy Partners GP LLC

May 5, 2017

consummation of the Merger, or materially reduce the benefits of the Merger to the Partnership or the Parent. We have assumed that the final version of the Merger Agreement will conform in all material respects to the draft reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to any other persons or the holders of any other securities, creditors or other constituencies of the Partnership, nor any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or any of the other parties to the Merger Agreement or any affiliates thereof, or any classes of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Committee or to any other persons in respect of the Merger. We express no opinion herein as to the price at which the Common Units will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the management of the Partnership and their advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion. The Partnership has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In August 2016, we provided financial advisory services to the Committee with respect to a contribution of incremental interests in VTTI Operating to the Partnership by the Parent for which we received a fee and reimbursement of expenses. In June 2015, we provided financial advisory services to the Committee with respect to a contribution of interests in VTTI Operating to the Partnership by the Parent for which we received a fee and reimbursement of expenses. Except as described above, during the two-year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Partnership, the Parent or any of their respective affiliates, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Partnership, the Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership and the Parent and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Conflicts Committee of the Board of Directors

of VTTI Energy Partners GP LLC

May 5, 2017

This letter, and the opinion expressed herein is addressed to, and is for the information and benefit of, the Committee in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an opinion committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written approval in each instance or except in accordance with the terms of the engagement letter, dated April 11, 2017, among the Partnership, the Committee and Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

ANNEX C

VTTI ENERGY PARTNERS LP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF VTTI ENERGY PARTNERS GP LLC

FOR THE SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON                    , 2017

The undersigned hereby appoints Rob Abbott and Talitha Fernandez (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the common units of VTTI Energy Partners LP (the “Partnership”) that the undersigned is entitled to vote (the “Common Units”) at the special meeting of unitholders of the Partnership to be held at                      on                     , 2017 at                      (local time), and at any adjournments and/or postponements thereof. Such Common Units shall be voted as indicated with respect to the Proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE COMMON UNITS REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	X

THE BOARD OF DIRECTORS OF VTTI ENERGY PARTNERS GP LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1. The Merger Proposal –	FOR	AGAINST	ABSTAIN	2. The Adjournment Proposal –	FOR	AGAINST	ABSTAIN

         To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated May 8, 2017 (the “Merger Agreement”), by and among VTTI Energy Partners LP (the “Partnership”), VTTI Energy Partners GP LLC, the general partner of MLP, VTTI B.V. (“Parent”), VTTI MLP Partners B.V., a direct wholly owned subsidiary of Parent (“MLP Partners”), and VTTI Merger Sub LLC, a direct wholly owned subsidiary of MLP Partners (“Merger Sub”), as such agreement may be amended from time to time, and the transactions contemplated thereby, including the merger of Merger Sub with and into MLP, with MLP surviving as a Marshall Islands limited partnership and as an indirect wholly owned subsidiary of Parent (the “Merger”); and

	☐	☐	☐

         To consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

					☐	☐	☐

Dated:                                 , 2017

(Signature)

(Signature if held jointly)

Signature should agree with name printed hereon. If securities are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.